UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant	☑
Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

WASTE CONNECTIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The Woodlands, Texas
April 1, 2014

Dear Stockholders:

You are cordially invited to attend the Waste Connections, Inc. Annual Meeting of Stockholders on Friday, May 16, 2014, at 10:00 a.m. (Central Daylight Time). The annual meeting will be held at Waste Connections’ corporate headquarters at 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380. Directions to Waste Connections’ corporate headquarters appear on the back cover of this notice of annual meeting and proxy statement.

The matters to be acted upon are described in the accompanying notice of annual meeting and proxy statement. As always, we are looking forward to meeting our stockholders in person, and responding to any questions you may have about the company.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy in order to ensure the presence of a quorum. You may do so by returning your proxy card by mail or, pursuant to instructions you receive from your bank or broker, by using the Internet or your telephone. If you attend the annual meeting, you will have the right to revoke any proxy you previously submitted and vote your shares in person.

Very truly yours,

Ronald J. Mittelstaedt
Chief Executive Officer and Chairman

Waste Connections, Inc.

3 Waterway Square Place, Suite 110
The Woodlands, Texas 77380

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Waste Connections, Inc. will be held on Friday, May 16, 2014, at 10:00 a.m. (Central Daylight Time). The annual meeting will be held at Waste Connections’ corporate headquarters at 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380, for the following purposes:

1.	To elect Robert H. Davis to serve as a Class I director for a term of three years and until his successor has been duly elected and qualified, which is RECOMMENDED by our Board of Directors;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, which is RECOMMENDED by our Board of Directors;
3.	To approve on a non-binding, advisory basis the compensation of our named executive officers as disclosed in this proxy statement (“say on pay”), which is RECOMMENDED by our Board of Directors;
4.	To approve the adoption of the 2014 Incentive Award Plan, which is RECOMMENDED by our Board of Directors; and
5.	To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

Only stockholders of record of Waste Connections common stock at the close of business on March 17, 2014, are entitled to receive notice of and to vote at the Annual Meeting of Stockholders or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on May 16, 2014

Our 2014 Proxy Materials and Annual Report to Stockholders for the 2013 fiscal year are available at http://wasteconnections.investorroom.com/proxy-information.

Stockholders of record may vote their proxies by signing, dating and returning a proxy card. If your shares are held in the name of a bank or broker, you may be able to vote on the Internet or by telephone. Please follow the instructions on the form you receive. The method by which you decide to vote will not limit your right to vote at the Annual Meeting of Stockholders. If you later decide to attend the Annual Meeting of Stockholders, you may revoke your previously submitted proxy and vote your shares in person.

By Order of the Board of Directors,

Patrick J. Shea
Secretary

April 1, 2014

Your vote is important.  Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy as promptly as possible in order to ensure your representation at the annual meeting.

PROXY STATEMENT

i

ii

Waste Connections, Inc.

3 Waterway Square Place, Suite 110
The Woodlands, Texas 77380

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

About this Proxy Statement

We sent you these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting of Stockholders of Waste Connections, Inc., or the company. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission, or the SEC, and that is designed to assist you in voting your shares.

We will bear the costs of soliciting proxies from our stockholders. In addition to soliciting proxies by mail, our directors, officers and employees, without receiving additional compensation, may solicit proxies by telephone or in person.

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need electronically, which is more environmentally friendly and reduces our costs to print and distribute these materials. On or about April 3, 2014, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement for our 2014 Annual Meeting of Stockholders and Annual Report to Stockholders for the fiscal year 2013. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. We will not mail the Notice to stockholders who have previously elected to receive a paper copy of the proxy materials. On or about April 3, 2014, we will also first mail this proxy statement and a proxy card to certain stockholders.

The Securities and Exchange Commission permits us to deliver a single Notice to one address shared by two or more stockholders. This delivery method is referred to as “householding” and helps reduce our printing costs and postage fees. Under this procedure, we deliver a single package containing Notices to multiple stockholders who share an address. If you do not wish to participate in householding in the future, and prefer to receive separate Notices, please contact: Broadridge Financial Solutions, Attention Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone 1-800-542-1061. If you are currently receiving multiple Notices and wish to receive only one Notice for your household, please contact Broadridge. If you wish to receive a separate copy of this proxy statement and our Annual Report, please send a written request to the Secretary of Waste Connections, Inc., 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380.

Who May Vote

Every holder of Waste Connections common stock, as recorded in our stock register at the close of business on March 17, 2014, may vote at the annual meeting. As of March 17, 2014, 123,947,441 shares of our common stock were outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share of our common stock held by the stockholder.

Voting and Revocation

You may receive more than one proxy card and/or Notice depending on how you hold your shares. You should complete and return each proxy card or other voting instruction request provided to you.

Registered Holders

If you are a registered holder of our common stock as of the record date, you will be able to vote your proxy by mail by signing, dating and mailing a proxy card in the postage-paid envelope provided. You may also attend the annual meeting and vote in person.

Even if you vote your proxy by mailing a proxy card, you may revoke your proxy and cast a new vote at the annual meeting, if we are able to verify that you are a registered holder of our common stock, by filing a notice revoking the prior proxy and then voting in person. You may also change your vote before the annual meeting by properly submitting another proxy bearing a later date or by delivering a letter revoking the proxy to our Corporate Secretary at: Waste Connections, Inc., 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380. The proxy with the latest date properly submitted by you before voting is closed at the annual meeting will be counted.

Shares Held in Street Name

If you have selected a broker, bank or other intermediary to hold your shares rather than having them directly registered in your name with our transfer agent, Wells Fargo Bank, N.A., you will receive instructions from your broker, bank or other intermediary on the procedure to follow to vote your shares. Your broker, bank or other intermediary also may permit you to vote your proxy by telephone or the Internet. Please be aware that beneficial owners of shares held by brokers, banks or other intermediaries may not vote their shares in person at the annual meeting unless they first obtain a written authorization to do so from their broker, bank or other intermediary and can only change or revoke previously issued voting instructions pursuant to instructions provided by their broker, bank or other intermediary. We urge you to vote by following the instructions of your broker, bank or other intermediary.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the annual meeting in the manner you direct.

If you sign your proxy card but do not give voting instructions, we will vote your shares as follows:

•	in favor of our director nominee;
•	in favor of the ratification of the appointment of the independent registered public accounting firm;
•	in favor of the non-binding, advisory approval of the compensation of our named executive officers as disclosed in this proxy statement (also known as say on pay); and
•	in favor of the proposal to approve the adoption of the 2014 Incentive Award Plan.

For any other matters that may properly come before the annual meeting, your shares will be voted at the discretion of the proxy holders. You may vote for or against our director nominee. You may also vote for or against the other proposals, or you may abstain from voting.

Quorum

In order to carry on the business of the annual meeting, we must have a quorum. This means that at least a majority of the outstanding shares entitled to vote as of the close of business on the record date must be present at the annual meeting, either by proxy or in person.

Abstentions and broker non-votes are counted as present and entitled to vote at the annual meeting for purposes of determining whether we have a quorum. A broker non-vote occurs when a broker signs and returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Required Vote

The affirmative vote of a majority of the votes cast by holders of the shares present, either in person or by proxy, and entitled to vote is required for the election of the director nominee.

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the shares present, either by proxy or in person, and entitled to vote.

The affirmative vote of a majority of the shares present, either by proxy or in person, and entitled to vote, is required to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

The affirmative vote of a majority of the votes cast by holders of the shares present, either in person or by proxy, and entitled to vote is required to approve the adoption of our 2014 Incentive Award Plan.

Except with respect to the election of our director nominee, abstentions have the same effect as a vote against a matter because they are considered present and entitled to vote, but are not voted. Broker non-votes, if any, will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, abstentions and broker non-votes will have no effect on the outcome of the vote for the election of our director nominee.

Attending in Person

Only stockholders, their proxy holders and our invited guests may attend the annual meeting. If you plan to attend, please bring identification and, if you hold shares in street name, you should bring your bank or broker statement showing your beneficial ownership of our stock in order to be admitted to the annual meeting.

Counting the Vote

We will use an automated system administered by our transfer agent to tabulate the votes at the annual meeting. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of common stock if the broker or nominee has not received instructions from the beneficial owner or other person entitled to vote.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and in our periodic reports on Form 10-Q and Form 8-K filed with the SEC.

PROPOSAL 1 — ELECTION OF DIRECTOR

Our Board of Directors is currently composed of five directors and is divided into three classes. One class is elected each year for a three-year term. Our Board of Directors has nominated Robert H. Davis for reelection to the Board of Directors to serve as a Class I Director until the Annual Meeting of Stockholders to be held in 2017 and until his successor has been duly elected and qualified. Proxies will be voted, unless otherwise indicated, for the reelection of Mr. Davis to the Board of Directors. Proxies will be voted in a discretionary manner if Mr. Davis is unable to serve. Mr. Davis is currently a director of Waste Connections.

Certain information about Mr. Davis and the directors serving in Class II and Class III, whose terms expire in future years, is set forth below.

Name, Background and Qualifications	Age	Director Since
Nominee for Class I Director for Term Expiring in 2017
Robert H. Davis has been the Managing Partner/President of Rubber Recovery Inc., a private, California-based scrap tire processing and recycling company, since July 2006. Mr. Davis is the conceptual founder and a member of the external advisory board of the Global Waste Research Institute at California Polytechnic State University (“Cal Poly”). He served as President of Waste Systems International, Inc., a turnkey solid waste management systems provider of environmentally acceptable solutions to developing countries, from November 2007 to 2009. From 2007 to 2010, he was a member of the board of effENERGY LLC, an alternative energy company. Prior to acquiring his ownership interest in Rubber Recovery Inc., Mr. Davis was President, Chief Executive Officer and a Director of GreenMan Technologies, Inc., a publicly traded tire shredding and recycling company, from 1997 to 2006. Prior to joining GreenMan, Mr. Davis served as Vice President of Recycling for Browning-Ferris Industries, Inc., from 1990 to 1997. A 40-year veteran of the solid waste and recycling industry, Mr. Davis has also held executive positions with Fibres International, Garden State Paper Company and SCS Engineers, Inc. Mr. Davis holds a B.S. degree in Mathematics from Cal Poly, has done graduate work at George Washington University in Solid Waste Management, and has engaged in continuing education at Stanford University Law School in Corporate Governance. In 2009, Mr. Davis was honored as Alumni of the Year for the College of Science/Mathematics at Cal Poly. Since 2008, Mr. Davis has served on the Dean’s Executive Advisory Committee for the College of Engineering, and since 2010, he has served on the Dean’s Executive Advisory Committee for the College of Science and Mathematics.	71	2001
We believe that Mr. Davis’ qualifications to serve on our Board of Directors include his past experience on our Board of Directors, his substantial experience in the solid waste and recycling industries, his considerable involvement in sustainability initiatives, his general experience with environmental matters, his government relations experience and his prior experience as a director of another publicly traded company.

Name, Background and Qualifications	Age	Director Since
Class II Directors Continuing in Office — Terms Expiring in 2015
Michael W. Harlan is currently Chief Executive Officer of Principle Energy Services, LLC, a private equity backed oilfield services company that provides engineered noise mitigation solutions for oil and natural gas drilling, completions and production and operates throughout several major oil and natural gas shale basins across the United States. Mr. Harlan also serves as President of Harlan Capital Advisors, LLC, a private consulting firm focused on advising companies on strategic planning, mergers and acquisitions, debt and equity investments and capital-raising initiatives. Prior to forming Harlan Capital Advisors, Mr. Harlan served as President and Chief Executive Officer of U.S. Concrete, Inc., a publicly traded producer of concrete, aggregates and related concrete products to all segments of the construction industry, from May 2007 until August 2011. From April 2003 until May 2007, Mr. Harlan served as Executive Vice President and Chief Operating Officer of U.S. Concrete, Inc. He also served as Chief Financial Officer of U.S. Concrete from May 1999 until November 2004 after founding U.S. Concrete in August 1998. Mr. Harlan also served as a Director of U.S. Concrete from June 2006 until August 2011. U.S. Concrete, Inc. operated under the provisions of Chapter 11 of the United States Bankruptcy Code from April 29, 2010 until confirmation of its plan of reorganization on August 31, 2010. Prior to founding U.S. Concrete, Mr. Harlan held several senior financial positions with public companies, including chief financial officer, treasurer and controller. Mr. Harlan began his career with an international public accounting firm. Mr. Harlan previously served on the Board of Trustees for the RMC Research and Education Foundation, where he is the immediate past Chairman of the Board, the Board of Directors of the National Steering Committee for the Concrete Industry Management education program, and the Board of Directors and Executive Committee of the National Ready Mixed Concrete Association. In August 2013, Mr. Harlan joined the Board of Directors of Travis Acquisition, LLC, the parent of Travis Body & Trailer, Inc., a manufacturer of specialized trailers used in the construction, environmental services, agriculture and energy industries in the United States. Mr. Harlan also serves on the University of Houston Honors College Advisory Board. Mr. Harlan is a Certified Public Accountant and graduated summa cum laude from the University of Mississippi with a Bachelor of Accounting degree.	53	1998
We believe that Mr. Harlan’s qualifications to serve on our Board of Directors include his past experience on our Board of Directors, his substantial experience in the solid waste industry, his significant experience in accounting and financial matters, including his extensive experience as a certified public accountant, his substantial experience with growth-oriented companies, and his experience as a director of another publicly traded company.

Name, Background and Qualifications	Age	Director Since
William J. Razzouk has been Chairman, President and Chief Executive Officer of Newgistics, Inc. since March 2005. Mr. Razzouk has also served as a Director of Newgistics, Inc. since March 2005. Newgistics, Inc. is a provider of end-to-end e-commerce technology and logistics solutions to leading retail brands and direct-to-consumer marketers, including website platforming, software integration, implementation, hosting, order fulfillment and parcel delivery and returns. From August 2000 to December 2002, he was a Managing Director of Paradigm Capital Partners, LLC, a venture capital firm in Memphis, Tennessee focused on meeting the capital and advisory needs of emerging growth companies. From September 1998 to August 2000, he was Chairman of PlanetRx.com, an e-commerce company focused on healthcare and sales of prescription and over-the-counter medicines, health and beauty products and medical supplies. He was also Chief Executive Officer of PlanetRx.com from September 1998 until April 2000. From April 1998 until September 1998, Mr. Razzouk owned a management consulting business and an investment company that focused on identifying strategic acquisitions. From September 1997 until April 1998, he was the President, Chief Operating Officer and a Director of Storage USA, Inc., a then publicly traded (now private) real estate investment trust that owned and operated more than 350 mini storage warehouses. He served as the President and Chief Operating Officer of America Online from February 1996 to June 1996. From 1983 to 1996, Mr. Razzouk held various management positions at Federal Express Corporation, most recently as Executive Vice President, Worldwide Customer Operations, with full worldwide P&L responsibility. Mr. Razzouk previously held management positions at ROLM Corporation, Philips Electronics and Xerox Corporation. He previously was a Director of Fritz Companies, Inc., Sanifill, Inc., Cordis Corp., Storage USA, PlanetRx.com, America Online and La Quinta Motor Inns. Mr. Razzouk holds a Bachelor of Journalism degree from the University of Georgia.	66	1998
We believe that Mr. Razzouk’s qualifications to serve on our Board of Directors include his past experience on our Board of Directors, his significant experience in corporate financial matters, his experience in the solid waste industry, his substantial experience with growth-oriented companies, and his prior experience as a director of other publicly traded companies.

Name, Background and Qualifications	Age	Director Since
Class III Directors Continuing in Office — Terms Expiring in 2016
Edward E. “Ned” Guillet has been an independent human resources consultant since January 2007. From October 2005 until December 2006, he was Senior Vice President, Human Resources for the Gillette Global Business Unit of The Procter & Gamble Company, a position he held subsequent to the merger of Gillette with Procter & Gamble. From July 2001 until September 2005, Mr. Guillet was Senior Vice President, Human Resources and an executive officer of The Gillette Company, a global consumer products company. He joined Gillette in 1974 and held a broad range of leadership positions in its human resources department. Mr. Guillet has been a Director of CCL Industries Inc., a manufacturer of specialty packaging and labeling solutions for the consumer products and healthcare industries, since 2008, where he also serves as the Chairman of the Board of Directors’ Human Resources Committee and a member of its Nominating and Governance Committee. Mr. Guillet is a former member of Boston University’s Human Resources Policy Institute. He holds a B.A. degree in English Literature and Secondary Education from Boston College.	62	2007
We believe that Mr. Guillet’s qualifications to serve on our Board of Directors include his past experience on our Board of Directors, his substantial experience with human resources and personnel development matters, the positions he has held with other publicly traded companies and his experience as a director of another publicly traded company.
Ronald J. Mittelstaedt has been Chief Executive Officer and a Director of Waste Connections since the company was formed in September 1997, and was elected Chairman in January 1998. Mr. Mittelstaedt was also President of the company from Waste Connections’ formation through August 2004. Mr. Mittelstaedt has more than 24 years of experience in the solid waste industry. He holds a B.A. degree in Business Economics with a finance emphasis from the University of California at Santa Barbara.	50	1997
We believe that Mr. Mittelstaedt’s qualifications to serve on our Board of Directors include his more than 24 years of experience in the solid waste industry, including as our founder, our Chief Executive Officer and a director since the company was formed in 1997 and our Chairman since 1998.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” THE REELECTION OF MR. DAVIS TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Guidelines, Committee Charters and Code of Conduct and Ethics

As part of our ongoing commitment to good corporate governance, we have adopted Corporate Governance Guidelines and charters for the Committees of the Board of Directors to promote the effective functioning of our Board of Directors and its Committees, to promote the interests of stockholders and to ensure a common set of expectations concerning how the Board of Directors, its Committees and management should perform their respective functions. We have also adopted a Code of Conduct and Ethics that applies to all of our directors, officers and employees. Copies of our Corporate Governance Guidelines and our Code of Conduct and Ethics are available on our website at www.wasteconnections.com. A copy of either may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380.

Board of Directors and Committees

Our Board of Directors held seven meetings during 2013, five of which were regularly scheduled. Three of the seven meetings were held telephonically. The Board of Directors has five standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Special Equity Award Committee and the Nominating and Corporate Governance Committee. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he served in 2013. Our policy on director attendance at Annual Meetings of Stockholders is that directors are invited but not required to attend. Two directors, Mr. Mittelstaedt, the Chairman of the Board, and Mr. Harlan, the company’s lead independent director and chairman of the Audit Committee, attended the Annual Meeting of Stockholders in 2013.

The Executive Committee, whose chairman is Mr. Mittelstaedt and whose other current members are Messrs. Harlan and Razzouk, met once in 2013. The Executive Committee is authorized to exercise all of the powers and authority of the Board of Directors in managing our business and affairs, other than to authorize matters required by Delaware law to be approved by the stockholders, and other than adopting, amending or repealing any of our Bylaws. Between meetings of the Board of Directors, the Executive Committee approves all acquisitions and divestitures by us for stock and all acquisitions and divestitures by us for cash or other consideration in excess of $10.0 million.

The Board of Directors has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Audit Committee, whose chairman is Mr. Harlan and whose other current members are Messrs. Razzouk and Davis, met five times in 2013. The Board of Directors has determined that all of the members of the Audit Committee are “financially literate” within the meaning of New York Stock Exchange listing standards. The Board of Directors has also determined that Mr. Harlan is an “audit committee financial expert” as defined under the Securities and Exchange Commission rules. The committee’s duties are discussed below under “Audit Committee Report.”

The Compensation Committee, whose chairman is Mr. Razzouk and whose other current members are Messrs. Harlan and Guillet, met eight times in 2013. This committee is responsible for establishing our executive officer compensation policies and administering such policies. The Compensation Committee studies, recommends and implements the amount, terms and conditions of payment of any and all forms of compensation for our directors and executive officers; approves and administers any guarantee of any obligation of, or other financial assistance to, any officer or other employee; and approves the grant of options, warrants, restricted stock and other forms of equity incentives to officers, directors, employees, agents and consultants. See “Executive Compensation — Compensation Discussion and Analysis” for more information regarding compensation and the Compensation Committee.

The Special Equity Award Committee, which the Board of Directors established on October 25, 2005, is empowered with separate but concurrent authority with the Compensation Committee to make awards to all eligible individuals — typically new hires — under the company’s various equity incentive plans, subject to certain exceptions and limitations set by the Board of Directors. The Special Equity Award Committee may not, for example, grant annual awards to the company’s employees, officers, directors and consultants, which are typically authorized by the Compensation Committee annually in February; the committee may not grant awards to the company’s executive officers or directors; and the committee may not grant more than 10,000 options and warrants or more than 5,000 shares of restricted stock or restricted stock unit awards to an eligible individual in any given calendar year. Mr. Mittelstaedt is the chair and sole member of the Special Equity Award Committee.

The Nominating and Corporate Governance Committee, whose chairman is Mr. Guillet and whose other current members are Messrs. Davis and Razzouk, met four times in 2013. This committee is responsible for recommending director nominees to the Board of Directors and developing and implementing corporate governance principles.

Current copies of the Audit Committee Charter, the Compensation Committee Charter and the Nominating and Corporate Governance Committee Charter, each of which our Board of Directors has adopted, are available on our website at www.wasteconnections.com. A copy of each charter may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380.

The Board’s Role in Oversight of Risk

The Board of Directors and its committees have an active role in overseeing management of the company’s risks. The Board regularly reviews information from members of senior management regarding the company’s financial performance, balance sheet, credit profile and liquidity, as well as the risks associated with each. The Board also receives reports from members of senior and regional management on areas of material risk to the company, including market-specific, operational, legal, regulatory and strategic risks. The Compensation Committee of the Board of Directors assesses and monitors risks relating to the company’s executive officer compensation policies and practices. The Audit Committee of the Board of Directors oversees management of financial, financial reporting and internal controls risk. The Nominating and Corporate Governance Committee of the Board of Directors is responsible for overseeing the management of risks associated with the independence of the Board of Directors and potential conflicts of interest.

Director Independence; Lead Independent Director

The Board of Directors has determined that each of Messrs. Harlan, Razzouk, Davis and Guillet is “independent” within the meaning of the standards set forth in our Corporate Governance Guidelines. Messrs. Davis, Harlan and Razzouk together make up the Board’s Audit Committee. Messrs. Guillet, Harlan and Razzouk together make up the Board’s Compensation Committee. Messrs. Davis, Guillet and Razzouk together make up the Board’s Nominating and Corporate Governance Committee.

The Board selects its Chairman and the company’s Chief Executive Officer in any way it considers to be in the best interest of the company. The Board has determined that its stockholders are best served by having Ronald J. Mittelstaedt, the company’s founder and current Chief Executive Officer, also serve as chairman of the Board. Mr. Mittelstaedt has held the positions of Chairman of the Board and Chief Executive Officer since January 1998.

In the event that Mr. Mittelstaedt no longer serves as both Chairman and Chief Executive Officer, it is the Board’s policy that the positions of Chairman and Chief Executive Officer be held by separate persons.

To ensure the strength and independence of the Board, the independent, non-employee directors typically meet in an executive session, without management, at each of our five regularly scheduled Board of Directors meetings. Furthermore, when the Chairman is an affiliated director or a member of the company’s management, or when the independent directors determine that it is in the best interests of the company, the independent directors will appoint from among themselves a lead independent director. The Board has designated the chairman of the Audit Committee, currently Mr. Harlan, as the Board’s lead independent director. In addition to his other duties as a director and member of committees, the lead independent director:

•	presides at all meetings of the Board at which the Chairman is not present;
•	has the authority to call meetings of non-employee directors;
•	presides over each meeting of non-employee directors;
•	helps facilitate communication between the Chairman/CEO and the non-employee directors;

•	advises with respect to the Board’s agenda; and
•	if requested by major stockholders, ensures his availability for direct communication.

If the Chairman of the Board is an independent director, then the duties for the lead independent director described above shall be part of the duties of the Chairman. As set forth in our Corporate Governance Guidelines, a majority of the members of our Board of Directors must be independent. For a director to be considered independent, the Board of Directors must determine that the director is “independent” within the meaning of the New York Stock Exchange listing standards. In addition, for a director to be considered independent, the Board of Directors must determine that the director has no material relationship with the company, either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with the company. No director who is a former employee of the company, is a former employee or affiliate of any current auditor of the company or its subsidiaries, is a part of an interlocking directorate in which any executive officer of the company serves on the compensation committee of another company that concurrently employs such director or has an immediate family member in any of the foregoing categories, can be independent until three years after such employment, affiliation or relationship has ceased.

The Board of Directors reviews all commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each director to assess whether any of them is a material relationship so as to impair that director’s independence. A “material relationship” means a direct or indirect commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship that is reasonably likely to affect the independent and objective judgment of the director in question, provided that the direct or indirect ownership of any amount of our stock is not deemed to constitute a material relationship. The following commercial or charitable relationships are not considered to be material relationships that would impair a director’s independence: if a director of Waste Connections (a) is also an executive officer of another company that does business with Waste Connections and the annual sales to, or purchases from, Waste Connections are less than the greater of $1 million or two percent of the annual revenue of that other company; (b) is an executive officer of another company that is indebted to Waste Connections, or to which Waste Connections is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of that other company; or (c) serves as an officer, director or trustee of a charitable organization, and Waste Connections’ discretionary charitable contributions to that organization are less than one percent of that organization’s total annual receipts. The Board of Directors reviews annually whether its members satisfy these categorical independence tests before any non-employee member stands for reelection to the Board of Directors.

All relationships not covered by the preceding paragraph are reviewed by the directors who satisfy the independence tests set forth above to determine whether they are material so as to impair a director’s independence. If the Board of Directors determines that any relationship is immaterial even though it does not meet the categorical tests for immateriality set forth above, we will explain in our next proxy statement the basis for the Board of Director’s determination.

In October 2008, Mr. Davis, after informing the Board of Directors, joined the external advisory board of the Global Waste Research Institute, or the GWRI. The GWRI, of which Mr. Davis is a conceptual founder, was developed in conjunction with California Polytechnic State University, San Luis Obispo. The GWRI’s mission is to advance state-of-the-art research and development of sustainable technologies and practices to more effectively manage existing and emerging wastes and byproducts. Also in October 2008, Waste Connections agreed to make gifts to the GWRI totaling up to $1,000,000 over nine years ($100,000 of which was paid in 2013), subject to certain conditions. Based on information provided to the Board of Directors by Mr. Davis, these gifts will initially constitute more than one percent of the total annual receipts of GWRI, which caused the relationship to fall outside the criteria of the independence tests set forth above and required the Board of Directors to review and decide whether to approve Mr. Davis’ involvement with the GWRI. After a review of the relevant facts and the mission of the GWRI, the Board of Directors determined that Mr. Davis’ participation in the GWRI as a member of it external advisory board coupled with Waste Connections’ contributions to the GWRI would not be a material relationship that would impair Mr. Davis’ independence as a director of Waste Connections.

On August 30, 2013, Mr. Harlan was appointed to the board of directors of Travis Acquisition, LLC, the parent of Travis Body & Trailer, Inc., a private company from which Waste Connections has purchased, and expects to continue to purchase in the future, an immaterial amount of equipment. In connection with his appointment, Mr. Harlan made an equity investment in Travis Acquisition, LLC. On August 29, 2013, after due consideration of the immaterial nature of the potential conflicts of interest that may be presented by Mr. Harlan’s relationships with Travis Body & Trailer, Inc., the Nominating and Corporate Governance Committee of the Board of Directors of Waste Connections determined Mr. Harlan’s relationship with Travis Body & Trailer, Inc. did not impair Mr. Harlan’s independence as a director of Waste Connections.

Independence of Committee Members

In addition to the general requirements for independent Board members described above, members of the Audit Committee and the Compensation Committee must also satisfy the additional independence requirements of the New York Stock Exchange and federal securities laws. These rules, among other things, prohibit a member of the Audit Committee or the Compensation Committee, other than in his capacity as a member of such committee, the Board of Directors or any other committee of the Board of Directors, from receiving any compensatory fees from or being an affiliated person of Waste Connections or any of its subsidiaries. As a matter of policy, the Board of Directors also applies this additional requirement to members of the Nominating and Corporate Governance Committee.

Our Director Nomination Process

Our Board of Directors believes that directors must have the highest personal and professional ethics, integrity and values. They must be committed to representing the long-term interests of our stockholders. They must have objective perspective, practical wisdom, mature judgment and expertise, and operational or financial skills and knowledge useful to the oversight of our business. While we do not have a formal policy regarding diversity in identifying nominees for a directorship, our goal is to have a Board of Directors that represents diverse experiences at policy-making levels in business and other areas relevant to our activities. Directors should be committed to serving on the Board for an extended period of time.

In addition to the foregoing qualities, the Nominating and Corporate Governance Committee will take a number of other factors into account in considering candidates as nominees for the Board of Directors, including the following: (i) whether the candidate is independent within the meaning of our Corporate Governance Guidelines; (ii) relevant business, academic or other experience; (iii) willingness and ability to attend and participate actively in Board and Committee meetings and otherwise to devote the time necessary to serve, taking into consideration the number of other boards on which the candidate serves and the candidate’s other business and professional commitments; (iv) potential conflicts of interest; (v) whether the candidate is a party to any adverse legal proceeding; (vi) the candidate’s reputation; (vii) specific expertise and qualifications relevant to any Committee that the candidate is being considered for, such as whether a candidate for the Audit Committee meets the applicable financial literacy or audit committee financial expert criteria; (viii) willingness and ability to meet our director’s equity ownership guidelines; (ix) willingness to adhere to our Code of Conduct and Ethics; (x) ability to interact positively and constructively with other directors and management; (xi) willingness to participate in a one-day new director orientation session; (xii) willingness to attend educational forums or workshops to enhance understanding of new and evolving governance requirements; and (xiii) the size and composition of the current Board.

When seeking director candidates, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, third party advisors, business and personal contacts, and stockholders. The Nominating and Corporate Governance Committee may also engage the services of a search firm. After conducting an initial evaluation, the Nominating and Corporate Governance Committee will make arrangements for candidates it considers suitable to be interviewed by one or more members of the committee. Each candidate will be required to complete a standard directors’ and officers’ questionnaire, completed by all of the directors annually. The Nominating and Corporate Governance Committee may also ask the candidate to meet with members of our management. If the Nominating and Corporate Governance Committee believes that the candidate would be a valuable addition to the Board of Directors, it will recommend the candidate for nomination to the Board.

The Nominating and Corporate Governance Committee will apply the criteria described above when considering candidates recommended by stockholders as nominees for the Board of Directors. In addition, any of our stockholders may nominate one or more persons for election as a director of the company at an Annual Meeting of Stockholders if the stockholder complies with the notice, information and consent provisions contained in our Third Amended and Restated Bylaws. Pursuant to our Bylaws, to be considered for inclusion in our proxy materials, notice of a stockholder’s nomination of a person for election to the Board of Directors must be received by the Secretary of Waste Connections in writing at the address listed on the first page of this proxy statement not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be received not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. The notice must contain and be accompanied by certain information as specified in our Bylaws, including information about the stockholder providing the notice, the proposed nominee and other information as we may reasonably require. Stockholders making nominations must provide, among other things, information regarding each such stockholder’s and their affiliates’ holdings of “synthetic equity”, derivatives or short positions and other material interests and relationships that could influence nominations and other information that would be required in a proxy statement. Additionally, stockholders nominating director candidates are required to disclose the same information about the director candidate that would be required if the director candidate were submitting a proposal, and the director candidates are required to complete a questionnaire and representation and agreement with respect to their background, any voting commitments or compensation arrangements and their commitment to abide by the company’s governance guidelines. Such information must be updated and supplemented so as to be accurate as of the record date of the annual meeting and as of ten business days prior to the annual meeting. We recommend that any stockholder wishing to nominate a director at an annual meeting review a copy of our Bylaws.

Before nominating a sitting director for reelection at an Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee will consider the director’s past performance and contribution to the Board of Directors.

Majority Voting for Directors

Our Bylaws provide, in uncontested director elections, for our directors to be elected by the affirmative vote of a majority of the votes cast at the annual meeting, and require our Board of Directors to establish and maintain procedures under which any incumbent director who is not elected will be expected to offer to tender his or her resignation to the Board of Directors. Pursuant to the director resignation policy adopted by the Board of Directors and included in our Corporate Governance Guidelines, we expect each incumbent director who fails to receive the required number of votes for re-election in accordance with our Bylaws to resign from our Board of Directors if the Nominating and Corporate Governance Committee or another duly authorized committee of the Board of Directors determines to accept such resignation. In making its determination, the deciding committee may consider all factors it considers relevant. The director who is the subject of such determination shall not participate in the deliberations or decisions of the deciding committee.

The company shall publicly disclose the decision(s) of the deciding committee by a press release, a filing with the SEC or other broadly disseminated means of communication. If the director’s tendered resignation is not accepted by the deciding committee or the director does not submit his or her resignation to the Board of Directors, such director shall continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If the director’s resignation is accepted by the deciding committee, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board of Directors pursuant to the provisions of our Bylaws.

Communications with the Board

Stockholders and other interested parties may communicate with the Board of Directors generally, with the non-employee directors as a group or with a specific director at any time by writing to the Board of Directors, the non-employee directors or a specific director, care of the Secretary of Waste Connections, Inc.,

3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380. The Secretary will forward all communications to the Board of Directors, the non-employee directors or a specific director, as applicable, as soon as practicable after receipt without screening the communication. Stockholders and other interested parties are requested to provide their contact information and to state the number of shares of our common stock that they beneficially own in their communications to the Board of Directors. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, stockholders and other interested parties are urged to limit their communications to the Board of Directors to matters that are of stockholder interest and that are appropriate for consideration at the Board level.

Compensation Committee Interlocks and Insider Participation

In 2013, the Compensation Committee of our Board of Directors consisted of Messrs. Razzouk, Harlan and Guillet. None of our executive officers served as a director or member of the compensation committee of another entity which had an executive officer that served as a director or member of our Compensation Committee. In addition, there are no other such potential Compensation Committee interlocks.

Compensation of Non-Employee Directors for Fiscal Year 2013

The following table provides compensation information for the year ended December 31, 2013, for each non-employee member of our Board of Directors. Directors who are officers or employees of Waste Connections do not currently receive any compensation as directors or for attending meetings of the Board of Directors or its committees.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Robert H. Davis	60,000	153,748	213,748
Edward E. “Ned” Guillet	65,000	153,748	218,748
Michael W. Harlan	75,000	153,748	228,748
William J. Razzouk	70,000	153,748	223,748

(1)	In February 2013, each of our non-employee directors received an annual grant of 4,522 restricted stock units with a grant date fair value of $153,748, which is shown in the “Stock Awards” column. The restricted stock units granted in February were granted under our Third Amended and Restated 2004 Equity Incentive Plan. Amounts shown do not reflect compensation actually received by the director. Instead, the amount shown for each non-employee director is the grant date fair value of the 2013 awards computed in accordance with generally accepted accounting principles, excluding estimates of forfeitures related to service-based vesting conditions. A discussion of the valuation of stock awards is set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 10, 2014.

The table below shows the aggregate numbers of unvested stock awards (in the form of restricted stock units) and unexercised option awards outstanding for each non-employee director as of December 31, 2013.

Name	Aggregate Stock Awards Outstanding as of December 31, 2013 (#)	Aggregate Option Awards Outstanding as of December 31, 2013 (#)
Robert H. Davis	2,261	0
Edward E. “Ned” Guillet	2,261	0
Michael W. Harlan	2,261	47,250
William J. Razzouk	2,261	0

In 2013, each non-employee director received a basic monthly cash retainer of $5,000. Committee chairs received the following additional cash compensation, which amounts are added to their monthly retainers: Audit Committee Chair – $1,250, Compensation Committee Chair – $833.33, and Nominating and Corporate Governance Committee Chair – $416.67.

The monthly cash retainer is intended to compensate non-employee directors for participation in Board and committee meetings and for incidental participation in company affairs between meetings. Each Board member is also eligible for reimbursement of reasonable expenses incurred in attending meetings.

We grant each non-employee director annual restricted stock unit awards with a targeted value of approximately $150,000. On February 25, 2013, we granted each non-employee director 4,522 restricted stock units under our Third Amended and Restated 2004 Equity Incentive Plan and no options. The restricted stock units vested in two equal installments on each of the February 25, 2013 grant date and the first anniversary of the grant date, subject to the director continuing to provide services to the company through the vesting date.

Non-Employee Directors’ Equity Ownership

Non-employee directors of the company are required to hold shares of the company’s common stock having a market value of at least $200,000. Non-employee directors have five years from the fiscal year-end following initial election to the Board to accumulate the stock ownership prescribed by the guidelines. For purposes of the calculation, shares deemed “beneficially owned” by the non-employee directors within the meaning of the rules of the SEC, as well as shares of restricted stock or RSUs subject to time-based vesting held by the non-employee director, and vested or time-based unvested RSUs or resulting shares deposited into a deferred compensation plan or arrangement, are included in the calculation of the amount of such individual’s ownership. As of the date of this proxy statement, all of our non-employee directors exceeded the requirements of our stock ownership guidelines.

PRINCIPAL STOCKHOLDERS

Security Ownership of Five Percent Stockholders

The following table shows the amount of our common stock beneficially owned, as of March 17, 2014, by each person or entity that we know owns more than five percent of our common stock.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc.(2)	9,615,021	7.8%
BlackRock, Inc.(3)	7,500,944	6.1
The Vanguard Group(4)	6,911,535	5.6

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has voting power and/or investment power with respect to securities is treated as the beneficial owner of those securities. Except as otherwise indicated by footnote, we believe that the persons named in this table have sole voting and investment power with respect to the shares of common stock shown.
(2)	The share ownership of T. Rowe Price Associates, Inc. is based on a Schedule 13G/A filed with the SEC on February 10, 2014. T. Rowe Price Associates, Inc. has sole voting power with respect to 2,262,939 shares and sole dispositive power with respect to all shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.
(3)	The share ownership of BlackRock, Inc. is based on a Schedule 13G filed with the SEC on January 31, 2014. BlackRock, Inc. has sole voting power with respect to 6,921,413 shares and sole dispositive power with respect to all shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.
(4)	The share ownership of The Vanguard Group is based on a Schedule 13G filed with the SEC on February 12, 2014. The Vanguard Group has sole voting power with respect to 77,117 shares and sole dispositive power with respect to 6,842,768 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Security Ownership of the Board of Directors and Executive Officers

The following table shows the amount of our common stock beneficially owned, as of March 17, 2014, by: (i) our named executive officers, or NEOs, and each of our directors; and (ii) all of our current directors and executive officers as a group. These individuals, both individually and in the aggregate, own less than 1% of our outstanding shares as of the record date.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Vested Restricted Stock Units Held Under Nonqualified Deferred Compensation Plan(3)	Total
Ronald J. Mittelstaedt	98,518	(4)	91,244	189,762
Steven F. Bouck	177,818	(5)	—	177,818
Darrell W. Chambliss	104,113		25,060	129,173
Worthing F. Jackman	55,162		26,389	81,551
Michael W. Harlan	74,592	(6)	—	74,592
Edward E. “Ned” Guillet	46,530		—	46,530
William J. Razzouk	17,446		—	17,446
James M. Little	13,615	(7)	—	13,615
Robert H. Davis	3,742		—	3,742
All executive officers and directors as a group (19 persons)	700,691	(8)	166,439	867,130

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has voting power and/or investment power with respect to securities is treated as the beneficial owner of those securities. Except as otherwise indicated by footnote, we believe that the persons named in this table have sole voting and investment power with respect to the shares of common stock shown.
(2)	Shares of common stock subject to options and/or warrants currently exercisable or exercisable within 60 days after March 17, 2014, shares of common stock into which convertible securities are convertible within 60 days after March 17, 2014, and shares which will become issuable within 60 days after March 17, 2014, pursuant to outstanding restricted stock units count as outstanding for computing the percentage beneficially owned by the person holding such options, warrants, convertible securities and restricted stock units, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(3)	Executive officers may voluntarily defer receipt of restricted stock unit grants under our Nonqualified Deferred Compensation Plan, which is described elsewhere in this proxy statement, under “Nonqualified Deferred Compensation in Fiscal Year 2013.” The restricted stock units held under our Nonqualified Deferred Compensation Plan are not considered common stock that is beneficially owned for SEC disclosure purposes. We have included them in this table because they are similar to or track our common stock, they ultimately are settled in common stock, and they represent an investment risk in the performance of our common stock.
(4)	Includes 98,518 shares held by Mittelstaedt Enterprises, L.P., of which Mr. Mittelstaedt is a limited partner. Excludes 3,524 shares held by the Mittelstaedt Irrevocable Trust dated 6/18/97 and 24,688 shares held by RDM Positive Impact Foundation as to which Mr. Mittelstaedt disclaims beneficial ownership.
(5)	Excludes 5,850 shares owned by Mr. Bouck’s two sons as to which Mr. Bouck disclaims beneficial ownership.
(6)	Includes 47,250 shares subject to options exercisable within 60 days after March 17, 2014.
(7)	Includes 983 shares owned by Mr. Little’s spouse.
(8)	Includes 47,250 shares subject to options exercisable within 60 days after March 17, 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and objectives, the elements of our executive compensation programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. This section of the proxy statement focuses on the compensation earned by our Named Executive Officers, each of whom is referred to as an NEO. For 2013, our NEOs included the following individuals:

•	Ronald J. Mittelstaedt, Chief Executive Officer and Chairman of the Board;
•	Worthing F. Jackman, Executive Vice President and Chief Financial Officer;
•	Steven F. Bouck, President;
•	Darrell W. Chambliss, Executive Vice President and Chief Operating Officer; and
•	James M. Little, Senior Vice President — Engineering and Disposal.

Executive Summary: Pay for Performance

Waste Connections’ executive compensation program is designed to align the interests of senior management with stockholders by tying a significant portion of their compensation to the company’s annual operating and financial performance as well as longer term stockholder returns. We believe that our pay-for-performance philosophy and the design of our executive compensation program strongly support an environment of continuous improvement and stockholder value creation. While the key components of our executive officer compensation have remained substantially unchanged over the past several years, the Compensation Committee periodically evaluates them to ensure they are meeting the objectives discussed below. For example, the Compensation Committee recently has taken additional steps, as discussed in detail below, to further strengthen the alignment of the company’s performance with our equity compensation program.

Fiscal 2013 Performance

The company achieved strong performance in 2013 as highlighted by the following:

Improved Operating Performance

•	Revenue increased 16.1% to $1.93 billion, adjusted net income grew 17.9% to $221.8 million, and adjusted free cash flow increased 9.4% to $301.6 million;
•	Adjusted EBITDA margin increased from 31.8% in 2012 to 34.1% in 2013 due to strong growth in solid waste pricing and disposal volumes, and the increased mix of higher margin exploration and production, or E&P, waste revenue resulting from the acquisition of the business of R360 Environmental Solutions, Inc., or R360, in October 2012;
•	We integrated the R360 acquisition and permitted new E&P waste facilities in North Dakota, Oklahoma and Texas;
•	We further improved the company’s safety-related incident rate;
•	We deployed approximately $209.9 million for capital expenditures and $64.2 million for acquisitions to reinvest in and expand our business and position the company for continuing free cash flow growth in 2014 despite the expiration of bonus depreciation cash tax benefits at year-end 2013; and
•	We refinanced our senior revolving credit facility and term loan facility and repaid approximately $166.0 million of outstanding debt to reduce our borrowing costs, improve our credit profile and position the company to fund future growth opportunities.

Increased Return to Stockholders

•	The company’s total stockholder return, or TSR, was 30.5% in 2013, the 10th consecutive year of positive TSR. For the three year period ending December 31, 2013, our 63.6% TSR compared favorably to the approximately 56.8% TSR and 28.7% TSR of the S&P 500 Index and our peer group of companies, respectively; and
•	We returned $51.2 million of capital to stockholders through cash dividends and increased our regular quarterly cash dividend by 15.0% to $0.115 per share.

A more detailed description of the company’s fiscal year 2013 performance, including a reconciliation of non-GAAP financial measures and a graphical representation of the TSRs for the S&P 500 Index and our Peer Group Companies, can be found on pages 57 – 59 and page 31, respectively, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 10, 2014.

Executive Compensation Program Best Practices

Our current executive compensation program includes features which we believe drive performance and excludes features we do not believe serve our stockholders’ long-term interests. The table below highlights some of the “Best Practices” featured in our compensation program as well as the “Problematic Pay Practices” which are excluded.

Included Features (What We Do)
✓	Pay for Performance — Our NEOs receive the majority of their compensation in performance-based compensation (annual cash incentives and restricted stock units awarded based on company and individual performance).
✓	Use of Peer Group Data and Tally Sheets — We utilize tally sheets annually when making executive compensation decisions, and periodically review comparative compensation data relative to our peer group of companies.
✓	Stock Ownership Guidelines — Our executive officers are expected to hold a multiple of their base salaries in the company’s common stock and non-employee directors are expected to hold a number of shares of the company’s common stock having a value of at least $200,000.
✓	Anti-Hedging/Pledging Policy — Executive officers and directors are prohibited from engaging in transactions designed to hedge against the economic risks associated with an investment in our common stock or pledging our common stock in a margin account.
✓	Risk Management — Our executive officers’ compensation program has been designed and is periodically reviewed to ensure that it does not encourage inappropriate risk-taking. See “Compensation Risk Assessment” section below for further discussion.

Excluded Features (What We Don’t Do)
x	No excise tax gross-ups — In February 2012, we eliminated provisions in the employment agreements of our CEO and other executive officers who were named executive officers at that time that provided for excise tax gross-up rights.
x	No “single trigger” severance payments in employment agreements — In February 2012, we eliminated provisions in the employment agreements of our CEO and other executive officers who were named executive officers at that time that provided severance payments to be made solely on account of the occurrence of a change in control event.
x	No guaranteed base salary increases, minimum bonuses or equity awards — Our NEO employment agreements do not provide for guaranteed base salary increases, minimum bonuses or equity awards.
x	No discounting of stock options or re-pricing or buyout of underwater options — We expressly prohibit the discounting of stock options and the re-pricing or cash buyouts of underwater options.
x	No dividends or dividend equivalents on unvested equity awards — We do not pay dividends on unvested equity awards.

Pay for Performance Compensation Mix

The company’s compensation programs are designed to reward executives for achieving strong operational performance and delivering on the company’s strategic initiatives, each of which are important to the long-term success of the company. The Compensation Committee believes that a significant portion of the compensation of our NEOs should be aligned with our stockholders’ interests and directly linked to measurable performance. To evaluate the proportion of performance-based compensation for our NEOs, the Compensation Committee looks at recurring compensation by examining Total Direct Compensation earned by our NEOs. Total Direct Compensation is calculated by adding base salary, cash performance bonuses and the grant date fair value of stock awards reported under the “Stock Awards” column of our Summary Compensation Table. It excludes indirect compensation reported under the “All Other Compensation” column of our Summary Compensation Table.

As illustrated below, At-Risk Compensation, comprised of cash performance bonuses and equity-based compensation, made up approximately 75% of the Total Direct Compensation of our CEO, and 68% of the combined Total Direct Compensation of our other NEOs in 2013.

Under our performance bonus programs, which are described in further detail below, we achieved a weighted-average of 99.2% of our NEOs’ targeted performance goals in 2013 compared to 100.6% in 2012. As reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, this decrease in achievement of targeted performance goals resulted in an approximate 13.5% year-over-year reduction in 2013’s combined cash performance bonuses from the prior year level for our NEOs.

Last Year’s “Say on Pay”

The company provides its stockholders with an opportunity to cast an annual advisory vote with respect to its named executive officer compensation as disclosed in the company’s annual proxy statement, or “say on pay” proposal (see “Proposal 3 — Advisory Vote on Named Executive Officer Compensation (“Say On Pay”)”). At last year’s Annual Meeting of Stockholders, more than 96% of the shares that voted approved our named executive officer compensation program as described in last year’s proxy statement. The Compensation Committee and the company viewed these results as a strong indication that the company’s stockholders support the executive compensation policies of the company, which have remained substantially unchanged over the past several years. In light of this vote, the Compensation Committee and the company did not make any material changes to the company’s executive compensation programs in fiscal 2013.

Recent Compensation Committee Actions to Further Align Pay with Performance

Consistent with our stockholders’ support and the significant stockholder value creation over the years, the Compensation Committee decided to retain the core design of our executive compensation program in fiscal 2014. However, the company’s management and Compensation Committee, with the input of the full Board of Directors and the Compensation Committee’s independent compensation consultant, reviewed our executive compensation programs and made certain revisions to further align pay with performance. Subject to stockholder approval of our 2014 Incentive Award Plan, or the 2014 Plan (see “Proposal 4 — Approval of Adoption of 2014 Incentive Award Plan”), the Compensation Committee intends to: (i) introduce performance share units with multi-year performance-based metrics for vesting hurdles as an additional component of our equity-based compensation to further enhance the existing link between executive compensation and the company’s performance; and (ii) adjust our NEO equity compensation program to provide each NEO with a performance-based metric that must be met before an annual targeted restricted stock unit award, that is subject to a multi-year vesting period, may be earned.

Our Compensation Philosophy and Objectives

The Compensation Committee’s philosophy with respect to the compensation of the NEOs does not differ materially from the philosophy that applies to other executive officers. The Compensation Committee believes that compensation paid to NEOs should be closely aligned with our performance on both a short-term and long-term basis, linked to specific, measurable results intended to create value for stockholders and should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for NEOs, the Compensation Committee’s objectives are to:

•	Attract and retain individuals with superior leadership ability and managerial talent by providing competitive compensation and rewarding outstanding performance;
•	Ensure that NEO compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders;

•	Provide an incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and
•	Provide a balanced approach to compensation policies and practices which does not promote excessive risk-taking.

Our overall compensation program is structured to attract and retain highly qualified executive officers by paying them competitively, consistent with our success. We believe that compensation should be structured to ensure that a significant portion is directly related to our stock’s performance and other factors that directly and indirectly influence stockholder value. Accordingly, our approach to compensation is to provide a base salary, annual performance-based compensation tied to goals that are intended to link NEO compensation to our annual operating and financial performance, and long-term equity grants intended to align NEO compensation with stockholder returns and financial performance over a longer period and to aid in retention. The Compensation Committee allocates total compensation between cash and equity based on comparisons with other companies and the judgment of the Compensation Committee members. The balance between cash and equity compensation among NEOs and other members of the senior executive team is evaluated annually.

Approach to Compensation; Role of the Compensation Committee

The Compensation Committee has the primary authority for the consideration and determination of the compensation we pay to our executive officers and directors, including the amount of equity-based compensation. To aid the Compensation Committee in making its determination, the Chief Executive Officer meets with the Compensation Committee and provides recommendations annually to the Compensation Committee regarding the compensation of all executive officers, other than himself. The Compensation Committee is not bound to follow the Chief Executive Officer’s recommendations. The Compensation Committee also holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee also has the authority to engage its own independent advisors to assist it in carrying out its duties.

The Compensation Committee meets in the first quarter of each fiscal year to review and approve:

•	The achievement of financial performance goals for the prior fiscal year and, if applicable, a multi-year period;
•	Performance-based compensation, if earned, based on such achievement for the prior fiscal year or multi-year period;
•	Annual equity-based compensation grants;
•	Financial goals for performance-based awards; and
•	The level and mix of NEO compensation for the current fiscal year.

In determining the level of base salary, performance-based compensation and long-term equity-based compensation paid to the NEOs, the Compensation Committee considers: (i) the compensation structure and practices of a peer group of companies that it believes are the company’s leading competitors in the solid waste industry; (ii) a comparator group of companies, most of which are non-solid waste companies, with comparable financial profiles; and (iii) its own judgment as to an appropriate level of compensation for a company of our size and financial performance. From time to time, the Compensation Committee uses compensation consultants and comparator group analyses from third parties, such as ISS Corporate Services, to compare our compensation components and targets against median market levels.

For 2013, the Compensation Committee considered a tally sheet that included, for each officer (including the NEOs), current base salary, salary paid in 2012, bonus percentage, cash bonus paid in 2012, restricted stock units granted in 2012, the dollar amount of 401(k) and Nonqualified Deferred Compensation Plan matches in 2012, payments and reimbursements for various expenses that could be considered perquisites, the value realized from the exercise of options and sale of the underlying stock in 2012, the value of vested, unexercised options and unvested restricted stock units as of the end of the year, and the amount payable to each officer under various severance scenarios, including on a change in control. In determining the amount of compensation for the NEOs, the Compensation Committee does not take into account amounts realized from prior equity-based compensation grants because the Compensation Committee seeks to provide compensation that takes into account the cost of replacing the NEOs on a market competitive basis and what is equitable based on our performance. We believe that, to some extent, appreciation reflected in the amounts realized from prior equity-based compensation grants confirms the Compensation Committee’s success in aligning compensation with our stockholders’ interests, thus validating our compensation philosophy.

We provide the Chief Executive Officer with greater compensation and benefits than the other NEOs to reflect his importance and value to us as well as the increased level of responsibility and risk faced by him as our Chief Executive Officer and Chairman. Mr. Mittelstaedt’s compensation also differs as a direct result of the Compensation Committee’s review of the comparator group compensation data, and reflects the competitive nature of compensation paid to chief executive officers of companies within the comparator group. The Compensation Committee believes that Mr. Mittelstaedt’s competitive compensation package is important to reward, motivate and retain him as a highly valued chief executive whose leadership and strategic vision have helped create significant value for stockholders since our inception.

Role of the Compensation Consultant

The Compensation Committee periodically retains Pearl Meyer & Partners, or PM&P, a nationally known compensation consulting firm, to provide it with comparison group market data and information as to market practices and trends, to assess the competitiveness of the compensation we pay to our CEO and other executives, to compare the relative performance of the company against a comparator group of companies, to assist with the development of the Compensation Discussion and Analysis in the company’s proxy statement, and to provide analysis on the compensation of our non-employee directors. The Compensation Committee retains PM&P directly, supervises all work assignments performed by them, and reviews and approves all work invoices received for payment. PM&P has not performed any other service for the company. As required under Item 407(e)(3) of Regulation S-K, the Compensation Committee annually assesses whether the work of PM&P raised any conflict of interest. No conflict of interest was determined to exist with respect to PM&P’s services as a compensation consultant during the last fiscal year.

PM&P’s 2011 Engagement

In fiscal 2011, the Compensation Committee retained PM&P to (i) perform an executive compensation analysis to re-evaluate the competitiveness of our executive compensation program given the growth of our company, in terms of revenue and enterprise value, since PM&P’s previous analysis in 2009; and (ii) assist in negotiating amendments to the terms of our NEOs’ then-current employment agreements to remove certain “single-trigger” change in control provisions, update non-compete provisions and eliminate any excise tax gross-up rights.

While the Compensation Committee does not specifically benchmark our compensation to a comparator group, it periodically analyzes the compensation practices of a comparator group of companies to assess the company’s competitiveness. In doing so, it takes into account factors such as the relative size and financial performance of those companies and factors that differentiate us from them.

In 2011, PM&P analyzed the market competitiveness compared to market consensus data of the following components for each of our NEOs at that time:

•	Base salary;
•	Target total annual compensation (base salary plus cash performance bonuses); and
•	Target total direct compensation (total annual compensation plus equity-based compensation).

Following this analysis and discussions with the Compensation Committee and management, PM&P established a comparator group consisting of the following companies: Chicago Bridge & Iron Company; Cintas Corporation; Clean Harbors Inc.; Covanta Holding Corporation; EnergySolutions, Inc.; Iron Mountain, Inc.; J.B. Hunt Transport Services, Inc.; LKQ Corporation; Martin Marietta Materials, Inc.; MSC Industrial Direct Co.; Progressive Waste Solutions; Quanta Services, Inc.; Rollins, Inc.; RSC Holdings Inc.; Stericycle, Inc.; United Rentals, Inc.; and Vulcan Materials Company. Two solid waste services companies, Republic Services, Inc. and Waste Management, Inc., were included as additional reference companies, but were not included in determining the range of compensation among the comparator group of companies. The

Compensation Committee selected the comparator group companies because they: (i) were businesses in the environmental, facilities services, distribution and construction industries; and (ii) had size and expenditures (enterprise value, free cash flow, capital expenditures and revenues) similar to Waste Connections.

In addition to publicly available proxy statement information for the comparator group companies, PM&P also incorporated four sources of general industry survey data: the William M. Mercer 2011 Executive Compensation Survey, the Watson Wyatt 2010/2011 Top Management Compensation Survey and two PM&P confidential/proprietary general industry surveys, for compensation practices for companies with revenue ranging from $1 billion to $2.5 billion. The Compensation Committee was not aware of the participating companies in the general industry surveys and reviewed the data in a summarized fashion. Using a weighted average of 50% for the comparator group data and 12.5% for each of the four sources of general industry survey data, PM&P then calculated market consensus data for each NEO position by “matching” each of our NEO positions, based on PM&P’s understanding of the position’s primary duties and responsibilities, to a similar position within PM&P’s market consensus data.

The 2011 PM&P study found that the company had achieved strong financial performance (on revenue growth, EBITDA growth, net income growth, free cash flow growth and total stockholder return) over the past five years exceeding the 50th percentile of its comparator group with target compensation levels positioned below the 50th percentile, while actual compensation levels in 2011 were closer to the 50th percentile due to above target payouts of performance-based incentive compensation.

PM&P’s 2013 Engagement

In fiscal 2013, the Compensation Committee retained PM&P to review the introduction of a performance-based equity award program, including the overall structure of a proposed program and the company’s long-term incentive compensation mix compared to the company’s comparator group companies and an ISS-selected peer group. Subject to stockholder approval of the 2014 Plan (see “Proposal 4 — Approval of Adoption of 2014 Incentive Award Plan”), the Compensation Committee intends to: (i) introduce performance share units with multi-year performance-based metrics for vesting hurdles as an additional component of our equity-based compensation to further enhance the existing link between executive compensation and the company’s performance; and (ii) adjust our NEO equity compensation program to provide each NEO with a performance-based metric that must be met before an annual targeted restricted stock unit award, that is subject to a multi-year vesting period, may be earned.

PM&P’s Expected 2014 Engagement

In fiscal 2014, the Compensation Committee expects to retain PM&P to review and revise the company’s comparator group, as circumstances warrant, and re-assess the competitiveness of our executive compensation against such group of companies and any other relevant industry data.

Elements of Compensation

The Compensation Committee believes that a significant portion of the compensation of our NEOs should be aligned with our stockholders’ interests and directly linked to performance. While the percentage of our NEOs’ total compensation that is comprised by each component of our pay mix (base salary, performance bonuses, and equity-based compensation) is not specifically determined, the Compensation Committee generally targets performance bonuses and equity-based compensation for our NEOs to constitute between 65% and 75% of total direct compensation should annual performance targets be attained, which is consistent with market consensus data. The Compensation Committee has complete discretion to determine compensation levels.

Base Salary.  Our compensation program includes base salaries to compensate executive officers for services rendered each year. Base salaries provide a secure base of compensation that is not dependent on our performance and is in an amount that recognizes the role and responsibility of each executive officer, as well as such executive’s experience, performance and contributions. We also believe this element is beneficial in attracting and retaining high-performing and experienced executives.

The Compensation Committee considers base salary increases for certain of our executives annually. In 2011, the PM&P study presented to the Compensation Committee showed that our executive officer base salaries fell below the 25th percentile of base salaries of similarly situated executives reported in the PM&P market consensus data. The Compensation Committee determined that, in order for us to remain competitive in attracting and retaining executive talent, executive officer base salaries should be adjusted to approximately the median of the PM&P market consensus data. However, in order to prevent large swings and to allow the Compensation Committee to take into account other factors such as performance and overall total compensation, the Compensation Committee determined to implement the adjustment towards the median over a period of three years. In line with this approach, the Compensation Committee approved the following base salaries for our NEOs in 2013:

Name	Annual Base Salary
Ronald J. Mittelstaedt	$833,000
Worthing F. Jackman	$438,000
Steven F. Bouck	$548,000
Darrell W. Chambliss	$422,000
James M. Little	$335,000

In early 2014, consistent with its approach of adjusting towards the median of the market consensus data, the Compensation Committee provided our NEOs with similar base salary increases to those they received in 2013. As discussed above, the Compensation Committee expects to retain PM&P during 2014 to review and revise the company’s comparator group, as circumstances warrant, and re-assess the competitiveness of our executive compensation against such group of companies and any other relevant industry data.

Performance Bonuses.  Our compensation program includes a performance bonus to reward executive officers based on our performance and the individual executive’s contribution to that performance. Under our Amended and Restated Senior Management Incentive Plan (the “Amended SMIP”), each participant has an opportunity to earn an annual performance bonus based on a targeted percentage of the participant’s annual base salary for the year. The objective of the annual performance bonus is to provide participants with an incentive to manage the company to achieve certain targeted levels of financial performance based on budgeted revenue each year. See “Amended and Restated Senior Management Incentive Plan” section below for further discussion of the NEOs’ performance bonuses.

Equity-Based Compensation.  We believe that equity ownership in our company is important to tie the ultimate level of an executive officer’s compensation to the performance of our stock while creating an incentive for sustained growth and employee retention. To meet these objectives, our NEOs receive equity-based compensation.

Since 2007, the Compensation Committee has only granted restricted stock unit awards to our NEOs; no stock options have been granted to our NEOs since 2006. The Compensation Committee believes that the use of restricted stock unit awards reduces the overall compensation cost to us compared to the cost of granting options at levels intended to convey similar value, yet offers our NEOs a competitive and more stable level of equity-based compensation, providing them the opportunity to be owners of and to share in the success of the company. In 2013, our restricted stock unit grants for our NEOs were authorized and made on February 25, 2013, and vest in equal increments annually over four years. See “Equity-Based Compensation” section below for further discussion of the NEOs’ equity-based compensation.

Amended and Restated Senior Management Incentive Plan

Under the Amended SMIP, designated senior executives of the company are eligible to receive performance bonus payments and equity-based compensation. In 2013, each participant had the opportunity to earn up to 200% of his targeted performance bonus based on our achievement of certain targeted levels of financial performance established by the Compensation Committee and based on recommendations of the Chief Executive Officer. Each targeted performance goal is weighted in order to calculate an overall percentage achievement against targeted performance goals; the resulting percentage is then used as a multiplier to determine the annual performance bonus earned.

The performance goals for 2013, which the Compensation Committee adopted in March 2013, were measured against achievement of targeted levels of: (1) EBITDA, weighted at 20%; (2) operating income, or EBIT, weighted at 20%; (3) operating income as a percentage of revenue, or EBIT Margin, weighted at 30%; and (4) net cash provided by operating activities as a percentage of revenue, or CFFO Margin, weighted at 30%. Because the operating budget adopted by the Board of Directors is a compilation of stretch goals set for each operating location, the targeted performance goals reflect a percentage or factor of the final budget, as set forth below:

	Original 2013 Budget	2013 Factor	2013 Targeted Performance Goal
EBITDA	$688.2M	96.0%	$660.7M
EBIT	$440.8M	96.0%	$423.2M
EBIT Margin	22.7%	N/A	21.8%
CFFO Margin	26.4%	97.0%	25.6%

Under the terms of the Amended SMIP, the Compensation Committee, in its complete and sole discretion, may adjust the targeted performance goals if an acquisition, significant new contract or extraordinary event results in a significant impact relative to the goals in order to take account of the impact of that acquisition, contract or event. For these purposes, the Compensation Committee determines operating income, or EBIT, by adjusting for any gains or losses on disposal of assets, and determines EBITDA by adding depreciation and amortization to operating income. The Compensation Committee chose these measures of performance because they are widely used by investors as valuation measures in the solid waste industry and because the targeted goals encourage improving free cash flow and returns on invested capital.

For 2013, the target bonuses were set at 115% of the Chief Executive Officer’s base salary and 75% of the base salary of each of the other participants, and a multiplier is used so that if the company achieves 100% of its target, the participants receive 100% of their performance bonuses. These percentages have remained unchanged since 2010. The multiplier may result in the participants being paid a greater or lesser percentage of their targeted performance bonuses (from 200% to 0%), based on their position and whether the company’s performance is greater or less than 100% of the target, in accordance with the following sliding scale, with interpolation to the extent achievement is between listed achievement:

		Bonus as % of Base Salary
% Target Achievement	Target % Multiplier	CEO	Other Participants
105% or Higher	200%	230%	150%
104%	180%	207%	135%
103%	160%	184%	120%
102%	140%	161%	105%
101%	120%	138%	90%
100%	100%	115%	75%
99%	80%	92%	60%
98%	60%	69%	45%
97%	40%	46%	30%
96%	20%	23%	15%
95%	0%	0%	0%

Payments under this program are contingent on continued employment at the time of payout, subject to the terms of any applicable employment agreements.

2013 Adjusted Target Goals and Results

Adjusted targeted performance goals and adjusted results and corresponding target percentages for 2013 were as follows:

	Adjusted Target(1)	Actual Results(1)	Actual Results as % of Target	Weighting	Target Achievement
EBITDA	$666.1M	$654.0M	98.2%	20%	19.6%
EBIT	$429.9M	$410.2M	95.4%	20%	19.1%
EBIT Margin	22.0%	21.3%	96.8%	30%	29.0%
CFFO Margin	25.6%	26.9%	104.9%	30%	31.5%
Overall Achievement					99.2%

(1)	The Compensation Committee adjusted the targets and results for 2013 to reflect the impact of certain acquisition-related items, including working capital management, expenses incurred in connection with the relocation of the corporate headquarters from California to Texas and loss on disposal of assets.

We achieved a weighted-average of 99.2% of our NEOs’ targeted performance goals in 2013 compared to 100.6% in 2012. This decrease in achievement of targeted performance goals resulted in an approximate 13.5% year-over-year reduction in 2013’s combined cash performance bonuses from the prior year level for our NEOs. For 2013, bonuses based upon overall target achievement and actual annual performance bonuses as a percentage of each participant’s annual base salary were as follows:

Name	Target Achievement Bonus % of Base Salary	Actual Bonus % of Base Salary
Ronald J. Mittelstaedt	97%	97%
Worthing F. Jackman	63%	63%
Steven F. Bouck	63%	63%
Darrell W. Chambliss	63%	63%

Actual annual incentive bonus amounts earned by the NEOs for 2013 under the Amended SMIP are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

In lieu of paying an annual performance bonus in cash, the Compensation Committee, in its complete and sole discretion, may choose to pay the annual performance bonus in restricted stock units issued under our Third Amended and Restated 2004 Equity Incentive Plan or any succeeding plan we adopt. If restricted stock units are issued, their value, as determined by the Compensation Committee, will be at least 125% of the earned cash bonus to compensate for the risk and vesting period associated with the underlying stock. All 2013 bonuses paid pursuant to the Amended SMIP were paid in cash.

On March 18, 2014, the Compensation Committee approved our annual cash-based incentive bonus program under the 2014 Plan that is substantially similar to the program used in 2013, subject to stockholder approval of the 2014 Plan (see “Proposal 4 — Approval of Adoption of 2014 Incentive Award Plan”).

Management Incentive Compensation Program

Mr. Little is not a participant in the Amended SMIP. Mr. Little participates in the company’s Management Incentive Compensation Program for corporate and region officers (the “MICP”), which is a discretionary program administered by the Compensation Committee that is generally funded based upon our achievement of the same four financial metrics described above for the Amended SMIP as general guidelines for the Compensation Committee to determine the actual bonus payouts. Under the MICP, however, the Compensation Committee retains the discretion to adjust the bonus pool used for the program based upon any additional factors it determines necessary or appropriate and the goals under the MICP are not communicated to participants in advance. Under the terms of the MICP for 2013, Mr. Little’s target bonus level was 50% of his annual base salary. Actual bonuses paid under the MICP are established by the Compensation Committee in its sole discretion, based on the general guidelines of the MICP, and are contingent on continued employment at the time of payout. For 2013, Mr. Little’s actual bonuses equaled approximately 51% of his base salary, representing achievement of 100% of his targeted annual bonus. The actual annual incentive bonus amount earned by Mr. Little for 2013 is shown in the “Bonus” column of the Summary Compensation Table.

Exercise of Discretion in Executive Compensation Decisions

The Compensation Committee has complete discretion to withhold payment pursuant to any of our incentive compensation plans irrespective of whether we or our NEOs have successfully met the goals set under these plans. The Compensation Committee did not elect to withhold payment of any amounts under our incentive compensation plans with respect to the NEOs during 2013.

Equity-Based Compensation

Under the Amended SMIP, each participant also receives an annual long-term incentive grant of restricted stock units based on the subjective determination of the Compensation Committee of the performance of both the company and the individual during the fiscal year preceding the year in which such equity awards are granted and the objectives to maintain total market competitiveness related to the comparator group and to create an incentive for sustained growth and employee retention. Such restricted stock units are subject to a four-year vesting schedule approved by the Compensation Committee. While market competitiveness is an overall guideline, individual target opportunities may vary based on the Compensation Committee’s consideration of other factors, as discussed above. The size of the grant is targeted at approximately 200% of current base salary for Mr. Mittelstaedt and 150% of current base salary for Messrs. Jackman, Bouck and Chambliss. For 2013, the size of the grant for Mr. Mittelstaedt was approximately 202% of his base salary, the size of the grant for Mr. Jackman was approximately 176% of his base salary, reflecting Mr. Jackman’s significant contributions to the Company’s continuing success, and the size of the grants for Messrs. Bouck and Chambliss was approximately 152% of their respective base salaries. Mr. Little, who does not participate in the Amended SMIP, received a grant in 2013 that was approximately 129% of his base salary, based on the same factors considered for the participants under the Amended SMIP. See the “Grant of Plan Based Awards in Fiscal Year 2013” table for the amount of equity awards granted to each of the NEOs in 2013.

On March 18, 2014, the Compensation Committee approved grants of performance-based restricted stock unit awards to each NEO with a three-year performance period (the “2014 – 2016 PSUs”), subject to stockholder approval of the 2014 Plan (see “Proposal 4 — Approval of Adoption of 2014 Incentive Award Plan”). Each participant has the opportunity to earn up to 150% of the target number of shares subject to the 2014 – 2016 PSUs based on achievement of a return on invested capital, or ROIC, goal and an EBITDA growth goal, each of which is weighted 50%.

Stock Ownership Guidelines

To further align management and stockholder interests and discourage inappropriate or excessive risk-taking, our Compensation Committee has established stock ownership guidelines for our executive officers. The current minimum ownership thresholds are as follows:

•	For the Chief Executive Officer, five times such participant’s base salary;
•	For the President, four times such participant’s base salary;
•	For Executive Vice Presidents, three times each such participant’s base salary;
•	For Senior Vice Presidents, two times each such participant’s base salary; and
•	For Vice Presidents, one times each such participant’s base salary.

Once an executive officer has acquired a number of company shares that satisfies the ownership multiple then applicable to him or her, such number of shares then becomes his or her minimum ownership requirement (even if the officer’s salary increases or the fair market value of such shares subsequently changes) until he or she is promoted to a higher level. Notwithstanding the foregoing, once an individual is determined to be in compliance with the ownership guidelines as of the assessment date, he or she shall be deemed to remain in compliance, regardless of any subsequent stock price fluctuations, as long as such individual maintains ownership of at least the same number of shares as that required as of the assessment date for which he or she was previously compliant.

Each executive officer is expected to attain the applicable stock ownership threshold under the guidelines within five years following the later of (i) the first annual assessment with respect to such individual or (ii) the first annual compliance assessment at which a higher stock ownership multiple becomes applicable to such individual (due to a promotion or otherwise). The five-year phase-in period is intended to permit gradual accumulation of the incremental ownership associated with a new or higher multiple. For purposes of the calculation, shares deemed “beneficially owned” by the executive officer within the meaning of the rules of the SEC, as well as shares of restricted stock or RSUs subject to time-based vesting held by an executive officer, and vested or time-based unvested RSUs or resulting shares deposited into a deferred compensation plan or arrangement, are included in the calculation of the amount of such individual’s ownership.

As of the date of this proxy statement, all of our executive officers exceeded the requirements of our stock ownership guidelines.

Timing of Equity Awards

The Compensation Committee generally makes company-wide annual grants of equity-based compensation to our executive officers and other employees in late January or in February following the public release of year-end financial results and outlook for the upcoming year. This timing coincides with a number of events that make that timing optimum from the Compensation Committee’s standpoint: first, the Compensation Committee has available financial results from the previous year; and second, making the grants at this time allows management to notify employees of the amount of their annual grant award at or around the same time that management notifies employees of the amount of their cash performance bonus with respect to the previous year, which we typically pay in February.

Anti-Hedging/Pledging Policy

We have adopted a policy which prohibits executive officers and directors from engaging in transactions designed to hedge against the economic risks associated with an investment in our common stock or pledging our common stock in a margin account. These individuals may not engage in the purchase or sale of put and call options, short sales and other hedging transactions designed to minimize the risk of owning our common stock. In addition, these individuals may not pledge shares of our common stock as collateral for a margin account.

Other Benefits

We provide certain limited benefits to our employees, including the NEOs, to fulfill particular business purposes. In general, these benefits make up a very small percentage of total compensation for the NEOs.

401(k) Plan.  The NEOs are entitled to participate in a company-sponsored 401(k) profit sharing plan on the same terms as all employees. We make matching contributions of 50% of every dollar of a participating employee’s pre-tax and Roth contributions until the employee’s contributions equal five percent of the employee’s eligible compensation, subject to certain limitations imposed by the United States Internal Revenue Code, or the IRC. Employees are eligible to participate in the 401(k) plan beginning on the June 1 or December 1 first following completion of one full year of employment. Our matching contributions vest over five years. Beginning in 2014, we raised our matching contributions of 50% of every dollar from five percent to six percent of a participating employee’s eligible compensation, reduced the vesting period from five years to four years, and provided that employees are eligible to participate in the 401(k) plan beginning on the first day of the month following completion of sixty days of employment.

Deferred Compensation Plan.  We provide NEOs and certain other highly compensated employees the opportunity to defer receiving income until after they terminate their employment. This benefit offers tax advantages to eligible executives, permitting them to defer payment of their compensation and defer taxation on that compensation until after termination. We put the plan in place to mitigate the impact of our officers and other highly compensated employees being unable to make the maximum contribution permitted under the 401(k) plan due to certain limitations imposed by the IRC. We make a matching contribution of 50% of every dollar of a participating employee’s pre-tax eligible contributions until the employee’s contributions equal five percent of the employee’s eligible compensation, less the amount of any match we make on behalf of the employee under the company-sponsored 401(k) plan, and subject to certain deferral limitations imposed by the

IRC on 401(k) plans, except that our matching contributions are 100% vested when made. The deferred compensation plan is described under the heading “Nonqualified Deferred Compensation in Fiscal Year 2013.” Beginning in 2014 and similar to changes in the 401(k) Plan, we raised our matching contributions of 50% of every dollar from five percent to six percent of a participating employee’s pre-tax eligible compensation, less the amount of any match we make on behalf of the employee under the company-sponsored 401(k) plan.

Other.  We also offer a number of benefits to the NEOs pursuant to benefit programs that provide for broad-based employee participation. In addition to the 401(k) plan described above, the benefits include medical, prescription drugs, dental and vision insurance, long-term disability insurance, life and accidental death and dismemberment insurance, health and dependent flexible spending accounts, a cafeteria plan and employee assistance benefits. These generally available benefits do not specifically factor into decisions regarding an individual executive’s total compensation or equity-based compensation package. These benefits are designed to help us attract and retain employees as we compete for talented individuals in the marketplace, where such benefits are commonly offered.

Perquisites and Other Personal Benefits

The material components of our NEOs’ compensation are described above. However in fiscal 2012, we relocated our corporate headquarters from Folsom, California to The Woodlands, Texas. In connection with the relocation, we established a company-wide relocation program for all employees. The company’s relocation program includes home marketing assistance to help sell an employee’s home, a guaranteed purchase offer, a directed offer above appraised value benefit, home purchase assistance, reimbursement of certain out-of-pocket expenses related to relocating and certain home sale expenses, shipment of household goods, temporary living allowance for relocation costs and tax gross-ups for certain relocation benefits. These relocation benefits are available to all employees, including our NEOs, who relocated from our previous headquarters in Folsom, California to our new headquarters in The Woodlands, Texas, and are subject to a five-year repayment obligation under which the employee may be required to refund to the company all or a portion of the moving and relocation expenses the company reimburses to the employee or pays for the employee in the event of certain terminations of employment before the expiration of the five-year repayment period.

The company engaged the services of an independent relocation company (the “Provider”) to provide the relocation and related services. Pursuant to the guaranteed purchase offer provision of the relocation program, the Provider offers to purchase an employee’s former residence at a purchase price equal to the average of two independent appraisals of the property (or if there is more than a 5% variance between the two appraised values, the average of the two out of three closest appraisal values) or equal to an independent third-party offer. Pursuant to the directed offer above appraised value provision of the relocation program, the company may, in its sole discretion and subject to applicable laws, direct the Provider to provide an employee with assistance to complete his or her home sale in a situation where the home appraises for less than a value agreed to by the company given the facts and circumstances surrounding the sale. The company will reimburse the Provider for all expenses, including any losses from the resale of the residence to a third-party buyer, and the company will receive the gains from the resale of the residence, if the resale price is greater than the price the Provider paid for the property.

For more information about the relocation benefits provided to our named executive officers, see the Summary Compensation Table and the accompanying footnotes. Perquisites are valued at the incremental cost to the company.

Clawback Provisions

We do not currently have a policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results beyond what is required under the Sarbanes-Oxley Act. Under those circumstances, the Compensation Committee would evaluate whether compensation adjustments are appropriate based upon the facts and circumstances surrounding the restatement. Under the Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, the stock exchanges and the SEC have been directed to adopt rules that would require companies to adopt a policy to recover certain compensation in the event of a material accounting restatement. We expect to adopt a policy as required by the Dodd-Frank Act when final regulations have been provided by the SEC and the New York Stock Exchange.

Tax Deductibility Considerations

Section 162(m) of the IRC generally disallows an income tax deduction to publicly held corporations for compensation in excess of $1,000,000 paid for any fiscal year to the corporation’s “covered employees,” which is defined in Section 162(m) as the Chief Executive Officer and the three other most highly compensated executive officers, other than the Chief Financial Officer. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Compensation Committee believes that, in establishing compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, in certain situations, the Compensation Committee may approve compensation that will not meet qualifying performance-based compensation requirements in order to assure competitive total compensation for the executive officers.

Severance and Change in Control Arrangements

The Compensation Committee believes that the company’s current and historic successes are due in large part to the leadership, skills and performance of the NEOs, and that it is critical to maintain the stability of the company by providing severance and change in control benefits in order to encourage NEO retention through a change in control. On February 13, 2012, we entered into a new Separation Benefits Plan and Employment Agreement with Mr. Mittelstaedt (the “CEO Separation Benefits Plan”), and a Separation Benefits Plan under which eligible executives, including our NEOs (other than Messrs. Mittelstaedt and Little) may receive certain severance and change in control benefits (the “NEO Separation Benefits Plan,” together with the CEO Separation Benefits Plan, the “Separation Benefits Plans”). The CEO Separation Benefits Plan superseded and replaced the employment agreement of Mr. Mittelstaedt, dated March 1, 2004, as amended, and the NEO Separation Benefits Plan and related participation letters superseded the employment agreements of Messrs. Jackman, Bouck, and Chambliss, dated as of April 11, 2003, October 1, 2004 and June 1, 2000, respectively. Mr. Little’s employment agreement, which was executed in September 1999, provides that Mr. Little may receive certain severance and change in control benefits. The specific terms of the Severance Benefits Plans and provisions regarding severance and change in control for Mr. Little’s agreement are described below under “Potential Payments Upon Termination or Change in Control.”

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K. Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be incorporated into both our Annual Report on Form 10-K and Proxy Statement on Schedule 14A for the fiscal year ended December 31, 2013.

This report is submitted on behalf of the Compensation Committee.

William J. Razzouk, Chairman
Edward E. “Ned” Guillet
Michael W. Harlan

COMPENSATION RISK ASSESSMENT

We believe our compensation policies and practices do not present any risk that is reasonably likely to have a material adverse effect on the company. We believe our approach to setting performance targets, evaluating performance, and establishing payouts does not promote excessive risk-taking. We believe that the components of our pay mix — base salary, annual cash incentive bonuses, and long-term equity grants  — appropriately balance near-term performance improvement with sustainable long-term value creation.

We considered the following elements of our compensation policies and practices when evaluating whether such policies and practices encourage our employees to take unreasonable risks:

•	annual performance targets are established by each operating location and region and on a company-wide basis to encourage decision-making that is in the best long-term interests of both the company and our stockholders;
•	we adjust performance targets to exclude the benefit or detriment of extraordinary events to ensure our employees are compensated on results within their control or influence;
•	we adjust performance targets to include certain acquisitions and new contracts not reflected in the originally approved operating budget in order to achieve targeted returns on deployed capital;
•	we set annual performance goals to avoid targets that, if not achieved, result in a large percentage loss of compensation;
•	payouts under our performance-based plans remain at the discretion of our Board of Directors and may be reduced even if targeted performance levels are achieved;
•	payouts under our performance-based plans can result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach;
•	our NEOs receive annual cash incentive bonus awards only after cash incentive bonus awards payable to other employees have been made;
•	we use restricted stock units rather than stock options for equity awards because restricted stock units retain value even in a depressed market so that recipient employees are less likely to take unreasonable risks to get, or keep, options “in-the-money”;
•	equity-based compensation with time-based vesting over four years accounts for a time horizon of risk and ensures that participating employee interests are aligned with the long-term interests of our stockholders;
•	stock ownership guidelines require members of our Board of Directors and our executive officers to maintain certain ownership levels in our common stock, which aligns a portion of their personal wealth to the long-term performance of the company;
•	we have adopted a policy which prohibits members of our Board of Directors and our executive officers from engaging in transactions designed to hedge against the economic risks associated with an investment in our common stock or pledging our common stock in a margin account; and
•	our Compensation Committee periodically utilizes an independent compensation consultant that performs no other services for the company.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of our NEOs in 2013, 2012 and 2011. The amounts set forth in the “Stock Awards” column include one-time equity grants in 2012 of shares of company stock to Messrs. Mittelstaedt, Bouck, Jackman and Chambliss made by the Compensation Committee of our Board of Directors at the time each of those NEOs and the company entered into the CEO Plan or Participation Letter Agreement, as applicable. For Messrs. Bouck and Jackman, the amounts for 2013 set forth in the “All Other Compensation” column include company-wide relocation benefits received by them in 2013 in connection with the relocation of our headquarters from California to Texas. Except for Messrs. Chambliss and Little, the amounts for 2012 set forth in the “All Other Compensation” column include company-wide relocation benefits received by the NEOs in 2012 in connection with the relocation of our headquarters from California to Texas.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Ronald J. Mittelstaedt Chief Executive Officer and Chairman	2013	828,050	—	1,681,572	—	804,678	—	68,643	3,382,943
	2012	716,001	—	3,230,044	—	923,305	—	111,122	4,980,472
	2011	605,843	—	1,320,478	—	1,131,600	—	27,313	3,085,234
Worthing F. Jackman Executive Vice President and Chief Financial Officer	2013	436,392	—	771,596	—	275,940	—	38,446	1,522,374
	2012	400,001	—	947,524	—	336,400	—	245,692	1,929,617
	2011	359,736	—	591,087	—	438,000	—	6,992	1,395,815
Steven F. Bouck President	2013	545,250	—	830,688	—	345,240	—	24,668	1,745,846
	2012	482,999	—	1,120,506	—	406,203	—	144,313	2,154,021
	2011	421,837	—	690,386	—	510,000	—	19,037	1,641,260
Darrell W. Chambliss Executive Vice President and Chief Operating Officer	2013	420,688	—	639,676	—	265,860	—	12,650	1,338,874
	2012	390,999	—	934,031	—	328,831	—	10,725	1,664,586
	2011	360,179	—	588,397	—	434,400	—	7,135	1,390,111
James M. Little Senior Vice President – Engineering and Disposal(1)	2013	330,423	170,000	430,508	—	—	—	24,279	955,210

(1)	2013 was the first year in which Mr. Little was a named executive officer.
(2)	Amounts shown reflect salary earned by the NEOs for each year indicated and reflect increases that the NEOs, other than Mr. Little, received on January 1, 2013, and that Mr. Little received on February 1, 2013.
(3)	Stock awards consist of restricted stock units granted under our Third Amended and Restated 2004 Equity Incentive Plan. Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown are the grant date fair value of the 2013 awards computed in accordance with generally accepted accounting principles, excluding estimates of forfeitures related to service-based vesting conditions. A discussion of the value of stock awards is set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 10, 2014.
(4)	Amounts shown reflect annual incentive bonus awards earned by the NEOs under our Amended SMIP, which is discussed elsewhere in this proxy statement, under “Compensation Discussion and Analysis.” The amounts shown for 2013 were paid on February 14, 2014.

(5)	We make available for business use to our NEOs and other employees a private aircraft. Our general policy is not to permit employees, including the NEOs, to use the aircraft for purely personal use. Occasionally, employees or their relatives or spouses, including relatives or spouses of the NEOs, may derive personal benefit from travel on our aircraft incidental to a business function, such as when an NEO’s spouse accompanies the officer to the location of an event the officer is attending for business purposes. For purposes of our Summary Compensation Table, we value the compensatory benefit to the officer at the incremental cost to us of conferring the benefit, which consists of additional catering and fuel expenses. In the example given, the incremental cost would be nominal because the aircraft would have been used to travel to the event, and the basic costs of the trip would have been incurred, whether or not the NEO’s spouse accompanied the officer on the trip. However, on the rare occasions when we permit an employee to use the aircraft for purely personal use, we value the compensation benefit to such employee (including NEOs) at the incremental cost to us of conferring the benefit, which consists of the average weighted fuel expenses, catering expenses, trip-related crew expenses, landing fees and trip-related hangar/parking costs. Since our aircraft is used primarily for business travel, the valuation excludes the fixed costs that do not change based on usage, such as pilots’ compensation, the lease expense of the aircraft and the cost of maintenance. Our valuation of personal use of aircraft as set forth in this proxy statement is calculated in accordance with SEC guidance, which may not be the same as valuation under applicable tax regulations.

In 2013, All Other Compensation paid to our NEOs consisted of the following amounts:

Name	Matching Contributions to 401(k) ($)	Company Contributions Under Nonqualified Deferred Compensation Plan ($)	Life Insurance Premiums Paid by Company(1) ($)	Professional Association Dues ($)	Club Dues ($)	Personal Use of Corporate Aircraft Incidental to Business Function ($)	Purely Personal Use of Corporate Aircraft ($)	Relocation Expenses(2) ($)	Total All “Other” Compensation ($)
Ronald J. Mittelstaedt	—	8,750	2,458	—	11,431	347	45,657	—	68,643
Worthing F. Jackman	—	8,750	2,331	—	11,431	852	—	15,082	38,446
Steven F. Bouck	3,900	4,850	3,494	432	2,187	185	—	9,620	24,668
Darrell W. Chambliss	4,207	4,543	3,755	—	—	145	—	—	12,650
James M. Little	5,251	3,010	4,543	—	11,431	44	—	—	24,279

(1)	Amounts shown are paid by the company in connection with life insurance policies made available to all participants in our Nonqualified Deferred Compensation Plan, including the NEOs.
(2)	Jackman. During fiscal 2013, pursuant to the company-wide relocation benefits program available to all employees that relocated from California to Texas due to the relocation of our headquarters, Mr. Jackman received $15,082 related to relocation expenses, including $4,125 in tax gross-ups related to those expenses.

Bouck.  During fiscal 2013, pursuant to the company-wide relocation benefits program available to all employees that relocated from California to Texas due to the relocation of our headquarters, Mr. Bouck received $9,620 related to relocation expenses, including $2,545 in tax gross-ups related to those expenses.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2013

The following table summarizes the amount of awards under the Amended SMIP and equity awards granted in 2013 for each of the NEOs.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald J. Mittelstaedt	2/25/13	—	—	—	—	—	—	49,458	—	—	1,681,572
	—	191,590	957,950	1,915,900	—	—	—	—	—	—	—
Worthing F. Jackman	2/25/13	—	—	—	—	—	—	22,694	—	—	771,596
	—	65,700	328,500	657,000	—	—	—	—	—	—	—
Steven F. Bouck	2/25/13	—	—	—	—	—	—	24,432	—	—	830,688
	—	82,200	411,000	822,000	—	—	—	—	—	—	—
Darrell W. Chambliss	2/25/13	—	—	—	—	—	—	18,814	—	—	639,676
	—	63,300	316,500	633,000	—	—	—	—	—	—	—
James M. Little	2/25/13	—	—	—	—	—	—	12,662	—	—	430,508

(1)	The target incentive amounts shown in this column reflect our annual incentive bonus plan awards provided under the Amended SMIP and represent the target awards pre-established as a percentage of salary. The maximum is the greatest payout which can be made if the pre-established maximum performance level is met or exceeded. Actual annual incentive bonus amounts earned by the NEOs for 2013 under the Amended SMIP are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	Stock awards consist of restricted stock units granted under our Third Amended and Restated 2004 Equity Incentive Plan on February 25, 2013. The units vest in equal, annual installments over the four-year period following the date of grant, beginning on the first anniversary of the date of grant.
(3)	The value of a stock award is based on the fair value as of the grant date of such award computed in accordance with generally accepted accounting principles, excluding estimates of forfeitures related to service-based vesting conditions. A discussion of the value of stock awards is set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 10, 2014.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

The following table summarizes unexercised options and restricted stock units that have not vested and related information for each of our NEOs as of December 31, 2013.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)
Ronald J. Mittelstaedt	—	—	—	9,239	(2)	403,098
	—	—	—	13,199	(3)	575,872
	—	—	—	22,580	(4)	985,165
	—	—	—	29,305	(5)	1,278,577
	—	—	—	49,458	(6)	2,157,852
Worthing F. Jackman	—	—	—	5,508	(2)	240,314
	—	—	—	5,909	(3)	257,810
	—	—	—	10,108	(4)	441,012
	—	—	—	13,044	(5)	569,110
	—	—	—	22,694	(6)	990,139
Steven F. Bouck	—	—	—	6,841	(2)	298,473
	—	—	—	7,329	(3)	319,764
	—	—	—	11,806	(4)	515,096
	—	—	—	15,189	(5)	662,696
	—	—	—	24,432	(6)	1,065,968
Darrell W. Chambliss	—	—	—	5,952	(2)	259,686
	—	—	—	6,369	(3)	277,879
	—	—	—	10,062	(4)	439,005
	—	—	—	12,938	(5)	564,485
	—	—	—	18,814	(6)	820,855
James M. Little	—	—	—	3,045	(2)	132,853
	—	—	—	4,030	(3)	175,829
	—	—	—	6,017	(4)	262,522
	—	—	—	8,649	(5)	377,356
	—	—	—	12,662	(6)	552,443

(1)	Includes restricted stock units which were issued as dividend equivalent units in connection with Waste Connections’ first quarterly cash dividend that was paid on November 12, 2010. The units issued as dividend equivalent units will vest in equal annual installments on the same schedule as the restricted stock unit awards to which such dividend equivalent units correspond.
(2)	The restricted stock units vest in equal installments on each of the first five anniversaries of the grant date of February 11, 2009.
(3)	The restricted stock units vest in equal installments on each of the first five anniversaries of the grant date of February 11, 2010.
(4)	The restricted stock units vest in equal installments on each of the first four anniversaries of the grant date of February 11, 2011.
(5)	The restricted stock units vest in equal installments on each of the first four anniversaries of the grant date of February 10, 2012.

(6)	The restricted stock units vest in equal installments on each of the first four anniversaries of the grant date of February 25, 2013.
(7)	Based on the closing price of our common stock of $43.63 on the New York Stock Exchange on December 31, 2013, the last trading day of the 2013 fiscal year.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2013

The following table summarizes each exercise of stock options, each vesting of restricted stock units and related information for each of our NEOs on an aggregated basis during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ronald J. Mittelstaedt	—	—	36,757	1,915,672
Worthing F. Jackman	—	—	18,665	914,105
Steven F. Bouck	—	—	22,344	1,106,922
Darrell W. Chambliss	—	—	19,357	947,548
James M. Little	—	—	11,548	569,236

PENSION BENEFITS IN FISCAL YEAR 2013

We do not sponsor any qualified or non-qualified defined benefit plans for any of our executive officers, including the NEOs.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2013

The following table summarizes the participation of our NEOs during 2013 in our Nonqualified Deferred Compensation Plan, which is our only plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Ronald J. Mittelstaedt	898,159	8,750	595,950	—	7,464,631
Worthing F. Jackman	183,399	8,750	202,900	(35,123)	900,791
Steven F. Bouck	314,459	4,850	1,736	—	1,715,812
Darrell W. Chambliss	291,588	4,543	362,081	—	1,617,905
James M. Little	127,841	3,010	36,274	—	264,321

(1)	Amounts in these columns represent base salary, cash performance bonus and/or restricted stock unit grants each NEO elected to defer and our annual matching contributions in lieu of matching contributions under our 401(k) plan. Contributions by an NEO are reported in the Summary Compensation Table under “Salary”, “Bonus” and/or “Non-Equity Incentive Plan Compensation” and matching contributions we make to an NEO’s account are reported in the Summary Compensation Table under “All Other Compensation.”
(2)	Amounts in this column are not included in any other amounts disclosed in this proxy statement, as the amounts are not preferential earnings. Instead, earnings disclosed are determined by reference to the returns on one or more select mutual funds, as determined by the participant, that are also available for investment by the general public, or with regard to restricted stock units deferred into our Nonqualified Deferred Compensation Plan, our common stock.
(3)	Amounts shown in this column include the following amounts that were reported as compensation to the NEO in the Summary Compensation Table in our previous proxy statements:
•	For Mr. Mittelstaedt, a total of $5,128,176 was reported (2005 to 2013);
•	For Mr. Jackman, a total of $589,395 was reported (2005 to 2013);

•	For Mr. Bouck, a total of $1,049,923 was reported (2005 to 2013);
•	For Mr. Chambliss, a total of $796,379 was reported (2005 to 2013); and
•	For Mr. Little, no amounts have previously been reported, as 2013 was the first year in which Mr. Little was a named executive officer.

The NEOs and certain other highly compensated employees are entitled to participate in the Nonqualified Deferred Compensation Plan, which we put in place to mitigate the impact of our officers and other highly compensated employees being unable to make the maximum contribution permitted under the 401(k) plan due to certain limitations imposed by the IRC. The Nonqualified Deferred Compensation Plan allows an eligible employee to voluntarily defer receipt of up to 80% of the employee’s base salary, and up to 100% of bonuses, commissions and restricted stock unit grants. We make a matching contribution of 50% of every dollar of a participating employee’s pre-tax eligible contributions until the employee’s contributions equal five percent of the employee’s eligible compensation, less the amount of any match we make on behalf of the employee under the company-sponsored 401(k) plan, and subject to certain deferral limitations imposed by the IRC on 401(k) plans, except that our matching contributions are 100% vested when made. Except for restricted stock units that are deferred, the company also credits an amount reflecting a deemed return to each participant’s deferred compensation account periodically, based on the returns of various mutual funds or measurement funds selected by the participant. Restricted stock units that are deferred are credited as shares of company common stock, which had a 2013 annual rate of return of 30.5%. The earnings on an employee’s deferred compensation may exceed or fall short of market rate returns, depending on the performance of the funds selected compared to the markets in general. Beginning in 2014 and similar to changes in the 401(k) Plan, we raised our matching contributions of 50% of every dollar from five percent to six percent of a participating employee’s pre-tax eligible compensation, less the amount of any match we make on behalf of the employee under the company-sponsored 401(k) plan.

The investment options that are offered by our plan administrator and their annual rates of return for the calendar year ended December 31, 2013, are set forth in the following table.

Name of Investment Option	Rate of Return in 2013 (%)
AIM Mid Cap Core Equity	28.81
AllianceBern VPS Real Estate A	4.19
American Funds IS International 2	21.63
Fidelity VIP Mid Cap Svc	36.06
Franklin Rising Dividends Securities	29.69
Franklin Small Cap Value Securities CI2	36.24
Frontier Capital Appreciation Fund	39.20
Ivy Funds VIP High Income	10.50
Janus Aspen Balanced Svc	19.80
Janus Aspen Forty Svc	30.89
Janus Aspen Overseas Svc	14.28
Janus Aspen Perkins Mid Cap Value Svc	25.81
MFS Var Ins Tr II Intl Value SC	27.63
MFS VIT Value – SC	35.59
PIMCO VIT Real Return Admin	-9.22
PIMCO VIT Total Return Admin	-1.96
Pioneer Emerging Markets VCT I	-1.97
Royce Capital Small-Cap Inv	34.75
T. Rowe Price Limited Term Bond	0.13
Van Eck VIP Tr Global Hard Assets I	10.53
Vanguard Var Ins Money Market	0.11

Distributions from the Nonqualified Deferred Compensation Plan are automatically triggered by the occurrence of certain events. Upon termination of employment or retirement, a participant will receive a distribution from the plan in the form he previously selected — either in a lump sum or in annual installments over any period selected, up to fifteen years. Payments will commence within 60 days after the last day of the six-month period immediately following the termination or retirement date. If a participant becomes disabled, he will receive his entire account balance in a lump sum within 60 days of the date on which he became disabled. Upon the death of a participant during employment or while receiving his retirement benefits under the plan, his unpaid account balance will be paid to his beneficiary in a lump sum within 60 days of the date the plan committee is notified of his death.

Participants also elect whether to receive a distribution of their entire account balance in a lump sum upon a change in control of our company, as defined in the plan, or whether to have their account balance remain in the plan after a change in control. In the absence of such an election, a participant will receive a distribution after a change in control occurs. Participants may also choose to receive lump sum distributions of all or a portion of their account balances upon optional, scheduled distribution dates or upon an unforeseeable financial emergency. Optional distribution dates must be a January 1 that is at least three years after the end of the plan year in which the deferral election is made. Optional distributions may be postponed, subject to certain conditions specified in the plan. Distributions upon an unforeseeable financial emergency are also subject to certain restrictions specified in the plan.

EQUITY COMPENSATION PLAN INFORMATION

The following is a summary of all of our equity compensation plans and individual arrangements that provide for the issuance of equity securities as compensation, as of December 31, 2013.

Equity Compensation Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Approved by stockholders(1)	1,524,905	(2)(3)	$14.71	(4)	1,046,592	(5)
Not approved by stockholders(7)	139,964	(6)	$24.50		0	(6)
Total	1,664,869		$18.46	(4)	1,046,592

(1)	Consists of: (a) the Third Amended and Restated 2004 Equity Incentive Plan (the “2004 Plan”); and (b) the 2002 Senior Management Equity Incentive Plan (the “Senior Incentive Plan”).
(2)	Includes an aggregate of 1,299,466 restricted stock units.
(3)	While options granted under the Senior Incentive Plan remain outstanding, the term of the plan expired in 2012, and as a result no further awards may be granted under the plan.
(4)	Excludes restricted stock units.
(5)	The remaining 1,046,592 shares reserved for issuance under the 2004 Plan will be issuable upon the exercise of future stock option grants or pursuant to future restricted stock or restricted stock unit awards that vest upon the attainment of prescribed performance milestones or the completion of designated service periods. The Board of Directors unanimously adopted resolutions in 2014 approving the reduction of the shares available for future issuance under the plan to zero, to be effected only if the stockholders approve the 2014 Incentive Award Plan at the annual meeting. In the event the stockholders approve the 2014 Incentive Award Plan at the annual meeting, no further awards will be granted under the 2004 Plan.
(6)	While options granted under the 2002 Stock Option Plan remain outstanding, the Board of Directors unanimously adopted resolutions in 2008 approving the reduction of the shares available for future issuance under the plan from 128,636 to zero, and as a result no further awards may be granted under the plan. While warrants granted under the 2002 Consultant Incentive Plan remain outstanding, the term of the plan expired in 2012, and as a result no further awards may be granted under the plan.
(7)	Consists of the plans summarized below.

The material features of our equity compensation plans not approved by stockholders are described below.

2002 Stock Option Plan

In 2002, our Board of Directors authorized the 2002 Stock Option Plan. Participation in the 2002 Stock Option Plan was limited to consultants and employees, other than officers and directors. Options granted under the 2002 Stock Option Plan are nonqualified stock options and have a term of no longer than ten years from the date they are granted. Options generally become exercisable in installments pursuant to a vesting schedule set forth in each option agreement. The Compensation Committee currently administers the 2002 Stock Option Plan. However, while options previously granted under the 2002 Stock Option Plan remain outstanding, the Board of Directors unanimously adopted resolutions in 2008 approving the reduction of the shares available for future issuance under the plan from 128,636 to zero, and as a result no further awards may be granted under the plan. Options previously granted under the plan have exercise prices per share as determined by the Compensation Committee at the time of grant. Immediately prior to a change in control, all outstanding options under the 2002 Stock Option Plan will automatically accelerate and become immediately exercisable. The Compensation Committee may in its discretion provide that the shares subject to an option under the 2002 Stock Option Plan may (i) continue as an immediately exercisable option, (ii) be assumed as immediately exercisable options by the surviving corporation or its parent, (iii) be substituted by immediately exercisable options granted by the surviving corporation or its parent with substantially the same terms for the option, or (iv) be cancelled after payment to optionee of an amount in cash or other consideration delivered to the stockholders of the company reduced by the exercise price.

2002 Consultant Incentive Plan

In 2002, our Board of Directors authorized the 2002 Consultant Incentive Plan, under which warrants to purchase our common stock were issuable to certain of our consultants. Warrants awarded under the Consultant Incentive Plan are subject to a vesting schedule set forth in each warrant agreement. Historically, warrants issued have been fully vested and exercisable at the date of grant. The Compensation Committee currently administers the 2002 Consultant Incentive Plan. All warrants granted under the plan have purchase prices per share at least equal to the fair market value of the underlying common stock on the date of grant. While warrants granted under plan remain outstanding, the term of the plan expired in 2012, and as a result no further awards may be granted under the plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Arrangements in Effect in 2013

Our NEOs are entitled to certain payments and benefits upon qualifying terminations of employment and, in certain cases, a change in control under the Separation Benefits Plans and our Third Amended and Restated 2004 Equity Incentive Plan. The following discussion describes the terms of these payments and benefits and the circumstances in which they will be paid or provided.

CEO Separation Benefits Plan

Mr. Mittelstaedt is eligible to receive severance benefits and change in control payments pursuant to the CEO Separation Benefits Plan. Under the terms of the CEO Separation Benefits Plan, Mr. Mittelstaedt is entitled to receive, upon a termination by us without “cause” (as defined below), or resignation by Mr. Mittelstaedt for “good reason” (as defined below) prior to a change in control (as defined below) or upon a termination due to death or permanent disability: (i) a lump-sum cash payment equal to $7,500,000, payable on or within 60 days following the date of his termination; (ii) coverage under our group medical insurance of Mr. Mittelstaedt and his eligible dependents for three years following termination, provided that Mr. Mittelstaedt will be obligated to pay the company for the premiums for such coverage on an after-tax basis (the “Health Insurance Benefit”); (iii) accelerated vesting of all of Mr. Mittelstaedt’s outstanding but unvested time-based equity awards; (iv) a pro-rated portion Mr. Mittelstaedt’s performance-based equity awards, following our determination of actual performance achievement following the end of the performance cycle; and (v) with respect to Mr. Mittelstaedt’s outstanding stock options, an extended post-termination exercise period through the earlier of the fifth anniversary of Mr. Mittelstaedt’s date of termination or the expiration date of such stock options pursuant to their original terms.

Upon a termination by us without cause or resignation by Mr. Mittelstaedt for good reason within two years after a change in control, Mr. Mittelstaedt is entitled to receive a lump-sum cash payment equal to $7,500,000, payable on or within 60 days following the date of his termination and coverage under our group medical insurance of Mr. Mittelstaedt and his eligible dependents for three years following termination, provided that Mr. Mittelstaedt will be obligated to pay the company for the premiums for such coverage on an after-tax basis. Further, the CEO Separation Benefits Plan includes a so-called “best pay” provision where payments and benefits provided on account of a change in control shall be made to Mr. Mittelstaedt in full or in such lesser amount as would result in no portion of the payments being subject to an excise tax under Section 280G and Section 4999 of the IRC, whichever of the foregoing amounts is greater on an after-tax basis.

In consideration of the severance benefits under the CEO Plan, Mr. Mittelstaedt must abide by certain restrictive covenants in the CEO Separation Benefits Plan, including a commitment by Mr. Mittelstaedt not to compete in restricted territory with our competitors and not to solicit our customers or employees (with a few limited exceptions with respect to certain of our executive officers) for 12 months following the date of Mr. Mittelstaedt’s termination of employment. Additionally, in the event of certain terminations of employment, Mr. Mittelstaedt is eligible to receive an amount equal to $7,000,000 in a lump sum on the first anniversary of the date of his termination if the company determines, in its discretion, to extend the post-termination restrictive covenant period from 12 months to 24 months after his termination of employment.

Separation Benefits Plan for Other NEOs (other than Mr. Little)

Our NEOs, other than Messrs. Mittelstaedt and Little, are eligible to receive certain separation benefits and change in control payments pursuant to the NEO Separation Benefits Plan. Under the terms of the NEO Separation Benefits Plan and their respective participation letter agreements under the NEO Separation Benefits Plan, each of Messrs. Bouck, Jackman and Chambliss are entitled to receive, upon a termination by us without “cause” or resignation by such NEO for “good reason” prior to a change in control: (i) a cash payment equal to $3,900,000 (for Mr. Bouck) or $3,300,000 (for each of Messrs. Jackman and Chambliss), payable one-third on the termination date and, provided that the applicable NEO has complied with the non-competition and non-solicitation provisions of the NEO Separation Benefits Plan, one-third on each of the first and second anniversaries of the termination date; (ii) full accelerated vesting of the applicable NEO’s outstanding but unvested time-based equity awards; (iii) a pro-rated portion of the applicable NEO’s performance-based equity awards, following our determination of actual performance achievement following the end of the performance cycle; and (iv) with respect to the applicable NEO’s outstanding stock options, an extended post-termination exercise period through the earlier of the third anniversary of the termination date or the expiration of the original term of such stock options.

Messrs. Bouck, Jackman and Chambliss are also entitled to the foregoing benefits if such NEO’s employment is terminated as a result of their death, except that any cash payments will be paid in a lump sum on or within 60 days following the date of death. In the event of a termination of employment due to permanent disability, each of Messrs. Bouck, Jackman and Chambliss are entitled to receive the benefits described above, except that in lieu of the cash payment, each such NEO will be entitled to: (A) a pro-rated portion of the applicable NEO’s target annual bonus for the year of termination, and (B) cash payments equal to the applicable NEO’s base salary through the remaining term of the NEO Separation Benefits Plan, to be paid one-third on the date of termination and, provided that the applicable NEO has complied with the non-competition and non-solicitation provisions of the NEO Separation Benefits Plan, one-third on each of the first and second anniversaries of the date of termination.

Upon a termination by us without cause or resignation by them for good reason within two years after a change in control, Messrs. Bouck, Jackman and Chambliss are entitled to receive a cash payment equal to $3,900,000 (for Mr. Bouck) and $3,300,000 (for each of Messrs. Jackman and Chambliss), payable in a lump sum on or within 60 days following the date of termination. Further, the NEO Separation Benefits Plan includes a so-called “best pay” provision where payments and benefits provided on account of a change in control shall be made to such participating NEOs in full or in such lesser amount as would result in no portion of the payments being subject to an excise tax under Section 280G and Section 4999 of the IRC, whichever of the foregoing amounts is greater on an after-tax basis.

In consideration of the above severance benefits, Messrs. Bouck, Jackman and Chambliss must abide by certain restrictive covenants in the NEO Separation Benefits Plan, including a commitment by the NEO not to compete with the company in a restricted territory and not to solicit our customers or employees for 12 months following the date of such NEO’s termination of employment.

For purposes of the Separation Benefits Plans, “good reason” is generally defined as: (i) assignment to the NEO of duties inconsistent with and resulting in a diminution of his position (including status, offices, titles, responsibilities and reporting requirements), authority, duties or responsibilities as they existed on the effective date of the Separation Benefits Plans; or any other action by the company which results in a diminution in such position, authority, duties or responsibilities; a substantial alteration in the title(s) of the NEO (so long as the existing corporate structure of the company is maintained); provided, however, that his failure to be in the same position (including status, offices, titles, responsibilities and reporting requirements) with the ultimate parent of the company will constitute “good reason”; (ii) the relocation of his principal place of employment to a location more than fifty (50) miles from its present location without his prior approval; (iii) a material reduction by the company in his total annual cash compensation without his prior approval; (iv) on or after a change in control, a material reduction by the company in his total annual compensation without his prior approval; (v) a failure by the company to continue in effect, without substantial change, any benefit plan or arrangement in which he was participating or the taking of any action by the company which would adversely affect his participation in or materially reduce his benefits under any benefit plan (unless such changes apply equally to all other management employees of company); (vi) any material breach by the company of any provision of the Separation Benefits Plans without his having committed any material breach of his obligations hereunder, which breach is not cured within twenty (20) days following written notice thereof to the company of such breach; or (vii) the failure of the company to obtain the assumption of the plan by any successor entity.

Employment Agreement with Mr. Little

We entered into an employment agreement with Mr. Little on September 13, 1999, and an amendment to the employment agreement on November 12, 2008 (as amended, the “Little Employment Agreement”). This agreement provides for certain payments to Mr. Little in the event of his termination without cause (as defined below) or upon a change in control (as defined below) of the company.

Under the Little Employment Agreement, upon a termination by us without cause, Mr. Little is entitled to receive: (i) a lump sum payment in an amount equal to the greater of (x) his base salary through the end of the then-current term under the Little Employment Agreement and (y) one year of his base salary, generally to be paid on the date of termination; (ii) full accelerated vesting of all of Mr. Little’s outstanding but unvested options and other rights relating to the capital stock of the company; and (iii) with respect to any such options and rights, an extended post-termination exercise period through the third anniversary of the date of his termination. Mr. Little may also elect to forfeit receipt of all or part of the lump sum cash payment in exchange for payment by the company of all or part of the costs of his relocation to an area of his choice, with such amount to be determined by agreement between the company and Mr. Little.

Upon a termination due to Mr. Little’s disability or death, all of Mr. Little’s outstanding but unvested options and other rights relating to the capital stock of the company will fully vest, and the term of any such options and rights will be extended to the third anniversary of the date of termination.

For the purposes of the Little Employment Agreement, a change in control of the company is generally treated as a termination without cause of Mr. Little, unless he elects in writing to waive the applicable provision of his employment agreement. Thus, upon a change in control of the company, Mr. Little will be entitled to receive the same payments and benefits as he would have upon a termination by us without cause as described above.

In addition, in the event of a change in control after which any previously outstanding option or other right relating to our capital stock fails to remain outstanding, Mr. Little would be entitled to receive either: (i) an option, warrant or other right to purchase that number of shares of stock of the acquiring company (the “Successor Option”) that he would have received had he exercised his terminated Waste Connections options, warrants or rights immediately prior to the acquisition resulting in a change in control and received for the shares acquired on exercise of such options shares of the acquiring company in the change in control transaction such that the aggregate exercise price for the shares covered by such options would be the aggregate exercise price for the terminated Waste Connections options, warrants or rights; or (ii) a lump sum payment in an amount agreed to by Mr. Little and the company of at least, on an after-tax basis, the net after-tax gain he would have realized on exercise of the Successor Option of the acquiring company had he been issued a Successor Option and sale of the underlying shares, payable within ten days after the consummation of the change in control.

In consideration of the payments and benefits provided for in the Little Employment Agreement, Mr. Little must abide by certain restrictive covenants in Little Employment Agreement, including a commitment by the NEO not to compete with the company in a restricted territory until the first anniversary of the termination of the Little Employment Agreement and not to solicit our customers or employees until the second anniversary of the termination of the Little Employment Agreement or for that number of months used to calculate the amount actually paid as severance upon a termination by us without cause following the date of termination.

For the purposes of the Separation Benefits Plans and the Little Employment Agreement, “cause” is defined as: (i) a material breach of any of the terms of the agreement that is not immediately corrected following written notice of default specifying such breach; (ii) a breach of any of the provisions of the non-competition and non-solicitation provisions of the applicable agreement; (iii) repeated intoxication with alcohol or drugs while on company premises during its regular business hours to such a degree that, in the reasonable judgment of the other managers of the company, the employee is abusive or incapable of performing his duties and responsibilities under the agreement; (iv) conviction of a felony; or (v) misappropriation of property belonging to the company and/or any of its affiliates. Further, for the purposes of the Separation Benefits Plans and the Little Employment Agreement, a “change in control” is deemed to have occurred if:

•	there shall be consummated (a) any reorganization, liquidation or consolidation of the company, or any merger or other business combination of the company with any other corporation, other than any such merger or other business combination that would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the company or such surviving entity outstanding immediately after such transaction; or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company;
•	any person (as defined in the applicable agreement), shall become the beneficial owner (as defined in the applicable agreement), directly or indirectly, of 50% or more of the company’s outstanding voting securities; or
•	during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board of Directors shall cease for any reason to constitute at least one-half of the membership thereof unless the election, or the nomination for election by the company’s stockholders, of each new director was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of the period.

Third Amended and Restated 2004 Equity Incentive Plan

Pursuant to our Third Amended and Restated 2004 Equity Incentive Plan, immediately upon a change in control, outstanding and unvested RSUs shall automatically vest in full, and the shares subject to those vested RSUs shall be issued.

Potential Payments Tables

The following tables estimate the payments we would be obligated to make to each of our NEOs as a result of his termination or resignation (including, in certain cases, in connection with a change in control of our company), assuming such termination, resignation or change in control occurred on December 31, 2013. We have calculated these estimated payments to meet SEC disclosure requirements. The estimated payments are not necessarily indicative of the actual amounts any of our NEOs would receive in such circumstances.

For illustrative purposes only, the tables assume that: (a) a termination of employment or a change in control in our company occurred on December 31, 2013, as applicable; and (b) the price per share of our common stock is $43.63, the closing price on December 31, 2013, the last trading day of the 2013 fiscal year.

In addition to the amounts reflected in the tables, on termination of employment, all vested deferred compensation and other retirement benefits payable to the employee under benefit plans in which he then participated would be paid to him in accordance with the provisions of the respective plans. These plans include our voluntary 401(k) plan and our Nonqualified Deferred Compensation Plan.

Ronald J. Mittelstaedt, Chief Executive Officer and Chairman

	Termination for Cause or by Employee Without Good Reason Not Subject to Optional Restricted Period		Termination for Cause or by Employee Without Good Reason Subject to Optional Restricted Period		Termination Without Cause, on Disability or by Employee For Good Reason Not Subject to Optional Restricted Period		Termination Without Cause, on Disability or by Employee For Good Reason Subject to Optional Restricted Period		Termination on Death		Termination in Connection with Change in Control
Base Salary	$—	(1)	$—	(1)	$—	(5)	$—	(5)	$—	(5)	$—	(5)
Bonus	—	(2)	—	(2)	—	(6)	—	(6)	—	(6)	—	(6)
Severance Payment	—		7,000,000	(4)	7,564,724	(7)	14,564,724	(9)	7,564,724	(7)	7,564,724	(7)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	—	(3)	5,400,565	(8)	5,400,565	(8)	5,400,565	(8)	5,400,565	(10)
TOTAL	$—		$7,000,000		$12,965,289		$19,965,289		$12,965,289		$12,965,289

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.
(2)	Employee will forfeit his bonus for the year in which such a termination occurs.
(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be forfeited upon such a termination.
(4)	Reflects the payment owed pursuant to the CEO Separation Benefits Plan if the company determines, in its discretion, to extend the post-termination restrictive covenant period from 12 months to 24 months after his termination of employment.
(5)	Reflects that, in lieu of the employee’s base salary, the employee will receive a lump sum payment pursuant to the terms of the CEO Separation Benefits Plan, payable within 60 days of the date of termination.
(6)	Reflects that, in lieu of the employee’s bonus, the employee will receive a lump sum payment pursuant to the terms of the CEO Separation Benefits Plan payable within 60 days of the date of termination.
(7)	Reflects the sum of: (i) $7,500,000 and (ii) the employee’s Health Insurance Benefit.
(8)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the fifth anniversary of the date of termination. No value for the extension was included since Mr. Mittelstaedt does not currently hold any options.
(9)	Reflects the sum of: (i) $7,500,000, (ii) the employee’s Health Insurance Benefit, and (iii) the payment owed pursuant to the CEO Separation Benefits Plan if the company determines, in its discretion, to extend the post-termination restrictive covenant period from 12 months to 24 months after his termination of employment.
(10)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. Pursuant to our Third Amended and Restated 2004 Equity Incentive Plan, immediately upon a change in control, outstanding but unvested RSUs shall automatically vest in full, and the shares subject to those vested RSUs shall be issued.

Worthing F. Jackman, Executive Vice President and Chief Financial Officer

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Termination in Connection with Change in Control
Base Salary	$—	(1)	$—	(4)	$1,314,000	(8)	$—	(10)	$—	(4)	$—	(1)	$—	(10)
Bonus	—	(2)	—	(5)	328,500	(9)	—	(11)	—	(5)	—	(2)	—	(11)
Severance Payment	—		3,300,000	(6)	—		3,300,000	(12)	3,300,000	(6)	—		3,300,000	(12)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	2,498,385	(7)	2,498,385	(7)	2,498,385	(7)	2,498,385	(7)	—	(3)	2,498,385	(13)
TOTAL	$—		$5,798,385		$4,140,885		$5,798,385		$5,798,385		$—		$5,798,385

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.
(2)	Employee will forfeit his bonus for the year in which such a termination occurs.
(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be forfeited upon such a termination.
(4)	Reflects that, in lieu of the employee’s base salary, the employee will receive payments pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (6) for payment terms.
(5)	Reflects that, in lieu of the employee’s bonus, the employee will receive payments pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (6) for payment terms.
(6)	Reflects the amount the employee is entitled to receive pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. This amount will be paid as follows: one-third on date of termination and, provided employee has complied with the non-competition and non-solicitation provisions of the NEO Separation Benefits Plan, one-third on each of the first and second anniversaries of the date of termination.
(7)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the third anniversary of the date of termination. No value for the extension was included since Mr. Jackman does not currently hold any options.
(8)	Reflects base salary payable to the employee through the end of the term of the NEO Separation Benefits Plan, which is extended by one year on each anniversary of the NEO Separation Benefits Plan, thus extending the term to three years. The term of the NEO Separation Benefits Plan currently expires on February 12, 2017. See footnote (6) for payment terms.
(9)	Reflects the pro-rated portion of the target bonus available to the employee pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement for the year in which the termination occurs, which is 75% of his base salary at the time of termination. See footnote (6) for payment terms.
(10)	Reflects that, in lieu of the employee’s base salary, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (12) for payment terms.
(11)	Reflects that, in lieu of the employee’s bonus, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (12) for payment terms.
(12)	Reflects the lump sum amount the employee or his estate, as applicable, is entitled to receive pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. This amount will be paid within 60 days of the date of death or termination, as applicable.
(13)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. Pursuant to our Third Amended and Restated 2004 Equity Incentive Plan, immediately upon a change in control, outstanding but unvested RSUs shall automatically vest in full, and the shares subject to those vested RSUs shall be issued.

Steven F. Bouck, President

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Termination in Connection with Change in Control
Base Salary	$—	(1)	$—	(4)	$1,644,000	(8)	$—	(10)	$—	(4)	$—	(1)	$—	(10)
Bonus	—	(2)	—	(5)	411,000	(9)	—	(11)	—	(5)	—	(2)	—	(11)
Severance Payment	—		3,900,000	(6)	—		3,900,000	(12)	3,900,000	(6)	—		3,900,000	(12)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	2,861,997	(7)	2,861,997	(7)	2,861,997	(7)	2,861,997	(7)	—	(3)	2,861,997	(13)
TOTAL	$—		$6,761,997		$4,916,997		$6,761,997		$6,761,997		$—		$6,761,997

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.
(2)	Employee will forfeit his bonus for the year in which such a termination occurs.
(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be forfeited upon such a termination.
(4)	Reflects that, in lieu of the employee’s base salary, the employee will receive payments pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (6) for payment terms.
(5)	Reflects that, in lieu of the employee’s bonus, the employee will receive payments pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (6) for payment terms.
(6)	Reflects the amount the employee is entitled to receive pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. This amount will be paid as follows: one-third on date of termination and, provided employee has complied with the non-competition and non-solicitation provisions of the NEO Separation Benefits Plan, one-third on each of the first and second anniversaries of the date of termination.
(7)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the third anniversary of the date of termination. No value for the extension was included since Mr. Bouck does not currently hold any options.
(8)	Reflects base salary payable to the employee through the end of the term of the NEO Separation Benefits Plan, which is extended by one year on each anniversary of the NEO Separation Benefits Plan, thus extending the term to three years. The term of the NEO Separation Benefits Plan currently expires on February 12, 2017. See footnote (6) for payment terms.
(9)	Reflects the pro-rated portion of the target bonus available to the employee pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement for the year in which the termination occurs, which is 75% of his base salary at the time of termination. See footnote (6) for payment terms.
(10)	Reflects that, in lieu of the employee’s base salary, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (12) for payment terms.
(11)	Reflects that, in lieu of the employee’s bonus, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (12) for payment terms.
(12)	Reflects the lump sum amount the employee or his estate, as applicable, is entitled to receive pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. This amount will be paid within 60 days of the date of death or termination, as applicable.
(13)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. Pursuant to our Third Amended and Restated 2004 Equity Incentive Plan, immediately upon a change in control, outstanding but unvested RSUs shall automatically vest in full, and the shares subject to those vested RSUs shall be issued.

Darrell W. Chambliss, Executive Vice President and Chief Operating Officer

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Termination in Connection with Change in Control
Base Salary	$—	(1)	$—	(4)	$1,266,000	(8)	$—	(10)	$—	(4)	$—	(1)	$—	(10)
Bonus	—	(2)	—	(5)	316,500	(9)	—	(11)	—	(5)	—	(2)	—	(11)
Severance Payment	—		3,300,000	(6)	—		3,300,000	(12)	3,300,000	(6)	—		3,300,000	(12)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	2,361,910	(7)	2,361,910	(7)	2,361,910	(7)	2,361,910	(7)	—	(3)	2,361,910	(13)
TOTAL	$—		$5,661,910		$3,944,410		$5,661,910		$5,661,910		$—		$5,661,910

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.
(2)	Employee will forfeit his bonus for the year in which such a termination occurs.
(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be forfeited upon such a termination.
(4)	Reflects that, in lieu of the employee’s base salary, the employee will receive payments pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (6) for payment terms.
(5)	Reflects that, in lieu of the employee’s bonus, the employee will receive payments pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (6) for payment terms.
(6)	Reflects the amount the employee is entitled to receive pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. This amount will be paid as follows: one-third on date of termination and, provided employee has complied with the non-competition and non-solicitation provisions of the NEO Separation Benefits Plan, one-third on each of the first and second anniversaries of the date of termination.
(7)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the third anniversary of the date of termination. No value for the extension was included since Mr. Chambliss does not currently hold any options.
(8)	Reflects base salary payable to the employee through the end of the term of the NEO Separation Benefits Plan, which is extended by one year on each anniversary of the NEO Separation Benefits Plan, thus extending the term to three years. The term of the NEO Separation Benefits Plan currently expires on February 12, 2017. See footnote (6) for payment terms.
(9)	Reflects the pro-rated portion of the target bonus available to the employee pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement for the year in which the termination occurs, which is 75% of his base salary at the time of termination. See footnote (6) for payment terms.
(10)	Reflects that, in lieu of the employee’s base salary, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (12) for payment terms.
(11)	Reflects that, in lieu of the employee’s bonus, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (12) for payment terms.
(12)	Reflects the lump sum amount the employee or his estate, as applicable, is entitled to receive pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. This amount will be paid within 60 days of the date of death or termination, as applicable.
(13)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. Pursuant to our Third Amended and Restated 2004 Equity Incentive Plan, immediately upon a change in control, outstanding but unvested RSUs shall automatically vest in full, and the shares subject to those vested RSUs shall be issued.

James M. Little, Senior Vice President — Engineering and Disposal

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee		Change in Control(4)
Base Salary	$—	(1)	$—	(4)	$—	(4)	$—	(4)	$—	(1)	$—	(4)
Bonus	—	(2)	—		—		—		—	(2)	—
Severance Payment	—		335,000	(5)	—		—		—		335,000	(5)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	1,501,003	(6)	1,501,003	(6)	1,501,003	(6)	—	(3)	1,501,003	(6)
TOTAL	$—		$1,836,003		$1,501,003		$1,501,003		$—		$1,836,003

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.
(2)	Employee will forfeit his bonus for the year in which such a termination occurs.
(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be forfeited upon such a termination.
(4)	Reflects the employee’s base salary to the date of termination, which is assumed to have been paid in full for purposes of this table.
(5)	Reflects an amount equal to the greater of (a) the employee’s annual base salary for the remainder of the term of his employment agreement, and (b) the employee’s annual base salary for a period of one year, payable in a lump sum on the date of termination. The employee may elect to forfeit receipt of all or part of the lump sum described in the preceding sentence in exchange for payment by the company of all or part of the costs of the employee’s relocating to an area of his choice.
(6)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the third anniversary of the date of termination. No value for the extension was included since Mr. Little does not currently hold any options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 20, 2005, Namen Chambliss has held the position of Network Manager for the company. Mr. N. Chambliss is the brother of Darrell Chambliss, our Executive Vice President and Chief Operating Officer. Previously, Mr. N. Chambliss held the position of Systems Operations Supervisor for the Eastern Region, and was based in our regional office in Tennessee. The total salary and incentive compensation we paid to Mr. N. Chambliss in 2013 was $128,212. In addition, Mr. N. Chambliss had $29,586 of restricted stock units vest in 2013. In 2013, we granted Mr. N. Chambliss 739 restricted stock units. The units were granted on the same general terms and conditions as units granted to other employees at the same management level. As Network Manager, Mr. N. Chambliss’ annual salary is $111,000 as of January 22, 2014.

Since January 2, 2008, Michelle Little has held the position of Director of Accounting for the company. Mrs. Little is the spouse of James Little, our Senior Vice President – Engineering and Disposal. The total salary and incentive compensation we paid to Mrs. Little in 2013 was $232,385. In addition, Mrs. Little had $105,443 of restricted stock units vest in 2013. In 2013, we granted Mrs. Little 1,583 restricted stock units. The units were granted on the same general terms and conditions as units granted to other employees at the same management level. As Director of Accounting, Mrs. Little’s annual salary is $185,000 as of February 1, 2013.

Review, Approval or Ratification of Transactions with Related Persons

The charter of our Board of Directors’ Nominating and Corporate Governance Committee provides that among the Committee’s responsibilities is the review and approval of any material transaction between us and any of our directors or executive officers or any entity affiliated with such a person, including assessing whether the transaction is fair and in our interests, why we should enter into it with a related rather than an unrelated party, and whether public disclosure is required.

In addition, the Nominating and Corporate Governance Committee developed and the Board of Directors approved our Corporate Governance Guidelines and our Code of Conduct and Ethics, including a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, as required by Section 406 of the Sarbanes-Oxley Act. The Committee reviews the Guidelines and Code on an annual basis, or more frequently if appropriate, and recommends to the Board of Directors changes as necessary.

In addressing conflicts of interest, the Code provides that no officer, director or employee may be subject to influences, interests or relationships that conflict with the best interests of the company. It states that a conflict of interest exists when a person is in a position to influence a decision that may personally benefit that person or a person he or she is related to by blood or marriage as a result of the company’s business dealings. The Code provides that each officer, director and employee of the company must avoid any investment, interest or association that interferes or might interfere with that person’s independent exercise of judgment in the company’s best interests, and that service to the company should never be subordinated to personal gain or advantage.

In an effort to help avoid these and other conflicts of interest, the Code sets forth certain rules the company has adopted, including rules that prohibit: (a) officers, directors or any employees who buy or sell goods or services or have responsibility connected to buying and selling for or on behalf of the company and members of their respective families from having certain economic interests in business concerns that transact business with the company or are in competition with it; (b) officers, directors or employees or members of their respective families from giving or accepting certain gifts to or from any person soliciting or doing business with the company; (c) officers or employees of the company from serving as a director of any other company that is organized for profit without the written approval of the Nominating and Corporate Governance Committee; and (d) officers, directors or employees from having any material interest in a business that deprives the company of any business opportunity or is in any way detrimental to the company.

Each officer and director must report all actual or potential conflicts of interest to the Nominating and Corporate Governance Committee. Directors must also comply with the conflict provisions relating to directors set forth in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will resolve all conflicts of interest involving officers or directors. If a conflict involves a member of the Nominating and Corporate Governance Committee, that committee will resolve the conflict only if there are two disinterested directors remaining on that committee. Otherwise, the matter will be resolved by the entire Board of Directors. If a significant conflict exists involving a director that cannot be resolved and cannot be waived, the director must resign.

The Nominating and Corporate Governance Committee has the sole authority to waive provisions of our Code of Conduct and Ethics with respect to executive officers and directors in specific circumstances where it determines that such waiver is appropriate, subject to compliance with applicable laws and regulations. Any such waivers will be promptly disclosed to our stockholders to the extent required by applicable laws and regulations.

On August 30, 2013, Mr. Harlan was appointed to the board of directors of Travis Acquisition, LLC, the parent of Travis Body & Trailer, Inc., a private company from which Waste Connections has purchased, and expects to continue to purchase in the future, an immaterial amount of equipment. In connection with his appointment, Mr. Harlan made an equity investment in Travis Acquisition, LLC. On August 29, 2013, after due consideration of the immaterial nature of the potential conflicts of interest that may be presented by Mr. Harlan’s relationships with Travis Body & Trailer, Inc., the Nominating and Corporate Governance Committee of the Board of Directors of Waste Connections waived the application of Section 1 of Waste Connections’ Code of Conduct and Ethics with respect to Mr. Harlan’s service on the board of directors of Travis Acquisition, LLC and his ownership of an equity interest in Travis Acquisition, LLC, not to exceed 5%.

AUDIT COMMITTEE REPORT

The Audit Committee has prepared the following report for Waste Connections’ stockholders.

The Audit Committee, whose chairman is Mr. Harlan and whose other current members are Messrs. Razzouk and Davis, met five times in 2013. The Audit Committee operates under a written charter adopted by the Board of Directors.

Management is responsible for Waste Connections’ internal controls and the financial reporting process. The company’s independent registered public accounting firm is responsible for: (i) auditing the effectiveness of the company’s internal control over financial reporting based on its audit; and (ii) performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibilities are to review the company’s internal controls and the objectivity of its financial reporting, and to meet with appropriate financial personnel and the company’s independent registered public accounting firm in connection with these reviews. The Audit Committee also reviews the professional services provided by the company’s independent registered public accounting firm and reviews such other matters concerning Waste Connections’ accounting principles and financial and operating policies, controls and practices, its public financial reporting policies and practices, and the results of its annual audit as the Audit Committee may find appropriate or as may be brought to the Audit Committee’s attention.

In this context, the Audit Committee has met and held discussions with Waste Connections’ management and its independent registered public accounting firm. Management represented to the Audit Committee that Waste Connections’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board, or PCAOB, Auditing Standard No. 16 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm that firm’s independence and considered the compatibility of non-audit services with the auditors’ independence.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Waste Connections’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC.

This report is submitted on behalf of the Audit Committee.

Michael W. Harlan, Chairman
Robert H. Davis
William J. Razzouk

PROPOSAL 2 — APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP audited our consolidated financial statements for the fiscal year 2013. The Audit Committee of the Board of Directors requests that stockholders ratify its selection of PricewaterhouseCoopers LLP to serve as the company’s independent registered public accounting firm for the fiscal year 2014. We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Ratification by stockholders is not required by law, our Amended and Restated Certificate of Incorporation or our Third Amended and Restated Bylaws in order for the Audit Committee to appoint an independent registered public accounting firm, but the appointment is submitted to you by the Audit Committee in order to give stockholders a voice in the appointment of the company’s independent registered public accounting firm. If the stockholders should fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee would reconsider the appointment. Even if stockholders approve the appointment, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL
YEAR 2014.

The following table sets forth fees billed to the company for professional services rendered in 2013 and 2012 by PricewaterhouseCoopers LLP.

	2013	2012
Audit Fees	$1,288,880	$1,877,780
Audit-Related Fees	—	—
Tax Fees	—	200,855
All Other Fees	3,600	3,600
Total	$1,292,480	$2,082,235

Audit Fees consist of fees associated with both the audit of our consolidated financial statements and the audit of our internal control over financial reporting for fiscal years 2013 and 2012, review of the consolidated financial statements included in our quarterly reports on Form 10-Q, consents, assistance with review of documents filed with, or furnished to, the SEC, and accounting consultations, as well as out-of-pocket expenses incurred in the performance of audit services. For fiscal year 2012, the amount also includes fees for professional services rendered related to the issuance of comfort letters and for audit work related to the acquisition of R360 Environmental Solutions.

Tax Fees consist of fees associated with tax compliance, advice and planning in 2012, which principally included discussions regarding state income and excise taxes and various other tax-related consultations.

All Other Fees consist of a license fee for an online accounting and reporting research database.

The Audit Committee considers the services provided by PricewaterhouseCoopers LLP described under “Tax Fees” and “All Other Fees” to be compatible with PricewaterhouseCoopers LLP’s independence during the periods covered.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the chairman of the Audit Committee authority to approve permitted services, provided that the chairman reports all approvals to the Audit Committee at its next meeting. All of the fees described above under “Audit Fees”, “Tax Fees” and “All Other Fees” were approved by the Audit Committee.

PROPOSAL 3 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
(“SAY ON PAY”)

We are requesting our stockholders to provide advisory approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion set forth on pages 17 to 49 of this proxy statement. This non-binding advisory vote, commonly referred to as a “say-on-pay” vote, is not intended to address any specific item of compensation, but rather to address our overall approach to the compensation of our named executive officers described in this proxy statement. In 2013, our stockholders overwhelmingly approved our “say-on-pay” proposal, with more than 96% of the votes cast voting in favor of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN
THIS PROXY STATEMENT.

Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that, among other objectives, reflects company performance, job complexity and value of the position, while ensuring long-term retention, motivation and alignment with the long-term interests of our stockholders. We believe the compensation program for our named executive officers has been instrumental in helping Waste Connections achieve strong financial performance and total stockholder returns. The company’s TSR was 30.5% in 2013, the 10th consecutive year of positive TSR.

The following is a summary of some of the key points of our executive compensation program. We encourage you to carefully review the “Compensation Discussion and Analysis” beginning on page 17 of this proxy statement for additional details on Waste Connections’ executive compensation, including Waste Connections’ compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal 2013.

•	We emphasize pay-for-performance. We believe a significant portion of our executives’ compensation should be variable and at risk and tied to our measurable performance. The Compensation Committee has designed our executive compensation program so that total compensation is earned largely based on attaining multiple pre-established financial performance goals.
•	We believe that our compensation programs are strongly aligned with the long-term interests of our stockholders. We believe that equity awards serve to align the interests of our executive officers with those of our long-term stockholders by encouraging long-term performance. As such, equity awards are a key component of our executive compensation program.
•	We believe that we provide competitive pay opportunities that are intended to reflect best practices. The Compensation Committee periodically reviews our executive compensation program with the intent to provide competitive pay opportunities and reflect best practices. Subject to stockholder approval of the 2014 Plan (see “Proposal 4 — Approval of Adoption of 2014 Incentive Award Plan”), the Compensation Committee intends to: (i) introduce performance share units with multi-year performance-based metrics for vesting hurdles as an additional component of our equity-based compensation to further enhance the existing link between executive compensation and the company’s performance; and (ii) adjust our NEO equity compensation program to provide each NEO with a performance-based metric that must be met before an annual targeted restricted stock unit award, that is subject to a multi-year vesting period, may be earned.

•	We are committed to having strong governance standards with respect to our compensation program, procedures and practices. Pursuant to our commitment to strong governance standards, the Compensation Committee is comprised solely of independent directors. The Compensation Committee periodically retains an independent compensation consultant to provide it with advice and guidance on Waste Connections’ executive compensation program design and to evaluate our executive compensation. The Compensation Committee oversees and periodically assesses the risks associated with our company-wide compensation structure, policies and programs to determine whether such programs encourage excessive risk taking. We also have adopted stock ownership guidelines for our Board members and executive officers and anti-hedging/pledging policies.

We are asking you to indicate your support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Waste Connections, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 17 to 49 of this proxy statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers. Unless the Board of Directors modifies the determination on the frequency of future say-on-pay votes, the next say-on-pay vote will be held at the 2015 annual meeting of stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
PROPOSAL TO APPROVE THE ADVISORY RESOLUTION APPROVING THE COMPENSATION
OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 4 — APPROVAL OF ADOPTION OF THE 2014 INCENTIVE AWARD PLAN

Company Proposal

On January 28, 2014, our Board of Directors adopted the company’s 2014 Incentive Award Plan (the “2014 Plan”), subject to stockholder approval. We are asking you to approve the adoption of the 2014 Plan, including the authority to issue 3,250,000 shares of our common stock under the 2014 Plan. The material features of the 2014 Plan are described below. The 2014 Plan is intended to replace our existing Third Amended and Restated 2004 Equity Incentive Plan (the “2004 Plan”). If our stockholders approve the adoption of the 2014 Plan, no further awards will be made under the 2004 Plan, which is currently the only equity compensation plan for our employees. On March 18, 2014, the Compensation Committee approved our annual cash-based incentive bonus program under the 2014 Plan that is substantially similar to the program used in 2013, subject to stockholder approval of the 2014 Plan. Further, on March 18, 2014, the Compensation Committee approved grants of 2014 – 2016 PSUs (i.e., three-year performance-based restricted stock unit awards) under the 2014 Plan, subject to stockholder approval of the 2014 Plan (see “Compensation Discussion and Analysis — Equity-Based Compensation” for a more detailed description of such grants). Before the annual meeting, the company will not grant any further awards under the 2014 Plan. If stockholders do not approve the adoption of the 2014 Plan pursuant to this Proposal 4, we will not pay cash-based bonus compensation under the 2014 Plan and the 2014 – 2016 PSUs granted under the 2014 Plan will be terminated and forfeited.

Timing of Proposal

There are a number of reasons why we are seeking stockholder approval of the 2014 Plan at this time. The last time we sought stockholder approval of an amendment to our long-term equity incentive plan, which increased the maximum total number of authorized shares we might issue, was in 2010. At that time, we anticipated that the requested authorized share increase would be adequate to fund expected equity awards through 2013. In addition, since 2010, there have been several developments with respect to plan design and provisions, including governance-related best practices. Accordingly, the 2014 Plan updates certain provisions with the intent of being consistent with current best practices. Given the historic growth of the company, the Compensation Committee anticipates that the shares requested under the 2014 Plan should provide an adequate number of shares to fund expected awards under our equity compensation program over the next four to five years, accommodating anticipated grants related to the hiring, retention and promotion of employees and other service providers.

Adopting the 2014 Plan will make 3,250,000 shares of our common stock available for issuance, and no other shares from previously adopted equity incentive plans will be available for future awards. The 2014 Plan is designed to permit the company to make cash-based awards and equity-based awards intended to qualify as “performance-based compensation” under Section 162(m) of the IRC. Section 162(m) requires stockholder approval of performance measures every five years and, accordingly, the 2014 Plan is intended to also replace the Amended SMIP, the company’s cash-based bonus program, which was last approved in 2008. Furthermore, and as described below, the 2014 Plan is intended to facilitate our goal of transitioning toward a greater use of performance-based awards.

Why We Support the Proposal

The 2014 Plan is a significant element of our compensation philosophy and objectives.  The 2014 Plan governs awards of restricted stock units, restricted stock, performance shares or cash, non-qualified stock options and warrants to employees, officers, directors and consultants. The plan is designed to support our long-term business objectives in a manner consistent with our compensation philosophy and objectives, as described in the Compensation Discussion and Analysis beginning on page 17. The Board of Directors believes that by allowing us to continue to offer our employees, officers, directors and consultants equity-based compensation through the 2014 Plan, we will promote the following key objectives:

•	Attracting and retaining individuals with superior leadership ability and managerial talent by providing competitive compensation and rewarding outstanding performance;
•	Ensuring that the ultimate level of an award recipient’s compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders;

•	Providing an incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and
•	Creating an incentive for sustained growth.

Attracting and retaining a superior leadership and senior management team is one of our fundamental strategic imperatives. Our long-term equity compensation program for key employees has been a significant element of our compensation strategy. Equity-based awards and creating superior stockholder returns are valued by our equity award recipients. That sense of value, when coupled with multi-year vesting periods, serves to enhance retention and corporate culture, both of which are instrumental to the future success of the company and the long-term interests of our stockholders.

The 2014 Plan will be used for performance-based awards to our executive officers and certain other senior managers.  Since 2007, our only form of long-term equity compensation for our executives has been grants of restricted stock units. Those grants of restricted stock units have historically vested over four or more years. On March 18, 2014, the Compensation Committee approved grants of 2014 – 2016 PSUs, or performance-based restricted stock unit awards under the 2014 Plan, subject to stockholder approval of the 2014 Plan. We believe that including multi-year performance-based metrics for vesting hurdles as an additional component of our equity-based compensation will further enhance the existing link between executive compensation and the company’s performance. Subject to stockholder approval of the 2014 Plan, we also intend to adjust our executive equity compensation program to provide each executive with a performance-based metric that the company must meet before an annual targeted restricted stock unit award may be earned. Such grants will be subject to a multi-year vesting period.

Further, on March 18, 2014, the Compensation Committee approved our annual cash-based incentive bonus program under the 2014 Plan that is substantially similar to the program used in 2013, subject to stockholder approval of the 2014 Plan.

The 2014 Plan will be used to continue our successful long-term equity compensation program.  We believe that our track record demonstrates that our long-term equity compensation program works. We have low turnover among a senior management team that has produced strong performance for our stockholders. For the ten-year period ending December 31, 2013, our TSR, including stock appreciation and dividends, was approximately 300%. Our Compensation Committee maintains a goal of setting equity-based compensation awards over time such that the after-tax income statement impact resulting from company-wide equity-based compensation awards would not exceed approximately 5% to 6% of the company’s projected net income at that time. As shown below, this has resulted in a burn rate (all equity awards granted each year as a percentage of number of shares issued and outstanding at the end of that fiscal year) under our long-term equity compensation program that has remained consistently low, averaging 0.48% over the last two years and year-to-date 2014.

	2012	2013	2014(1)	3-year Average
Stock options granted	—	—	—	—
Warrants granted	71,978	0	0	23,993
Restricted stock granted	—	—	—	—
Restricted stock units granted	635,266	574,017	492,042	567,108
Total	707,244	574,017	492,042	591,101
Common stock issued and outstanding(2)	123,019,494	123,566,487	123,947,441	123,511,141
Burn rate	0.57%	0.46%	0.40%	0.48%

(1)	Calculated as of March 17, 2014. In 2012 and 2013, we granted approximately 97% of all the restricted stock unit awards granted in each year by the end of February.
(2)	Determined at year-end for 2012 and 2013 and at March 17, 2014, for 2014.

On March 17, 2014, the closing price of our common stock on the New York Stock Exchange was $43.76 per share.

In addition to considering the average burn rate discussed above in its determination to approve the 2014 Plan, we considered the likelihood that if we do not increase the shares available for issuance under our equity plans, then based on historical usage rates of shares under our equity plans, we would not have a sufficient number of shares available under our 2004 Plan to fund expected awards in 2015, and as such, we would lose an important compensation tool aligned with stockholder interests to attract, motivate and retain highly qualified talent.

In 2013, 2012 and 2011, our end of year overhang rate, calculated by dividing (i) the number of shares subject to equity awards outstanding at the end of the fiscal year plus the number of shares remaining available for issuance under our 2004 Plan by (ii) the number of our shares outstanding at the end of the fiscal year, was 2.2%, 2.8%, and 4.0%, respectively. If the 2014 Plan is approved, we expect our overhang at the end of 2014 will be approximately 3.8% (including the shares that will be reserved for issuance under the 2014 Plan). In light of the factors described above, we believe this number represents reasonable potential equity dilution dispersed over a multi-year period and provides a significant incentive for officers, employees, non-employee directors and consultants to increase the value of the company for all stockholders.

Furthermore, the Board of Directors unanimously adopted resolutions in 2014 approving the reduction of the shares available for future issuance under the 2004 Plan to zero, to be effected only if the stockholders approve the 2014 Plan at the annual meeting. In the event the stockholders approve the 2014 Plan at the annual meeting, no other shares from previously adopted equity incentive plans, including the 2004 Plan, will be available for future awards, and only the 3,250,000 shares authorized under the 2014 Plan will be available for future awards.

Governance-Related Provisions.  As highlighted below, we believe the 2014 Plan includes provisions that reflect our continuing commitment to governance measures and plan design features that serve our stockholders’ long-term interests. While many of these provisions were included in our 2004 Plan, we have updated and added provisions to the 2014 Plan. For these and the other reasons set forth herein, we are asking you to approve the 2014 Plan and thereby enable us to continue to implement our long-term equity compensation program. The 2014 Plan’s design reflects our commitment to strong corporate governance and the desire to preserve stockholder value as demonstrated by the following 2014 Plan features:

•	Independent Administrator. Our Compensation Committee, which is comprised solely of independent directors, is the plan administrator. The Board of Directors or Compensation Committee may delegate administrative powers to a committee of one or more members of the Board or one or more of our officers, but all determinations regarding awards to our executive officers must be made by the Compensation Committee or our Board of Directors, subject to certain limitations that may be imposed under Section 162(m) of the IRC, Section 16 of the Exchange Act and/or stock exchange rules, as applicable.
•	No Evergreen Feature. The 2014 Plan does not contain an “evergreen” provision that automatically increases the number of shares authorized for issuance under the Plan.
•	Repricing Prohibited. The 2014 Plan requires that stockholder approval be obtained for any repricing, exchange or buyout of underwater awards.
•	No Discount Awards; Maximum Term Specified. Stock options and stock appreciation rights must have an exercise price or base price no less than the closing price of our common stock on the date the award is granted and a term of no longer than ten years.
•	Per-Participant Limits on Awards. The 2014 Plan limits the size of awards that may be granted during any one year to any one participant.
•	Per-Director Limits on Awards. The 2014 Plan limits the size of awards that may be granted during any one year to any non-employee director.
•	Performance-Based Awards. The 2014 Plan permits the grant of performance-based stock and cash-incentive awards that are payable only upon the attainment of specified performance goals.
•	No Dividends on Performance-Based Awards unless and until Performance Goals are Met. The

2014 Plan prohibits the payment of dividends or dividend equivalents on performance-based awards unless and until such awards have vested following the Compensation Committee’s certification that the applicable performance goals for such awards have been met.
•	No Dividends on Stock Options or SARs. The 2014 Plan prohibits the payment of dividends or dividend equivalents on stock options or SARs.
•	Section 162(m). The 2014 Plan is designed to allow the company to grant awards under the 2014 Plan that may be intended to qualify as performance-based compensation under Section 162(m) of the IRC, including equity awards and incentive cash bonuses.
•	No Liberal Definition of Change in Control. The 2014 Plan’s definition of a change-in-control transaction provides that any award benefits triggered by such a change in control transaction are contingent upon the actual consummation of the transaction, not merely its approval by our Board of Directors or stockholders.
•	No Transfers for Value. Participants are not permitted to transfer awards for value under the 2014 Plan.
•	Right to Subject Awards to Clawback Policy. The Compensation Committee shall have the right to provide in an award agreement or otherwise, or to require a participant to agree by separate written or electronic instrument, that awards granted under the 2014 Plan and any proceeds or other economic benefit received by participants therefrom shall be subject to any clawback policy implemented by the company.
•	Stockholder Approval for Amendments. The 2014 Plan requires our Board of Directors to obtain stockholder approval before terminating, amending or modifying the 2014 Plan to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule.

Summary of the 2014 Incentive Award Plan

The following description of the 2014 Plan is qualified in its entirety by reference to the 2014 Plan itself, a copy of which is attached hereto as Appendix A. Stockholders can also obtain copies of the 2014 Plan by making a written request to the company’s Secretary.

Section 162(m).  Section 162(m) of the IRC generally limits the deductibility of compensation paid to certain executive officers of a publicly held corporation to $1.0 million in any taxable year of the corporation. Certain types of compensation, including “qualified performance-based compensation,” are exempt from this deduction limitation. In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the IRC generally requires that:

•	The compensation be paid solely upon account of the attainment of one or more pre-established objective performance goals;
•	The performance goals must be established by a compensation committee comprised of two or more “outside directors”;
•	The material terms of the performance goals must be disclosed to and approved by the stockholders; and
•	The compensation committee of “outside directors” must certify that the performance goals have indeed been met prior to payment.

For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goals may be based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goals. We believe that each of these aspects is discussed below, and stockholder approval of the 2014 Plan is intended to constitute approval of the material terms of the 2014 Plan for purposes of the stockholder approval requirements of Section 162(m). However, stockholder approval of the 2014 Plan is only one of several requirements under Section 162(m) that must be satisfied for amounts realized under the 2014 Plan to qualify for the “performance-based compensation” exemption under Section 162(m), and submission of the material terms of the 2014 Plan’s performance goals for stockholder approval should not be viewed as a guarantee that we will be able to deduct any or all compensation under the 2014 Plan. Nothing in this proposal precludes us or the Compensation Committee from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m).

Section 162(m) contains a special rule for stock options and SARs which provides that stock options and SARs will satisfy the qualified performance-based compensation exception if the awards are made by a qualifying compensation committee, the plan sets forth the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date. The 2014 Plan has been designed to permit a committee appointed by the Board of Directors, to grant stock options, SARs and other awards which may qualify as qualified performance-based compensation under Section 162(m) of the IRC.

Eligibility.  Awards under the 2014 Plan may be granted to individuals who are employees or consultants of the company or of a subsidiary of the company. Such awards also may be granted to non-employee directors of the company. Currently, there are approximately 6,500 employees, four non-employee directors and four consultants eligible to participate in the 2014 Plan.

Administration.  The 2014 Plan is administered by our Board of Directors with respect to awards to non-employee directors and by our Compensation Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers, subject to certain limitations that may be imposed under Section 162(m) of the IRC, Section 16 of the Exchange Act and/or stock exchange rules, as applicable. We refer to the body that administers the 2014 Plan as the “administrator.” The 2014 Plan provides that the administrator may delegate its authority to grant or amend awards to employees other than executive officers and certain senior managers of the company to a committee consisting of one or more members of our Board of Directors or one or more of our officers, other than awards made to our non-employee directors, which must be granted and administered by our full Board of Directors. Our Board of Directors may at any time remove the Compensation Committee as the administrator and revest in itself the authority to administer the 2014 Plan.

Subject to the terms and conditions of the 2014 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and to determine the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2014 Plan. The administrator is also authorized to establish, adopt or revise rules relating to administration of the 2014 Plan.

Limitation on Awards and Shares Available.  Under the 2014 Plan, 3,250,000 shares of our common stock will be reserved for issuance pursuant to a variety of stock-based compensation awards, including nonqualified stock options, warrants, restricted stock awards, restricted stock unit awards, performance awards, dividend equivalent awards, and stock payment awards.

The following provisions will be in effect for the share reserve under the 2014 Plan:

•	to the extent shares are tendered or withheld to satisfy the exercise price or tax withholding obligation with respect to options or warrants under the 2014 Plan, such tendered or withheld shares will not be available for future grants under the 2014 Plan;
•	shares purchased on the open market with the cash proceeds from the exercise of options or warrants will not be available for future grants under the 2014 Plan;
•	to the extent that shares of our common stock are repurchased by us prior to vesting so that shares are returned to us, such shares will be available for future grants under the 2014 Plan;
•	the payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2014 Plan;
•	awards granted under the 2014 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2014 Plan; and
•	shares available under the pre-existing plan of a company acquired by us or a subsidiary (as appropriately adjusted pursuant to the acquisition or combination) may be used for awards under the 2014 Plan and will not reduce the shares available for grant under the 2014 Plan, provided that such awards will not be made after the date awards could have been made under the terms of the pre-existing plan and that such awards will only be made to individuals who were not providing services to us or any of our subsidiaries before the acquisition or combination.

In addition, under the 2014 Plan, the following limitations apply to awards that may be granted during a calendar year:

•	the maximum aggregate number of shares of our common stock that may be subject to one or more awards granted to any one participant during any calendar year is 500,000;
•	the maximum aggregate number of shares of our common stock that may be subject to options granted to any one participant during any calendar year is 500,000;
•	the maximum aggregate number of shares of our common stock that may be subject to warrants granted to any one participant during any calendar year is 250,000;
•	the maximum aggregate amount of cash that may be paid to any one person during any calendar year with respect to one or more awards payable in cash is $7,500,000;
•	the maximum aggregate number of shares with respect to one or more awards that may be granted to a non-employee director is 25,000 shares.

Awards.  The 2014 Plan provides that the administrator may grant or issue nonqualified stock options, warrants, restricted stock awards, restricted stock unit awards, performance awards, dividend equivalent awards, stock payment awards or any combination thereof. Each award will be set forth in a separate agreement with the award recipient and will indicate the type, terms and conditions of the award.

•	Nonqualified Stock Options, or NSOs, and Warrants provide for the right to purchase shares of our common stock at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of both corporate and individual performance targets established by the administrator. NSOs and warrants may be granted for any term specified by the administrator that does not exceed ten years.
•	Restricted Stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock typically may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Purchasers of restricted stock will not be entitled to any dividends other than dividends paid in the form of the company’s stock.
•	Restricted Stock Units may be awarded to any eligible individual, without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, restricted stock units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Shares of stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

•	Dividend Equivalents represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the award. Dividend equivalents may be settled in cash or shares and at such times as determined by the Compensation Committee or Board of Directors, as applicable.
•	Stock Payments may be authorized by the administrator in the form of common stock, options or other rights to purchase common stock in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the employee, consultant or non-employee director. Stock payments may be based on any criteria determined by the administrator and may be subject to a vesting schedule or other conditions set by the administrator.
•	Performance Awards, including performance stock units, are denominated in shares of Common Stock or unit equivalent of shares of Common Stock and/or units of value, including dollar value of shares of Common Stock, and may be linked to any one or more performance criteria determined appropriate by the administrator, in each case on a specified date or dates or over any period or periods determined by the administrator. Any participant selected by the administrator may be granted a cash bonus payable upon the attainment of performance goals that are established by the administrator and relate to any one or more performance criteria determined appropriate by the administrator on a specified date or dates or over any period or periods determined by the administrator. Any performance award in the form of a cash bonus paid to a “covered employee” within the meaning of Section 162(m) of the IRC may be a performance-based award as described below.

Performance-based Awards.  The administrator may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the IRC, that are intended to be qualified performance-based compensation within the meaning of Section 162(m) of the IRC in an effort to preserve the deductibility of these awards for federal income tax purposes. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the administrator for the period are satisfied. With regard to a particular performance period, the administrator will have the discretion to select the length of the performance period, the type of performance-based awards to be granted and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the administrator may reduce or eliminate (but not increase) the award. Stock options and SARs granted under the 2014 Plan are intended to satisfy the exception for qualified performance-based compensation because the plan sets forth the maximum number of shares of Common Stock which may be subject to awards granted to any one participant during any calendar year, and the company intends that they will be made by a qualifying administrator and that the per share exercise price of options and SARs must be at least equal to the fair market value of a share of Common Stock on the date of grant.

Under the 2014 Plan, pre-established performance goals for awards intended to be performance-based compensation within the meaning of Section 162(m) of the IRC must be based on one or more of the following performance criteria: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes and (C) depreciation and amortization), expressed in dollars or as a percentage of revenues; (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, cash flow from operating activities and free cash flow); (vii) return on assets; (viii) return on invested capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit margin or operating margin; (xiii) costs; (xiv) expenses; (xv) working capital; (xvi) earnings per share; (xvii) adjusted earnings per share; (xviii) price per share; (xix) regulatory body approval for commercialization of a product; (xx) implementation or completion of critical projects; (xxi) market share; (xxii) economic value; (xxiii) gross profit; (xxiv) net cash provided by operating activities as a percentage of revenue; (xxv) customer satisfaction; (xxvi) safety performance; (xxvii) compound annual growth rate or (xxviii) total debt, interest expense, or total capital, any of which may be utilized in combination or measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices or to historic results. The 2014 Plan also permits the administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for qualified performance-based compensation.

Certain Transactions.  If there is a stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) that affects the shares of common stock (or other securities of the company) or the stock price of common stock (or other securities), then the administrator will make equitable adjustments to the number and kind of shares that may be issued under the 2014 Plan, the number and kind of shares subject to each outstanding award under the 2014 Plan, the number and kind of shares that may be issued by a single officer under the 2014 Plan, the terms and conditions of any outstanding awards, and the grant or exercise price of any outstanding awards under the 2014 Plan.

If there is any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of company assets to stockholders, or other unusual or nonrecurring transactions or events, the administrator may, in its discretion:

•	provide for the termination of any award in exchange for an amount of cash (if any) and/or other property equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights;
•	provide that any surviving corporation (or its parent or subsidiary) will assume awards outstanding under the 2014 Plan or will substitute similar awards for those outstanding under the 2014 Plan, with appropriate adjustment of the number and kind of shares and the prices of such awards;
•	make adjustments (i) in the number and type of shares of common stock (or other securities or property) subject to outstanding awards or in the number and type of shares of restricted stock or (ii) to the terms and conditions of (including the grant or exercise price) and the criteria included in, outstanding awards or future awards; or
•	provide that awards may be exercisable, payable or fully vested as to shares of common stock covered thereby.

If there is a nonreciprocal transaction between the company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the shares of common stock (or other securities of the company) or the stock price of common stock (or other securities) and causes a change in the per share value of the common stock underlying outstanding awards, then the administrator will make equitable adjustments to the number and type of securities subject to each outstanding award under the 2014 Plan and any other equitable adjustments the administrator deems appropriate to reflect such transaction.

Foreign Participants, Transferability, and Participant Payments.  The administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits and the individual award limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any clawback policy implemented by our company to the extent set forth in such clawback policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2014 Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to exercise price and purchase price obligations arising in connection with awards under the 2014 Plan, the administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Repricing.  The administrator cannot, without the approval of the stockholders of the company, authorize the amendment of any outstanding option or SAR to reduce its price per share, or cancel any option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares of Common Stock. Subject to adjustment of awards as described above, the administrator does have the authority, without the approval of the stockholders of the company, to amend any outstanding award to increase the price per share or to cancel and replace an award with the grant of an award having a price per share that is greater than or equal to the price per share of the original award.

Plan Amendment and Termination.  Our Board of Directors or the Compensation Committee may terminate, suspend, amend or modify the 2014 Plan at any time and from time to time. However, we must generally obtain stockholder approval to increase the number of shares available under the 2014 Plan (other than in connection with certain corporate events, as described above) or to “reprice” any stock option or warrant, or cancel any stock option or warrant in exchange for cash or another award when the option or warrant price per share exceeds the fair market value of the underlying share.

Federal Income Tax Consequences

The U.S. federal income tax consequences of the 2014 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2014 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or foreign tax consequences. Tax considerations may vary from locality to locality and depending on individual circumstances.

Section 409A of the IRC.  Certain types of awards under the 2014 Plan, including RSUs, may constitute, or provide for, a deferral of compensation subject to Section 409A of the IRC. Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the 2014 Plan and awards granted under the 2014 Plan will be structured and interpreted to comply with, or be exempt from, Section 409A of the IRC and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A. To the extent determined necessary or appropriate by the administrator, the 2014 Plan and applicable award agreements may be amended without award holder consent to exempt the applicable awards from Section 409A of the IRC or to comply with Section 409A.

Non-Qualified Stock Options.  For federal income tax purposes, if participants are granted non-qualified stock options under the 2014 Plan, participants generally will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, on exercise of non-qualified stock options, participants will recognize ordinary income, and the company will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the common stock on the date of exercise. The basis that participants have in shares of common stock, for purposes of determining their gain or loss on subsequent disposition of such shares of common stock generally, will be the fair market value of the shares of common stock on the date the participants exercise their options. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Warrants.  For federal income tax purposes, if participants are granted warrants under the 2014 Plan, participants generally will not have taxable income on the grant of the warrant, nor will we be entitled to any deduction. Generally, on exercise of warrants, participants will recognize ordinary income, and the company will be entitled to a deduction, in an amount equal to the difference between the warrant exercise price and the fair market value of the common stock on the date of exercise. The basis that participants have in shares of common stock, for purposes of determining their gain or loss on subsequent disposition of such shares of common stock generally, will be the fair market value of the shares of common stock on the date the participants exercise their options. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Restricted Stock.  For federal income tax purposes, the grantee generally will not have taxable income on the grant of restricted stock, nor will the company then be entitled to any deduction, unless the grantee makes a valid election under Section 83(b) of the IRC. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the grantee generally will recognize ordinary income, and the company will be entitled to a corresponding deduction, for an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse over the purchase price for the restricted stock.

Restricted Stock Units.  The grantee generally will not realize taxable income at the time of the grant of the RSUs, and the company will not be entitled to a deduction at that time. When an award is paid, whether in cash or common stock, the grantee will have ordinary income, and the company will be entitled to a corresponding deduction. RSUs may be subject to Section 409A of the IRC, and the failure of any RSU that is subject to Section 409A to comply with Section 409A may result in taxable income to the grantee upon vesting (rather than at such time as the award is paid). Furthermore, an additional 20% penalty tax may be imposed under Section 409A of the IRC, and certain interest penalties may apply.

Performance Awards.  The grantee generally will not realize taxable income at the time of the grant of the performance award, and the company will not be entitled to a deduction at that time. When the award is paid, whether in cash or common stock, the grantee will have ordinary income, and the company will be entitled to a corresponding deduction.

The grantee will generally recognize ordinary income at the time a performance cash-based bonus award is paid to the grantee. The company will be entitled to a tax deduction equal to the ordinary income, if any, realized by the participant.

Dividend Equivalents.  The grantee generally will not realize taxable income at the time of the grant of the dividend equivalents, and the company will not be entitled to a deduction at that time. When a dividend equivalent is paid, the grantee will recognize ordinary income, and the company will be entitled to a corresponding deduction.

Stock Payments.  If the grantee receives a stock payment in lieu of a cash payment that would otherwise have been made, he or she generally will be taxed as if the cash payment has been received, and the company will have a deduction in the same amount.

Section 162(m) of the IRC.  As described above, in general, under Section 162(m) of the IRC, income tax deductions of publicly held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1.0 million (less the amount of any “excess parachute payments” as defined in Section 280G of the IRC) in any taxable year of the corporation, subject to the exception for qualified performance-based compensation discussed above. The 2014 Plan has been designed to permit the administrator to grant stock options and performance-based awards which may be intended to qualify as “qualified performance-based compensation.”

New Plan Benefits

On March 18, 2014, the Compensation Committee approved our annual cash-based incentive bonus program under the 2014 Plan that is substantially similar to the program used in 2013, subject to stockholder approval of the 2014 Plan. Further, on March 18, 2014, the Compensation Committee approved grants of 2014 – 2016 PSUs, or performance-based restricted stock unit awards under the 2014 Plan, subject to stockholder approval of the 2014 Plan. The table below sets forth the currently determinable awards under the 2014 Plan that may be paid to the respective individual or group upon satisfaction of the performance goals established by the Compensation Committee for the cash-based incentive bonus program and the 2014 – 2016 PSUs for the three-year period ending December 31, 2016, assuming the applicable performance goals are achieved at target. At this time, we cannot predict actual performance or the extent to which performance goals will be achieved. If none of the performance targets are met, no payments will be made pursuant to our cash-based incentive bonus program under the 2014 Plan and none of the 2014 – 2016 PSUs granted under the 2014 Plan will vest. Other than the awards set forth below, no other awards have been granted under the 2014 Plan and the future benefits or amounts that would be received by the executive officers and groups named in the table below under the 2014 Plan are not determinable at this time.

Name and Position	Dollar Value of Target Cash- Based Incentive Bonus Program ($)(1)	Number of Units(2)	Dollar Value of Target Performance- Based Restricted Stock Unit Awards ($)(3)
Ronald J. Mittelstaedt	1,114,350	11,388	499,933
Chief Executive Officer and Chairman of the Board
Worthing F. Jackman	375,000	4,407	193,467
Executive Vice President and Chief Financial Officer
Steven F. Bouck	466,500	5,481	240,616
President
Darrell W. Chambliss	342,000	4,019	176,434
Executive Vice President and Chief Operating Officer
James M. Little	176,667	2,618	114,930
Senior Vice President – Engineering and Disposal
Executive Officer Group (15 participants)	3,567,684	43,909	1,927,605
Non-Executive Member of Board of Directors Group(4)	—	—	—
Non-Executive Officer Employee Group (8 participants)	882,480	10,808	474,471

(1)	Amount represents the target amount payable pursuant to the awards made under our 2014 cash-based incentive bonus program pursuant to the 2014 Plan. This amount would be paid to a participant upon achievement of the target level of performance under our 2014 cash-based incentive bonus program. NEO participants (other than Mr. Little) may be paid a greater or lesser percentage of their targeted cash-based incentive bonuses (from 200% to 0%) depending on whether the company’s performance is greater or less than 100% of the target. Mr. Little, the other members of the Executive Officer Group and the members of the Non-Executive Officer Employee Group may be paid a greater or lesser percentage of their targeted cash-based incentive bonuses (from 132.5% to 0%) depending, in conjunction with other goals, on whether the company’s performance is greater or less than 100% of the target.
(2)	Number represents the target number of units payable pursuant to 2014 – 2016 PSU grants under the 2014 Plan, which reflects 25% of each participant’s 2014 annual RSU grant. Each participant has the opportunity to earn up to 150% of the target number of shares subject to the 2014 – 2016 PSUs based on achievement of an ROIC goal and an EBITDA growth goal, each of which is weighted 50%.
(3)	Amount represents the target number of units payable pursuant to the 2014 – 2016 PSU grants, multiplied by the closing price of our common stock on the date of grant.
(4)	Although grants to our non-employee directors remain discretionary, under our current director compensation program, our non-employee directors receive annual equity grants in February of each year in the form of restricted stock units that have a dollar value in an amount equal to approximately $150,000 on the date of grant. In 2013, each of our non-employee directors received an annual equity grant of 4,522 restricted stock units, the grant date fair value of which equals $153,748.

Information regarding equity awards made to the company’s NEOs and directors in 2013 and held by such officers and directors as of December 31, 2013, is provided under the “Grants of Plan Based Awards in Fiscal Year 2013” and “Outstanding Equity Awards at 2013 Fiscal Year-End” tables and “Compensation of Directors for Fiscal Year 2013” table, respectively, located elsewhere in this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL
TO APPROVE THE ADOPTION OF THE 2014 INCENTIVE AWARD PLAN.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of reports on Forms 3, 4 and 5, and amendments to those reports, furnished to us during and with respect to fiscal year 2013 pursuant to Section 16 of the Exchange Act, and written representations from the executive officers and directors that no other reports were required, we believe that no executive officers, directors or beneficial owners of more than ten percent of a registered class of our equity securities were late in filing such reports during 2013, with the following exception: Mr. David Eddie filed one late report on Form 4 for the sale of shares in November 2013.

Stockholder Proposals for 2015 Annual Meeting of Stockholders

To be considered for inclusion in next year’s proxy materials, stockholder proposals must be in writing and be received by the Secretary of Waste Connections, at the address set forth on the first page of this proxy statement, no later than the close of business (Central Standard Time) on December 4, 2014. Stockholder proposals to be presented at the company’s 2015 Annual Meeting of Stockholders will be considered untimely, within the meaning of our Bylaws, unless received not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be received not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

Annual Report to Stockholders and Form 10-K

Our Annual Report on Form 10-K for the fiscal year 2013 filed with the SEC, and the exhibits filed with it, are available on the company’s web site at www.wasteconnections.com. Upon request by any stockholder to the company’s Secretary at the company’s address listed on the first page of this proxy statement, a copy of our 2013 Form 10-K, without exhibits, will be furnished without charge, and a copy of any or all exhibits to our 2013 Form 10-K will be furnished for a fee which will not exceed our reasonable expenses in furnishing the exhibits.

Other Business

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting of Stockholders. It is important that the proxies are submitted promptly and that your shares are represented. You are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or submit your proxy pursuant to instructions you receive from your bank or broker, by using the Internet or your telephone.

By Order of the Board of Directors,

Patrick J. Shea
Secretary

April 1, 2014

APPENDIX A

WASTE CONNECTIONS, INC.
2014 INCENTIVE AWARD PLAN

1.	PURPOSE.

The purpose of the Plan is to provide a means for the Company and any Subsidiary, through the grant of Nonqualified Stock Options, Warrants, Restricted Stock, Restricted Stock Unit awards, Performance Awards, Dividend Equivalent awards and Stock Payment awards to selected Employees (including officers), Directors and Consultants, to attract and retain persons of ability as Employees, Directors and Consultants, and to motivate such persons to exert their best efforts on behalf of the Company and any Subsidiary.

2.	DEFINITIONS.

(a) “Administrator” means the entity that conducts the general administration of the Plan as provided in Section 4. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 4(f), or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

(b) “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

(c) “Applicable Law” means any applicable law, including without limitation: (i) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (ii) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (iii) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

(d) “Award” means an Option, a Warrant, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award or a Stock Payment award, which may be awarded or granted under the Plan (collectively, “Awards”).

(e) “Award Agreement” means any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

(f) “Award Limit” means with respect to Awards that shall be payable in Shares or in cash, as the case may be, the respective limit set forth in Section 3(b).

(g) “Board” means the Company’s Board of Directors.

(h) “Change in Control” means:

(i) any reorganization, liquidation or consolidation of the Company, or any merger or other business combination of the Company with any other corporation, other than any such merger or other combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction;

(ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company;

(iii) a transaction or series of related transactions in which any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company’s outstanding voting securities (except that for purposes of this definition, “person” shall not include any person (or any person that controls, is controlled by or is under common control with such person) who as of the date of an Award Agreement owns ten percent (10%) or more of the total voting power represented by the outstanding voting securities of the Company, or a trustee or other fiduciary holding securities under any employee benefit plan of the Company, or a corporation that is owned directly or indirectly by the stockholders of the Company in substantially the same percentage as their ownership of the Company); or

(iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board shall cease for any reason to constitute at least one-half of the membership thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of the period.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any portion of an Award that provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (i), (ii), (iii) or (iv) with respect to such Award (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A. The Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.

(j) “Committee” means the Compensation Committee of the Board, or another committee or subcommittee of the Board or the Compensation Committee, appointed as provided in Section 4(a).

(k) “Company” means Waste Connections, Inc., a Delaware corporation.

(l) “Consultant” means any person, including an advisor, engaged by the Company or a Subsidiary to render consulting services and who is compensated for such services; provided, that such person qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement; and, provided, further, that the term “Consultant” shall not include Directors.

(m) “Continuous Status as an Employee, Director or Consultant” means the individual’s employment as an Employee or relationship as a Consultant is not interrupted or terminated, or, in the case of a Director who is not an Employee, the term means the Director remains a Director of the Company. The Board, in its sole discretion, may determine whether Continuous Status as an Employee, Director or Consultant shall be considered interrupted in the case of (i) any leave of absence approved by the Board, including sick leave, military leave or any other personal leave, or (ii) transfers between locations of the Company or between the Company and a Subsidiary or their successors.

(n) “Covered Employee” means any Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

(o) “Director” means a member of the Company’s Board.

(p) “Disability” means permanent and total disability within the meaning of Section 422(c)(6) of the Code.

(q) “Dividend Equivalent” means a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 11(b).

(r) “DRO” means a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

(s) “Effective Date” means the date the Plan is approved by the Board, subject to the approval of the Plan by the Company’s stockholders.

(t) “Eligible Individual” means any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Committee.

(u) “Employee” means any person employed by the Company or any Subsidiary of the Company. Any officer of the Company or a Subsidiary is an Employee. A Director is not an Employee unless he or she has an employment relationship with the Company or a Subsidiary in addition to being a Director. Service as a Consultant shall not be sufficient to constitute “employment” by the Company.

(v) “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Stock (or other securities) and causes a change in the per-share value of the Stock underlying outstanding Awards.

(w) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(x) “Fair Market Value” means, as of any date, the value of Stock determined as follows:

(i) If the Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, its Fair Market Value shall be the closing sales price for the Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the market trading day of the date of determination, or, if the date of determination is not a market trading day, the last market trading day prior to the date of determination, in each case as reported in The Wall Street Journal or such other sources as the Board deems reliable;

(ii) If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Stock on the market trading day of the date of determination, or, if the date of determination is not a market trading day, the last market trading day prior to the date of determination; or

(iii) In absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(y) “Non-Employee Director” means a Director of the Company who is not an Employee.

(z) “Nonqualified Stock Options” means Options that are not intended to qualify as incentive stock options within the meaning of Section 422 of the Code.

(aa) “Option Agreement” means a written certificate or agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan that apply to Options.

(bb) “Optionee” means an Employee, Director or Consultant who holds an outstanding Option.

(cc) “Options” means Nonqualified Stock Options.

(dd) “Participant” means a person who has been granted an Award.

(ee) “Performance Award” means a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 11(a).

(ff) “Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

(gg) “Performance Criteria” means the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(i) The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization), expressed in dollars or as a percent of revenues; (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, cash flow from operating activities and free cash flow); (vii) return on assets; (viii) return on invested capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit margin or operating margin; (xiii) costs; (xiv) expenses; (xv) working capital; (xvi) earnings per share; (xvii) adjusted earnings per share; (xviii) price per share; (xix) regulatory body approval for commercialization of a product; (xx) implementation or completion of critical projects; (xxi) market share; (xxii) economic value; (xxiii) gross profit; (xxiv) net cash provided by operating activities as a percentage of revenue; (xxv) customer satisfaction; (xxvi) safety performance; (xxvii) compound annual growth rate or (xxviii) total debt, interest expense, or total capital, any of which may be utilized in combination or measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices or to historic results.

(ii) The Administrator, in its sole discretion, may provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; (xix) items related to commodities prices and fuel costs; (xx) items related to organized labor efforts; (xxi) items related to relocation of corporate offices or (xxii) items relating to any other unusual or nonrecurring events or changes in Applicable Law, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

(hh) “Performance Goals” means, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual. The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to Applicable Accounting Standards.

(ii) “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, an Award.

(jj) “Performance Stock Unit” means a Performance Award awarded under Section 11(a) which is denominated in units of value including dollar value of Shares.

(kk) “Permitted Transferee” means, with respect to a Participant, any “family member” of the Participant, as defined in the instructions to Form S-8 under the Securities Act, after taking into account Applicable Law.

(ll) “Plan” means this 2014 Incentive Award Plan, as it may be amended and restated from time to time.

(mm) “Program” means any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

(nn) “Restricted Stock” means Stock awarded under the Plan in accordance with the terms and conditions set forth in Section 7.

(oo) “Restricted Stock Agreement” means a written certificate or Award Agreement between the Company and a Restricted Stock Participant evidencing a Restricted Stock Award. Each Restricted Stock Agreement shall be subject to the terms and conditions of the Plan that apply to Restricted Stock.

(pp) “Restricted Stock Award” means shares of Restricted Stock awarded pursuant to the terms and conditions of the Plan.

(qq) “Restricted Stock Unit” means a contractual right to receive Stock under the Plan upon the attainment of designated performance milestones or the completion of a specified period of employment or service with the Company or any Subsidiary or upon a specified date or dates following the attainment of such milestones or the completion of such service period.

(rr) “Restricted Stock Unit Agreement” means a written agreement between the Company and a Restricted Stock Unit Participant evidencing a Restricted Stock Unit Award. Each Restricted Stock Unit Agreement shall be subject to the terms and conditions of the Plan that apply to Restricted Stock Units.

(ss) “Restricted Stock Unit Award” means an award of Restricted Stock Units made pursuant to the terms and conditions of the Plan.

(tt) “Restriction Period” means a time period, which may or may not be based on Performance Goals and/or the satisfaction of vesting provisions (which may depend on the Continuous Status as an Employee, Director or Consultant of the applicable Restricted Stock Participant), that applies to, and is established or specified by the Administrator at the time of, each Restricted Stock Award.

(uu) “Rule 16b-3” means Rule 16b-3 under the Exchange Act or any successor to Rule 16b-3, as amended from time to time.

(vv) “Securities Act” means the Securities Act of 1933, as amended.

(ww) “Shares” means shares of Stock.

(xx) “Stock” means the Common Stock of the Company.

(yy) “Stock Payment” means (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 11.

(zz) “Substitute Award” means an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Warrant.

(aaa) “Subsidiary” means any corporation that at the time an Award is granted under the Plan qualifies as a subsidiary of the Company under the definition of “subsidiary corporation” contained in Section 424(f) of the Code, or any similar provision hereafter enacted.

(bbb) “Warrant” means the warrants awarded under the Plan in accordance with the terms and conditions set forth in Section 6.

(ccc) “Warrant Agreement” means a written certificate or agreement between the Company and a Participant evidencing the terms and conditions of an individual Warrant grant. Each Warrant Agreement shall be subject to the terms and conditions of the Plan that apply to Warrants.

3.	SHARES SUBJECT TO THE PLAN.

(a) Stock Available for Awards.

(i) Subject to Sections 3(a)(ii) and 11(a), the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is 3,250,000.

(ii) Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3(a)(i) and shall not be available for future grants of Awards: (A) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option or purchase price of a Warrant; (B) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; and (C) Shares purchased on the open market with the cash proceeds from the exercise of Options or Warrants. Any Shares repurchased by the Company under Section 7(b) at the same price paid by the Participant so that such Shares are returned to the Company shall again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan.

(iii) Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

(b) Annual Award Limit.  Notwithstanding any provision in the Plan to the contrary, and subject to Section 12, the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any calendar year shall be 500,000, the maximum aggregate number of Shares with respect to Options that may be granted to any one person during any calendar year shall be 500,000, the maximum aggregate number of Shares with respect to Warrants that may be granted to any one person during any calendar year shall be 250,000 and the maximum aggregate amount of cash that may be paid in cash to any one person during any calendar year with respect to one or more Awards payable in cash shall be $7,500,000. Notwithstanding the foregoing and subject to Section 12, the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any Non-Employee Director during any calendar year shall be 25,000 Shares.

(c) Stock Distributed.  Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

4.	ADMINISTRATION.

(a) Administrator.  The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3 of the Exchange Act, and with respect to Awards that are intended to be Performance-Based Compensation, including Options or Warrants, then the Committee (or another committee or subcommittee of the Board assuming the functions of the Committee under the Plan) shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule and an “outside director” for purposes of Section 162(m) of the Code. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee (or another committee or subcommittee of the Board assuming the functions of the Committee under the Plan) shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 4(a) or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the terms “Administrator” and “Committee” as used in the Plan shall be deemed to refer to the Board and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 4(f).

(b) Duties and Powers of Committee.  It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, the Program and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement; provided that the rights or obligations of the Participant that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Participant is obtained or such amendment is otherwise permitted under Section 9(k) or Section 17(h). Any such grant or award under the Plan need not be the same with respect to each Participant. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or Section 162(m) of the Code, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

(c) Action by the Committee.  Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

(d) Authority of Administrator.  Subject to the Company’s Bylaws, the Committee’s Charter and any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(i) Designate Eligible Individuals to receive Awards;

(ii) Determine the type or types of Awards to be granted to each Eligible Individual;

(iii) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(iv) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price, any Performance Criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(v) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(vi) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(vii) Decide all other matters that must be determined in connection with an Award;

(viii) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(ix) Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

(x) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

(xi) Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 12.

(e) Decisions Binding.  The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all parties.

(f) Delegation of Authority.  To the extent permitted by Applicable Law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Section 4; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code and other Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 4(f) shall serve in such capacity at the pleasure of the Board and the Committee.

(g) Modification of Terms and Conditions through Employment or Consulting Agreements.  Notwithstanding the provisions of any Award Agreement, any modifications to the terms and conditions of any Award permitted by Section 4(b) with respect to any Employee or Consultant may be effected by including the modification in an employment or consulting agreement between the Company or a Subsidiary and the Participant.

5.	TERMS AND CONDITIONS OF OPTIONS.

Each Option granted shall be evidenced by an Option Agreement in substantially the form as may be approved by the Administrator. Each Option Agreement shall include the following terms and conditions and such other terms and conditions as the Administrator may deem appropriate:

(a) Option Term.  Each Option Agreement shall specify the term for which the Option thereunder is granted and shall provide that such Option shall expire at the end of such term. The Administrator may extend such term; provided that the term of any Option, including any such extensions, shall not exceed ten years from the date of grant.

(b) Exercise Price.  Each Option Agreement shall specify the exercise price per share, as determined by the Administrator at the time the Option is granted, which exercise price shall in no event be less than the Fair Market Value per share on the date of grant.

(c) Vesting.  Each Option Agreement shall specify when it is exercisable. The total number of Shares subject to an Option may, but need not, be allotted in periodic installments (which may, but need not, be equal). An Option Agreement may provide that from time to time during each of such installment periods, the

Option may become exercisable (“vest”) with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period or any prior period as to which the Option shall have become vested but shall not have been fully exercised. An Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Administrator deems appropriate.

(d) Company’s Repurchase Right on Option Shares.  Each Option Agreement may, but is not required to, include provisions whereby the Company shall have the right to repurchase any and all shares acquired by an Optionee on exercise of any Option granted under the Plan, at such price and on such other terms and conditions as the Administrator may approve and as may be set forth in the Option Agreement. Such right shall be exercisable by the Company after termination of an Optionee’s Continuous Status as an Employee, Director or Consultant, whenever such termination may occur and whether such termination is voluntary or involuntary, with cause or without cause, without regard to the reason therefor, if any.

(e) Substitute Awards.  Notwithstanding the foregoing provisions of this Section 5 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the Shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

6.	TERMS AND CONDITIONS OF WARRANTS.

Each Warrant granted shall be evidenced by a Warrant Agreement in substantially the form as may be approved by the Administrator. Each Warrant Agreement shall include the following terms and conditions and such other terms and conditions as the Administrator may deem appropriate:

(a) Warrant Term.  Each Warrant Agreement shall specify the term for which the Warrant thereunder is granted and shall provide that such Warrant shall expire at the end of such term. The Administrator may extend such term; provided that the term of any Warrant, including any such extensions, shall not exceed ten years from the date of grant.

(b) Exercise Price.  Each Warrant Agreement shall specify the purchase price per share, as determined by the Administrator at the time the Warrant is granted, which purchase price shall in no event be less than the Fair Market Value per share on the date of grant.

(c) Vesting.  Each Warrant Agreement shall specify when it is exercisable. The total number of Shares subject to a Warrant may, but need not, be allotted in periodic installments (which may, but need not, be equal). A Warrant Agreement may provide that from time to time during each of such installment periods, the Warrant may become exercisable (“vest”) with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period or any prior period as to which the Warrant shall have become vested but shall not have been fully exercised. A Warrant may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Administrator deems appropriate.

(d) Company’s Repurchase Right on Warrant Shares.  Each Warrant Agreement may, but is not required to, include provisions whereby the Company shall have the right to repurchase any and all shares acquired by a Participant on exercise of any Warrant granted under the Plan, at such price and on such other terms and conditions as the Administrator may approve and as may be set forth in the Warrant Agreement. Such right shall be exercisable by the Company after termination of a Participant’s Continuous Status as an Employee, Director or Consultant, whenever such termination may occur and whether such termination is voluntary or involuntary, with cause or without cause, without regard to the reason therefor, if any.

(e) Substitute Awards.  Notwithstanding the foregoing provisions of this Section 6 to the contrary, in the case of a Warrant that is a Substitute Award, the price per share of the Shares subject to such Warrant may be less than the Fair Market Value per share on the date of grant; provided that the excess of: (a) the aggregate

Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.

7.	TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS.

(a) Restricted Stock Award Agreement.  Each Restricted Stock Award shall be evidenced by a Restricted Stock Agreement in substantially the form as may be approved by the Administrator. Each Restricted Stock Agreement shall be executed by the Company and the Restricted Stock Participant to whom such Restricted Stock Award has been granted, unless the Restricted Stock Agreement provides otherwise; two or more Restricted Stock Awards granted to a single Restricted Stock Participant may, however, be combined in a single Restricted Stock Agreement. A Restricted Stock Agreement shall not be a precondition to the granting of a Restricted Stock Award; no person shall have any rights under any Restricted Stock Award, however, unless and until the Restricted Stock Participant to whom the Restricted Stock Award shall have been granted (i) shall have executed and delivered to the Company a Restricted Stock Agreement or other instrument evidencing the Restricted Stock Award, unless such Restricted Stock Agreement provides otherwise, (ii) has satisfied the applicable federal, state, local and/or foreign income and employment withholding tax liability with respect to the Shares which vest or become issuable under the Restricted Stock Award, and (iii) has otherwise complied with the applicable terms and conditions of the Restricted Stock Award.

(b) Restricted Stock Awards Subject to Plan.  All Restricted Stock Awards under the Plan shall be subject to all the applicable provisions of the Plan, including the following terms and conditions, and to such other terms and conditions not inconsistent therewith, as the Administrator shall determine and which are set forth in the applicable Restricted Stock Agreement.

(i) The Restricted Stock subject to a Restricted Stock Award shall entitle the Restricted Stock Participant to receive shares of Restricted Stock, which vest over the Restriction Period. The Administrator shall have the discretionary authority to authorize Restricted Stock Awards and determine the restrictions or Restriction Period for each such Award. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Participant’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

(ii) Subject to the terms and restrictions of this Section 7 or the applicable Restricted Stock Agreement or as otherwise determined by the Administrator, upon delivery of Restricted Stock to a Restricted Stock Participant, or upon creation of a book entry evidencing a Restricted Stock Participant’s ownership of shares of Restricted Stock, pursuant to Section 7(e), the Restricted Stock Participant shall have all of the rights of a stockholder with respect to such shares.

(c) Cash Payment.  The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

(d) Forfeiture of Restricted Stock.  If, during the Restriction Period, the Restricted Stock Participant’s Continuous Status as an Employee, Director or Consultant terminates for any reason, all of such Restricted Stock Participant’s shares of Restricted Stock as to which the Restriction Period has not yet expired shall be forfeited and revert to the Plan, unless the Administrator has provided otherwise in the Restricted Stock Agreement or in an employment or consulting agreement with the Restricted Stock Participant, or the

Administrator, in its discretion, otherwise determines to waive such forfeiture. If a price was paid by the Participant for the Restricted Stock, if the Restricted Stock Participant’s Continuous Status as an Employee, Director or Consultant terminates for any reason during the applicable restriction period, the Company shall have the right to repurchase from the Participant the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Participant for such Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide that upon certain events, including a Change in Control, the Participant’s death, retirement or disability or any other specified termination of Continuous Status as an Employee, Director or Consultant or any other event, the Participant’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

(e) Receipt of Stock Certificates.  Each Restricted Stock Participant who receives a Restricted Stock Award shall be issued one or more stock certificates in respect of such shares of Restricted Stock. Any such stock certificates for shares of Restricted Stock shall be registered in the name of the Restricted Stock Participant but shall be appropriately legended and returned to the Company or its agent by the recipient, together with a stock power or other appropriate instrument of transfer, endorsed in blank by the recipient. Notwithstanding anything in the foregoing to the contrary, in lieu of the issuance of certificates for any shares of Restricted Stock during the applicable Restriction Period, a “book entry” (i.e., a computerized or manual entry) may be made in the records of the Company, or its designated agent, as the Administrator, in its discretion, may deem appropriate, to evidence the ownership of such shares of Restricted Stock in the name of the applicable Restricted Stock Participant. Such records of the Company or such agent shall, absent manifest error, be binding on all Restricted Stock Participants hereunder. The holding of shares of Restricted Stock by the Company or its agent, or the use of book entries to evidence the ownership of shares of Restricted Stock, in accordance with this Section 7(e), shall not affect the rights of Restricted Stock Participants as owners of their shares of Restricted Stock, nor affect the Restriction Period applicable to such shares under the Plan or the Restricted Stock Agreement.

(f) Dividends.  A Restricted Stock Participant who holds outstanding shares of Restricted Stock shall not be entitled to any dividends paid thereon, other than dividends in the form of the Company’s stock. In addition, with respect to a share of Restricted Stock with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Restricted Stock Participant to the extent that the performance-based vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

(g) Expiration of Restriction Period.  Upon a Restricted Stock Participant’s shares of Restricted Stock becoming free of the foregoing restrictions, the Company shall, subject to Sections 9(j), 9(k) and 9(m), deliver stock certificates evidencing such Stock to such Restricted Stock Participant. Such certificates shall be freely transferable, subject to any market black-out periods which may be imposed by the Company from time to time or insider trading policies to which the Restricted Stock Participant may at the time be subject.

(h) Section 83(b) Election.  If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

(i) Substitution of Restricted Stock Awards.  The Administrator may accept the surrender of outstanding shares of Restricted Stock (to the extent that the Restriction Period or other restrictions applicable to such shares have not yet lapsed) and grant new Restricted Stock Awards in substitution for such Restricted Stock.

8.	TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARDS.

(a) Restricted Stock Unit Award Agreement.  Each Restricted Stock Unit Award shall be evidenced by a Restricted Stock Unit Agreement in substantially the form or forms as may be approved by the Administrator. Each Restricted Stock Unit Agreement shall be executed by the Company and the Restricted Stock Unit Participant to whom such Restricted Stock Unit Award has been granted, unless the Restricted Stock Unit Agreement provides otherwise; two or more Restricted Stock Unit Awards granted to a single Restricted Stock

Unit Participant may, however, be combined in a single Restricted Stock Unit Agreement. A Restricted Stock Unit Agreement shall not be a precondition to the granting of a Restricted Stock Unit Award; however, no person shall be entitled to receive any Shares pursuant to a Restricted Stock Unit Award unless and until the Restricted Stock Unit Participant to whom the Restricted Stock Unit Award shall have been granted (i) shall have executed and delivered to the Company a Restricted Stock Unit Agreement or other instrument evidencing the Restricted Stock Unit Award, unless such Restricted Stock Unit Agreement provides otherwise, (ii) has satisfied the applicable federal, state, local and/or foreign income and employment withholding tax liability with respect to the Shares which vest or become issuable under the Restricted Stock Unit Award and (iii) has otherwise complied with all the other applicable terms and conditions of the Restricted Stock Unit Award.

(b) Restricted Stock Unit Awards Subject to Plan.  All Restricted Stock Unit Awards under the Plan shall be subject to all the applicable provisions of the Plan, including the following terms and conditions, and to such other terms and conditions not inconsistent therewith, as the Administrator shall determine and which are set forth in the applicable Restricted Stock Unit Agreement.

(i) The Restricted Stock Units subject to a Restricted Stock Unit Award shall entitle the Restricted Stock Unit Participant to receive the Shares underlying those Restricted Stock Units upon the attainment of designated performance goals, including but not limited to one or more Performance Criteria, Company performance, individual performance, the satisfaction of specified employment or service requirements, upon the expiration of a designated time period following the attainment of such goals or the satisfaction of the applicable service period or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator. The Administrator may alternatively provide the Restricted Stock Unit Participant with the right to elect the issue date or dates for the Shares which vest under his or her Restricted Stock Unit Award. The issuance of vested shares under the Restricted Stock Unit Award may be deferred to a date following the termination of the Restricted Stock Unit Participant’s employment or service with the Company and its Subsidiaries.

(ii) At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Participant (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, set forth in any applicable Award Agreement, and subject to compliance with Section 409A of the Code, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the applicable portion of the Restricted Stock Unit vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the maturity date, the Company shall, subject to Section 9(j)(v), transfer to the Participant one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.

(iii) The Restricted Stock Unit Participant shall not have any stockholder rights with respect to the Shares subject to his or her Restricted Stock Unit Award until that Award vests and the Shares are actually issued thereunder. However, Dividend Equivalents with respect to a Restricted Stock Unit award may, in the sole discretion of the Administrator, be paid or credited, either in cash or in actual or phantom Shares, on one or more outstanding Restricted Stock Units, subject to such terms and conditions as the Administrator may deem appropriate; provided, however, that Dividend Equivalents with respect to a Restricted Stock Unit award with performance-based vesting that are based on dividends paid prior to the vesting of such Restricted Stock Unit award shall only be paid out to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied and such Restricted Stock Unit award vests.

(iv) An outstanding Restricted Stock Unit Award shall automatically terminate, and no Shares shall actually be issued in satisfaction of that Award, if the performance goals or service requirements established for such Award are not attained or satisfied. The Administrator, however, shall have the discretionary authority to issue vested Shares under one or more outstanding Restricted Stock Unit Awards as to which the designated performance goals or service requirements have not been attained or satisfied, subject to the requirements of Section 162(m) of the Code as to an Award that is intended to qualify as Performance-Based Compensation.

(v) Service requirements for the vesting of Restricted Stock Unit Awards may include service as an Employee, Consultant or Non-Employee Director.

(c) No Cash Payment.  Restricted Stock Unit Awards shall not require any cash payment from the Restricted Stock Unit Participant to whom such Restricted Stock Unit Award is made, either at the time such Award is made or at the time any Shares become issuable under that Award. However, the issuance of such shares shall be subject to the Restricted Stock Unit Participant’s satisfaction of all applicable federal, state, local and/or foreign income and employment withholding taxes.

(d) Forfeiture of Restricted Stock Units.  If the Restricted Stock Unit Participant’s Continuous Status as an Employee, Director or Consultant terminates for any reason, all of the Restricted Stock Units subject to his or her outstanding Restricted Stock Unit Awards shall, to the extent not vested at that time, be forfeited, and no Shares shall be issued pursuant to those forfeited Restricted Stock Units, unless the Administrator has provided in the Restricted Stock Unit Agreement or in an employment or consulting agreement with the Restricted Stock Unit Participant that no such forfeiture shall occur, or the Administrator, in its sole discretion, otherwise determines to waive such forfeiture.

(e) Issuance of Stock Certificates.  Each Restricted Stock Unit Participant who becomes entitled to an issuance of Shares following the vesting of his or her Restricted Stock Unit Award shall, subject to Sections 9(j), 9(k) and 9(m), be issued one or more stock certificates for those shares. Subject to such Sections 9(j), 9(k) and 9(m), each such stock certificate shall be registered in the name of the Restricted Stock Unit Participant and shall be freely transferable, subject to any market black-out periods which may be imposed by the Company from time to time or insider trading policies to which the Restricted Stock Unit Participant may at the time be subject.

(f) No Rights as a Stockholder.  Unless otherwise determined by the Administrator, a Participant of Restricted Stock Units shall possess no incidents of ownership with respect to the Shares represented by such Restricted Stock Units, unless and until such Shares are transferred to the Participant pursuant to the terms of this Plan and the Award Agreement.

9.	GRANTING OF AWARDS AND CONDITIONS ON EXERCISE OF OPTIONS AND WARRANTS AND ISSUANCE OF SHARES.

(a) Participation.  The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except as provided in Section 9(f) regarding the grant of Awards pursuant to the Non-Employee Director Equity Compensation Policy, no Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

(b) Award Agreement.  Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award, which may include the term of the Award, the provisions applicable in the event of the Participant’s termination of Continuous Status as an Employee, Director or Consultant, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award. Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code.

(c) Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

(d) At-Will Employment; Voluntary Participation.  Neither this Plan nor any Awards shall confer on any Participant or other person: (i) any rights or claims under the Plan except in accordance with the provisions of the Plan and the applicable Program or Award Agreement; (ii) any right with respect to continuation of employment by the Company or any Subsidiary or engagement as a Consultant or Director, nor shall they interfere in any way with the right of the Company or any Subsidiary that employs or engages a Participant to terminate that person’s employment or engagement at any time with or without cause; (iii) any right to be selected to participate in the Plan or to be granted an Award; or (iv) any right to receive any bonus, whether payable in cash or in Stock, or in any combination thereof, from the Company or its subsidiaries, nor be construed as limiting in any way the right of the Company or its subsidiaries to determine, in its sole discretion, whether or not it shall pay any employee or consultant bonus, and, if so paid, the amount thereof and the manner of such payment.

(e) Foreign Holders.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3(a) and 3(b); and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

(f) Non-Employee Director Awards.  The Administrator, in its sole discretion, may provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written nondiscretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its sole discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its sole discretion.

(g) Stand-Alone and Tandem Awards.  Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

(h) Payment.  The Administrator shall determine the methods by which payments by any Participant with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator in its sole discretion. The

Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

(i) Transferability of Awards.

(i) Except as otherwise provided in Section 9(i)(ii) and 9(i)(iii):

(A) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(B) No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 9(i)(i)(A); and

(C) During the lifetime of the Participant, only the Participant may exercise an Award (or any portion thereof) granted to such Participant under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-applicable laws of descent and distribution.

(ii) Notwithstanding Section 9(i)(i), the Administrator, in its sole discretion, may determine to permit a Participant to transfer an Award to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution or pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award); (iii) the Participant and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer and (iv) any transfer of an Award to a Permitted Transferee shall be without consideration, except as required by Applicable Law.

(iii) Notwithstanding Section 9(i)(i), a Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Participant, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as the Participant’s beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse or domestic partner. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time; provided that the change or revocation is filed with the Administrator prior to the Participant’s death.

(j) Conditions to Issuance of Shares.

(i) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Participant make such reasonable covenants, agreements and representations as the Board or the Committee, in its sole discretion, deems advisable in order to comply with Applicable Law.

(ii) All share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares.

(iii) The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(iv) No fractional Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(v) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

(k) Forfeiture and Claw-Back Provisions.  Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in an Award Agreement or otherwise, or to require a Participant to agree by separate written or electronic instrument, that:

(i) Any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, shall be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (x) a termination of Continuous Status as an Employee, Director or Consultant occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (y) the Participant at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (z) the Participant incurs a termination of Continuous Status as an Employee, Director or Consultant for “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Participant); and

(ii) All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

(l) Prohibition on Repricing.  Subject to Section 12, the Administrator shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Warrant to reduce its exercise or purchase price per share, or (ii) cancel any Option or Warrant in exchange for cash or another Award when the Option or Warrant exercise or purchase price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 12, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the exercise or purchase price per share or to cancel and replace an Award with the grant of an Award having an exercise or purchase price per share that is greater than or equal to the price per share of the original Award. Furthermore, for purposes of this Section 9(l), except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise or purchase price per share of outstanding Options or Warrants or cancel outstanding Options or Warrants in exchange for cash, other Awards, Options or Warrants with an exercise or purchase price per share that is less than the exercise or purchase price per share of the original Options or Warrants without the approval of the stockholders of the Company.

(m) Investment Representations.  The Company may require any Participant, or any person to whom an Award is transferred, as a condition of exercising such Award, to (A) give written assurances satisfactory to the Company as to such person’s knowledge and experience in financial and business matters or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option or Warrant or receiving such Stock, and (B) to give written assurances satisfactory to the Company stating that such person is acquiring the Stock for such person’s own account and not with any present intention of selling or otherwise distributing the Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall not apply if (1) the issuance of the Stock has been registered under a then currently effective registration statement under the Securities Act, or (2) counsel for the Company determines as to any particular requirement that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, with the advice of its counsel, place such legends on stock certificates issued under the Plan as the Company deems necessary or appropriate to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Stock.

10.	PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS PERFORMANCE-BASED COMPENSATION.

(a) Purpose.  The Committee, in its sole discretion, may determine at the time an Award is granted or at any time thereafter whether such Award is intended to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant such an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation (other than an Option or Warrant), then the provisions of this Section 10 shall control over any contrary provision contained in the Plan. The Administrator, in its sole discretion, may grant Awards to other Eligible Individuals that are based on Performance Criteria or Performance Goals or any such other criteria and goals as the Administrator shall establish, but that do not satisfy the requirements of this Section 10 and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Committee at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.

(b) Applicability.  The grant of an Award to an Eligible Individual for a particular Performance Period shall not require the grant of an Award to such Eligible Individual in any subsequent Performance Period and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period.

(c) Types of Awards.  Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to an Eligible Individual intended to qualify as Performance-Based Compensation, including, without limitation, Restricted Stock the restrictions with respect to which lapse upon the attainment of specified Performance Goals, Restricted Stock Units that vest and become payable upon the attainment of specified Performance Goals and any Performance Awards described in Section 11 that vest or become exercisable or payable upon the attainment of one or more specified Performance Goals.

(d) Procedures with Respect to Performance-Based Awards.  To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted to one or more Eligible Individuals which is intended to qualify as Performance-Based Compensation, no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Eligible Individuals, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

(e) Payment of Performance-Based Awards.  Unless otherwise provided in the applicable Program or Award Agreement and only to the extent otherwise permitted by Section 162(m) of the Code, as to an Award that is intended to qualify as Performance-Based Compensation, the Participant must be employed by the Company or a Subsidiary throughout the Performance Period. Unless otherwise provided in the applicable Performance Goals, Program or Award Agreement, a Participant shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such period are achieved.

(f) Additional Limitations.  Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan and the applicable Program and Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

11.	AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK PAYMENTS.

(a) Performance Awards.

(i) The Administrator is authorized to grant Performance Awards, including Awards of Performance Stock Units, to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation. The value of Performance Awards, including Performance Stock Units, may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods and in such amounts as may be determined by the Administrator. Performance Awards, including Performance Stock Unit awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator.

(ii) Without limiting Section 11(a)(i), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to a Participant which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Section 10.

(b) Dividend Equivalents.

(i) Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates with respect to dividends with record dates that occur during the period between the date an Award is granted to a Participant and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests.

(ii) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Warrants.

(c) Stock Payments.  The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of Shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Subsidiary, determined by the Administrator. Shares underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator shall not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Participant of a Stock Payment shall have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the Participant. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

(d) Term.  The term of a Performance Award, Dividend Equivalent award and/or a Stock Payment award shall be established by the Administrator in its sole discretion.

(e) Purchase Price. The Administrator may establish the purchase price of a Performance Award or Shares distributed as a Stock Payment award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

(f) Termination of Continuous Status as an Employee, Director or Consultant.  A Performance Award, Stock Payment award and/or a Dividend Equivalent award is distributable only while the Participant is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion, may provide that the Performance Award, Dividend Equivalent award and/or Stock Payment award may be distributed subsequent to a termination of Continuous Status as an Employee, Director or Consultant in certain events, including a Change in Control, the Participant’s death, retirement or disability or any other specified termination of Continuous Status as an Employee, Director or Consultant.

12.	ADJUSTMENTS ON CERTAIN EVENTS.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to: (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3(a) and 3(b) on the maximum number and kind of Shares which may be issued under the Plan, and adjustments of the Award Limit); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the number and kind of Shares (or other securities or property) that may be issued by a single officer under the Plan; (iv) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (v) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b) In the event of any transaction or event described in Section 12(a) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator, in its sole discretion, having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of Shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Section 12(a) and 12(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii) The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3(a) and 3(b) on the maximum number and kind of Shares which may be issued under the Plan, and adjustments of the Award Limit). The adjustments provided under this Section 12(c) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(d) The Administrator, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(e) With respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 12 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify. No adjustment or action described in this Section 12 or in any other provision of the

Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(f) The existence of the Plan, the Program, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(g) No action shall be taken under this Section 12 which shall cause an Award to fail to be exempt from or comply with Section 409A of the Code or the Treasury Regulations thereunder.

(h) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Administrator, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

(i) No Effect on Powers of Board or Stockholders.  The existence of the Plan and any Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any of its subsidiaries, any merger or consolidation of the Company or a subsidiary of the Company, any issue of debt, preferred or prior preference stock ahead of or affecting Stock, the authorization or issuance of additional Shares, the dissolution or liquidation of the Company or its subsidiaries, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

(j) Fractional Shares.  All calculations under this Section 12 shall be, in the case of exercise price, rounded up to the nearest cent or, in the case of shares, rounded down to the nearest one-hundredth of a share, but in no event shall the Company be obligated to issue any fractional share.

(k) Uniformity of Actions Not Required.  Any actions or determinations by the Board under this Section 12 need not be uniform as to all outstanding Awards, and need not treat all Participants identically.

13.	TAX WITHHOLDING OBLIGATIONS.

(a) Tax Withholding.  The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of the Plan. The Administrator, in its sole discretion and in satisfaction of the foregoing requirement, may withhold, or allow a Participant to elect to have the Company withhold, Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Warrant exercise involving the sale of Shares to pay the Option or Warrant exercise price or any tax withholding obligation.

14.	AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a) Amendment, Termination or Suspension of Plan.  Except as otherwise provided in this Section 14(a), the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 12, (i) increase the limits imposed in Section 3(a) on the maximum number of Shares which may be issued under the Plan, (ii) reduce the price per share of any outstanding Option or Warrant granted under the Plan or take any action prohibited under Section 9(l), or (iii) cancel any Option or Warrant in exchange for cash or another Award when the Option or Warrant price per share exceeds the Fair Market Value of the underlying Shares. Except as provided in Section 9(k) and Section 17(h), no amendment, suspension or termination of the Plan shall, without the consent of the Participant, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.

(b) Amendment of Awards.  The Board may amend the terms of any Award previously granted, including any Award Agreement, retroactively or prospectively, but no such amendment shall materially impair the previously accrued rights of any Participant with respect to any such Award without his or her written consent.

15.	COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT.

So long as a class of the Company’s equity securities is registered under Section 12 of the Exchange Act, the Company intends that the Plan shall comply in all respects with Rule 16b-3. If during such time any provision of this Plan is found not to be in compliance with Rule 16b-3, that provision shall be deemed to have been amended or deleted as and to the extent necessary to comply with Rule 16b-3, and the remaining provisions of the Plan shall continue in full force and effect without change. All transactions under the Plan during such time shall be executed in accordance with the requirements of Section 16 of the Exchange Act and the applicable regulations promulgated thereunder.

16.	LIMITATION OF LIABILITY AND INDEMNIFICATION.

(a) Contractual Liability Limitation.  Any liability of the Company or its subsidiaries to any Participant with respect to any Award shall be based solely on contractual obligations created by the Plan and the Award Agreements outstanding thereunder.

(b) Indemnification.  In addition to such other rights of indemnification as they may have as Directors or officers, Directors and officers to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

17.	MISCELLANEOUS

(a) Approval of Plan by Stockholders.  The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval; provided that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no Shares shall be issued pursuant thereto prior to the time when the Plan is approved by the stockholders; and provided, further, that if such approval has not been obtained at the end of said twelve (12) month period, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

(b) No Stockholders Rights.  Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record owner of such Shares.

(c) Paperless Administration.  In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

(d) Acceptance of Terms and Conditions of Plan.  By accepting any benefit under the Plan, each Participant and each person claiming under or through such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Company, the Board or the Committee, in any case in accordance with the terms and conditions of the Plan.

(e) No Effect on Other Arrangements.  Neither the adoption of the Plan nor anything contained herein shall affect any other compensation or incentive plans or arrangements of the Company or its subsidiaries, or prevent or limit the right of the Company or any subsidiary to establish any other forms of incentives or compensation for their Employees, Directors or Consultants or grant or assume restricted stock or other rights otherwise than under the Plan. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

(f) Compliance with Laws.  The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

(g) Governing Law.  The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to such state’s conflict of law provisions, and, in any event, except as superseded by applicable Federal law.

(h) Section 409A.  To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

(i) No Rights to Awards.  No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

(j) Unfunded Status of Awards.  The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

(k) Relationship to other Benefits.  No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

(l) Expenses.  The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

Directions to Waste Connections' Corporate Headquarters

3 Waterway Square Place, Suite 110
The Woodlands, TX 77380

Dallas
Woodlands Mall
N
3 Waterway Square Pl
INTERSTATE
45
Lake Robbins Drive
Parking
Garage
Woodloch Ct
Waterway Ave
Woodloch Forest Drive
Interstate 45 North Frwy
Waterway Square Place
Timberloch Place
Woodlands Parkway
S
Houston

Directions coming from the North on I-45

Take I-45 South to **Exit 76**
Turn *RIGHT* onto **Lake Robbins Drive**
Turn *LEFT* on **Woodloch Forest Drive**

Directions coming from the South on I-45

Take I-45 North to **Exit 76B**
Follow Woodlands Parkway and stay in right lane exiting
Turn *RIGHT* at **Woodloch Forest Drive**

PROXY

WASTE CONNECTIONS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Friday, May 16, 2014
10:00 A.M., Central Daylight Time

WASTE CONNECTIONS, INC.
3 Waterway Square Place, Suite 110
The Woodlands, Texas 77380

Waste Connections, Inc. 3 Waterway Square Place, Suite 110 The Woodlands, Texas 77380	Proxy

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on May 16, 2014.

The undersigned holder of Common Stock of Waste Connections, Inc. (“WCI”) acknowledges receipt of WCI’s Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 1, 2014, and Annual Report to Stockholders for the fiscal year 2013. The undersigned revokes all prior proxies and appoints Ronald J. Mittelstaedt and Worthing F. Jackman, and each of them, individually and with full powers of substitution and resubstitution, proxies for the undersigned to vote all shares of WCI Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on Friday, May 16, 2014, at 10:00 a.m., Central Daylight Time, at WCI’s corporate headquarters, 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380, and any adjournment thereof, as designated on the reverse side of this Proxy Card.

THIS PROXY WILL BE VOTED ACCORDING TO THE SPECIFICATIONS YOU MAKE ON THE REVERSE SIDE. IF YOU DO NOT MAKE SPECIFICATIONS ON THE REVERSE SIDE BUT YOU DO SIGN AND DATE THIS PROXY CARD, THIS PROXY WILL BE VOTED “FOR” THE NOMINEE IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4, EACH OF WHICH IS REFERRED TO ON THE REVERSE SIDE. IN EITHER CASE, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

Please detach here

The Board of Directors Unanimously Recommends a Vote “FOR” the nominee in Proposal 1, and “FOR” Proposals 2, 3 and 4.

1.	Election of Director — Robert H. Davis.

☐ For	☐ Against	☐ Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

☐ For	☐ Against	☐ Abstain

3. Approval on a non-binding, advisory basis of the compensation of our named executive officers as disclosed in the proxy statement (“say on pay”).

☐ For	☐ Against	☐ Abstain

4. Approval of Adoption of 2014 Incentive Award Plan.

☐ For	☐ Against	☐ Abstain

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE NOMINEE IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4.

Address Change? Mark Box   ☐   Indicate changes below:

If you plan to attend the Annual Meeting of Stockholders, please mark the following box. ☐

Date:            , 2014

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If the shares of common stock represented by the proxy are held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.